Exhibit (b)(1)

DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG NEW YORK BRANCH 60 Wall Street New York, New York 10005	UBS AG, STAMFORD BRANCH 600 Washington Boulevard Stamford, Connecticut 06901	UBS SECURITIES LLC 1285 Avenue of the Americas New York, New York 10019	Wells Fargo Bank, N.A. 100 Park Avenue Suite 1400 New York, New York 10017

CONFIDENTIAL

November 6, 2018

PVKG Merger Sub, Inc.

c/o CVC Advisors (U.S.), Inc.

712 Fifth Avenue, 43rd Floor

New York, New York 10019

Attention:         Adil Seetal and Emma Barrier

Project Viking

$250 million Senior Secured ABL Facility

$925 million Senior Secured First Lien Term Loan Facility

$75 million Senior Secured Delayed Draw Term Loan Facility

$350 million Senior Secured Second Lien Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

PVKG Merger Sub, Inc., an entity organized under the laws of the State of Delaware (“you” or “Acquisition Sub”), formed at the direction of CVC Advisors (U.S.), Inc. (together with its affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by CVC Advisors (U.S.), Inc. or any of its affiliates and any subsidiaries of such affiliates, funds, partnerships or other co-investment vehicles (but excluding, in each case, Holdings (as defined below) and its subsidiaries and any portfolio companies in which such funds, partnerships or other co-investment vehicles hold an investment), “CVC” or the “Sponsor”), has advised Wells Fargo Bank, National Association (“Wells Fargo”), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY”) and UBS AG, Stamford Branch (“UBS”) and UBS Securities LLC (“UBS Securities” together with Wells Fargo, DBSI, DBNY and UBS, each an “Initial Commitment Party” and together with each Additional Arranger appointed in accordance with the provisions of Section 2 below, the “Commitment Parties”) that you intend to acquire, directly or indirectly, the company previously identified to us and code named “Viking” (the “Company”) and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto.

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1. Commitments.

In connection with the Transactions, Wells Fargo (in such capacity, an “Initial ABL Lender”) hereby commits to provide 100% of the $250.0 million ABL Facility on the terms set forth in the Summary of Principal Terms and Conditions attached as Exhibit B hereto (the “ABL Term Sheet”). In connection with the Transactions, each of DBNY and UBS (in such capacity, an “Initial Term Lender”, and together with each Additional Arranger appointed in accordance with the provisions of Section 2 below, the “Initial Term Lenders”) (the Initial ABL Lender and Initial Term Lenders, each an “Initial Lender”) hereby, severally and not jointly, commits to provide 50% and 50%, respectively, of each of (a) $925.0 million Initial First Lien Facility (as such amount may be reduced as a result of the Initial Term Loan Reduction (if any) or, at the option of Acquisition Sub, be increased to fund any “OID,” upfront fees or similar amounts in respect of First Lien Facilities in connection with the Flex Provisions (as defined in the Term Fee Letter (as defined below))) on the terms set forth in the Summary of Principal Terms and Conditions attached as Exhibit C hereto (the “First Lien Term Sheet”), (b) $75 million Delayed Draw Term Loan Facility on terms set forth in the First Lien Term Sheet and (c) $350.0 million Second Lien Facility (as such amount may be reduced as a result of the Second Lien Reduction (if any) or, at the option of Acquisition Sub, be increased to fund any “OID,” upfront fees or similar amounts in respect of the Second Lien Facility in connection with the Flex Provisions (as defined in the Term Fee Letter)) on the terms set forth in the Summary of Principal Terms and Conditions attached as Exhibit D, hereto (the “Second Lien Term Sheet” and together with the ABL Term Sheet and First Lien Term Sheet, each, a “Term Sheet” and collectively, the “Term Sheets”), and in each case subject only to the satisfaction or waiver by the Lead Arrangers of the conditions set forth in Section 6 of this letter (together with the Exhibits hereto, the “Commitment Letter”).

2. Titles and Roles.

It is agreed that (a) Wells Fargo will act as a lead arranger and bookrunner for the ABL Facility (Wells Fargo in such capacity, “ABL Lead Arranger”), (b) Wells Fargo Commercial Distribution Finance, LLC (or such other affiliate of, and designated by, Wells Fargo) will act as sole administrative agent and collateral agent (in such capacities, the “ABL Administrative Agent”) for the ABL Facility, (c) DBSI and UBS Securities, together with each Additional Arranger appointed in accordance with the provisions of this Section 2, will act as a lead arranger and bookrunner for each of the Term Facilities (DBSI and UBS Securities, in such capacities, “Term Loan Lead Arrangers” and, together with the ABL Lead Arranger, the “Lead Arrangers”; provided that term Lead Arrangers as used herein shall mean the ABL Lead Arranger with respect to the ABL Facility or the Term Lead Arrangers with respect to the Term Facilities, as the context may require), (d) DBNY will act as sole administrative agent and collateral agent (in such capacities, the “First Lien Administrative Agent”) for the First Lien Facilities and (e) UBS will act as sole administrative agent (in such capacity, the “Second Lien Administrative Agent” and, together with the ABL Administrative Agent and the First Lien Administrative Agent, the “Administrative Agents”) for the Second Lien Facility. It is further agreed that DBSI will have “left side” designation and will appear on the top left of the cover page of any marketing materials in respect of all of the First Lien Facilities, and will hold the roles and responsibilities conventionally

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associated with such “left” placement. It is further agreed that UBS Securities will have “immediate right” designation and will appear on the right of DBSI on the cover page of any marketing materials in respect of all of the First Lien Facilities, and will hold the roles and responsibilities conventionally associated with such “immediate right” placement. It is further agreed that UBS Securities will have “left side” designation and will appear on the top left of the cover page of any marketing materials in respect of the Second Lien Facility, and will hold the roles and responsibilities conventionally associated with such “left” placement. It is further agreed that DBSI will have “immediate right” designation and will appear on the right of UBS Securities on the cover page of any marketing materials in respect of the Second Lien Facility, and will hold the roles and responsibilities conventionally associated with such “immediate right” placement. It is further agreed that Wells Fargo will have “left side” designation and will appear on the top left of the cover page of any marketing materials in respect of the ABL Facility, and will hold the roles and responsibilities conventionally associated with such “left” placement. You may, within ten (10) business days after the date of your acceptance of this Commitment Letter, appoint, one or more entities as additional agents, co-agents, lead arrangers, joint bookrunners or managers (any such agent, co-agent, lead arranger, joint bookrunner or manager, an “Additional Arranger”) or confer other titles in respect of any Term Facility, in a manner and with economics determined by you (it being understood that, to the extent you appoint an Additional Arranger or confer other titles in respect of any Term Facility, the economics allocated to, and the commitment amounts of, the Lead Arrangers on the date hereof in respect of such Term Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Arranger (or its affiliate), in each case, upon the execution by such Additional Arranger of customary joinder documentation (which may be in the form of an amendment and restatement of the Commitment Letter) and, thereafter, each such Additional Arranger shall constitute a “Lead Arranger”, in respect of such Term Facility, under this Commitment Letter and under the Term Fee Letter (as defined below)); provided that, (i) each Additional Arranger shall assume a portion of the commitment of the Initial Commitment Party under each Term Facility on a pro rata basis, (ii) in no event shall any Additional Arranger receive more economics than the Term Lead Arranger on the date hereof with respect to the Term Facilities and (iii) the aggregate economics allocated to all such Additional Arrangers under the Term Facilities will not exceed 40% of the aggregate economics in respect of the Term Facilities payable to the Term Lead Arrangers). Your rights in the immediately preceding sentence is referred to herein as the “Designation Right.”

It is agreed that, except as contemplated above, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and the applicable Lead Arrangers on the date hereof shall so agree, except with respect to titles as provided under the section entitled “Syndication Agent and Documentation Agent” in each of Exhibits B, C and D hereto.

3. Syndication.

In connection with the above, the applicable Lead Arrangers reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the commitments of the Initial Lenders under the Facilities hereunder to a group of banks, financial institutions and other institutional lenders identified by the applicable Lead Arrangers in consultation with you and reasonably acceptable to the applicable Lead Arrangers and you (your

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consent not to be unreasonably withheld, delayed or conditioned) including, without limitation, any relationship lenders designated by you and reasonably acceptable to the applicable Lead Arrangers (together with the Initial Lenders, the “Lenders”); provided that the Commitment Parties will not syndicate, participate to or otherwise assign any of their respective commitments to (i) competitors of the Company or any of its subsidiaries that are identified by you in writing to the Lead Arrangers on the date hereof on or prior to the Closing Date or to the applicable Administrative Agent after the Closing Date, (ii) certain banks, financial institutions, other institutional lenders and investors and other entities that are identified by you in writing to the Lead Arrangers on the date hereof on or prior to the date hereof or (iii) any affiliate of any person identified in clause (i) or (ii) that is reasonably identifiable as such on the basis of such affiliate’s name or otherwise identified in writing by the Borrower from time to time (other than any such affiliate of any person identified in clause (i) above that is a bank, financial institution or fund (other than a Disqualified Institution (as defined below) under clause (ii)) that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (A) make investment decisions or (B) have access to non-public information relating to the Company or any person that forms part of the Company’s business (including its subsidiaries)) (all such competitors, banks, financial institutions and other entities referred to in clauses (i) through (iii), the “Disqualified Institutions”) and no Disqualified Institution may become a Lender or have any commitment or right (including a participation right, but only to the extent that the Lenders have received or had made available to them a list of Disqualified Institutions prior to the execution of such participation right) with respect to any loans under the Facilities; provided that any such Disqualified Institutions identified after the date hereof shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in a Facility as to that assignment or participation. Notwithstanding the applicable Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto (except for assignments to Additional Arrangers pursuant to Section 2 above, in respect of the amount allocated to such Additional Arrangers), the Commitment Parties will not be relieved, released or novated from their obligations hereunder (including their obligation to fund the Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under any of the Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including their commitments in respect thereof, until after the initial funding under the Facilities has occurred, except with respect to the Designation Rights contemplated by Section 2 above, no assignment or novation will become effective with respect to all or any portion of the Commitment Parties’ commitments in respect of the Facilities until the initial funding of the Facilities has occurred, unless you otherwise agree in writing, the Commitment Parties will retain exclusive control over all rights and obligations with respect to their commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Facilities has occurred; provided that, notwithstanding any other provisions of the Fee Letters and this Commitment Letter, the Lead Arrangers and Commitment Parties shall (i) permit any Debt Fund Affiliate (as defined in Exhibit B) or other Affiliated Lender (as defined in Exhibit B) (the “Sponsor Related Funds”) to purchase, pursuant to any order placed by any such Sponsor Related Funds on or prior to the date of allocation of the applicable First Lien Facility and Second Lien Facility, up to 10% of the such Term Facilities on the same terms as offered to other parties in the applicable syndication (the “Preferential Allocation”) and (ii) not be entitled to receive the portion of the commitment, underwriting, arrangement, funding and conversion fees that relate to the debt (after

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taking into account any portion of the arrangement or other fees that the Commitment Parties have paid to Lenders in connection with the syndication of the applicable Facility) that such Sponsor Related Funds have placed an order to purchase (and, if already paid, will rebate such portion of the applicable fees as provided below) (such portion of the applicable fee as may be retained or rebated by the last sentence of this paragraph, the “Preferential Allocation-Related Fee Amount”). It is understood and agreed that all of such Preferential Allocation-Related Fee Amount shall be retained by you (or to the extent such Preferential Allocation-Related Fee Amounts are otherwise paid on the Closing Date, shall be rebated to you). In addition, with respect to the Preferential Allocation, nothing in this Commitment Letter, the Fee Letters or otherwise shall constitute an express or implied agreement or understanding that any Sponsor Related Fund will purchase any Facility.

We agree that the Commitment Parties’ commitments hereunder are several, not joint, and not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event will the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities (including on the Closing Date). The applicable Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter and, as part of such syndication efforts, it is the applicable Lead Arrangers’ intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). It is understood and agreed by the parties hereto that each of the Facilities may be separately syndicated. Until the earlier of (a) the date on which a Successful ABL Syndication (in the case of the ABL Facility) or a Successful Syndication (in the case of the Term Facilities) (as defined in the Fee Letters, as applicable, referred to below) is achieved and (b) the date that is thirty (30) days after the Closing Date, as applicable (each such earlier date, the “Syndication Date”), you agree to assist the applicable Lead Arrangers in completing a timely syndication that is reasonably satisfactory to the applicable Lead Arrangers and you. Such assistance will be limited to, upon request of the applicable Lead Arrangers (and with respect to any matters set forth below relating to the Company or any of its subsidiaries, such assistance shall be subject to any applicable limitation on your rights set forth in the Acquisition Agreement), (i) your using commercially reasonable efforts to ensure that any syndication efforts benefit from the Sponsor’s existing lending and investment banking relationships and, to the extent practical and appropriate, the Company’s existing banking relationships, (ii) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of Acquisition Sub, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange for contact between appropriate members of senior management of the Company, on the one hand, and the proposed lenders, on the other hand), in all such cases at times to be mutually agreed, (iii) your assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of a customary confidential information memorandum (the “Information Memorandum”) for each of the Facilities and other customary marketing materials to be used in connection with the syndication of the Facilities, (iv) your using commercially reasonable efforts to obtain, at your expense, prior to or concurrently with the launch of general syndication of the Term Facilities, public ratings (but not specific ratings) for the Initial First Lien Facility and Second Lien Facility from each of S&P Global Ratings (together with any successor thereto, “S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating (but not a specific rating) and a public corporate family rating (but not a specific rating) in respect of the Borrower after giving effect to the Transactions from each of S&P

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and Moody’s, (v) the hosting, with the applicable Lead Arrangers, of a reasonable number (to be mutually agreed) of meetings or conference calls with prospective Lenders (limited to one in person general “bank meeting”) at reasonable times and locations to be mutually agreed and upon reasonable advance notice, (vi) using commercially reasonable efforts to assist the ABL Administrative Agent and its designees to obtain inventory appraisals and field examinations as promptly as practicable and (vii) (x) your providing (and your using commercially reasonable efforts to cause the Company to provide) to the applicable Lead Arrangers all customary information reasonably available to you with respect to the Borrower, the Company and each of their respective subsidiaries and the Transactions, including customary financial information and projections (including financial estimates, financial models, forecasts and other forward-looking information, the “Projections”), as the applicable Lead Arrangers may reasonably request in connection with the structuring, arrangement or syndication of the Facilities and (y) your using commercially reasonable efforts to ensure that, prior to the Syndication Date, there will not be any competing issues, offerings, placements or arrangements of debt securities or syndicated credit facilities by or on behalf of you or any of your subsidiaries (and your using commercially reasonable efforts to cause the Company to ensure that there will not be any competing issues, offerings, placements or arrangements of debt securities or syndicated credit facilities of the Company or its subsidiaries) being offered, placed or arranged (other than the Facilities (or any increase thereto), ordinary course working capital facilities, local facilities, ordinary course capital leases, purchase money indebtedness and equipment financings, deferred purchase price obligations, obligations under the Acquisition Agreement, indebtedness of the Company and its subsidiaries disclosed or otherwise permitted under the Acquisition Agreement or other indebtedness that has otherwise been consented to by the Lead Arrangers) without the consent of the Term Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), if such issuance, offering, placement or arrangement would materially and adversely impair the primary syndication of the First Lien Facilities and the Second Lien Facility prior to the Syndication Date. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Sponsor, the Company or any affiliate of any of them (provided that in the event that you do not provide information in reliance on the exclusions in this sentence, you shall use commercially reasonable efforts to provide notice to the Lead Arrangers promptly upon obtaining knowledge that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions).

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the commencement nor the completion of any syndication of the Facilities (including the Successful ABL Syndication or Successful Syndication, as applicable (each as defined in the Fee Letters, as applicable)), nor your compliance with the provisions of the foregoing paragraph (including commercially reasonable efforts to obtain the ratings referenced above) will constitute a condition to the commitments hereunder or the funding of the Facilities (including on the Closing Date). Notwithstanding anything to the contrary, the only financial statements that may be required by the Lead Arranger to be provided in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraph 3(a) of Exhibit E hereto. Your obligations under this Commitment Letter to use commercially reasonable efforts to cause the Company or its subsidiaries or their respective management or affiliates to take (or to refrain from taking)

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any action is subject to the terms of the Acquisition Agreement and will not require you, under any circumstances, to commence any litigation or to take any action that is not practical, appropriate or reasonable in light of the circumstances or is in contravention of the terms of the Acquisition Agreement, including terminating the Acquisition Agreement.

Except as otherwise expressly provided herein, the applicable Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Facilities, including decisions as to the selection of institutions (subject to your prior consent (not to be unreasonably withheld, delayed or conditioned)and shall exclude Disqualified Institutions) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your prior consent (not to be unreasonably withheld, delayed or conditioned) and shall exclude Disqualified Institutions), the allocation of the commitments among the Lenders (subject to your prior consent (not to be unreasonably withheld, delayed or conditioned)) and the amount and distribution of fees among the Lenders.

4. Information.

You hereby represent and warrant that (with respect to information provided by or relating to the Company, its subsidiaries or their respective operations or assets, to your knowledge), (a) all written factual information and written factual data (other than (i) the Projections, (ii) information of a general economic or industry specific nature and (iii) third-party memos or reports furnished to us (such written information and data other than that set forth in the immediately preceding clauses (i) through (iii), the “Information”) that have been or will be made available to any Commitment Party by or on behalf of you or the Sponsor, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, correct in all material respects and does not or will not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to us by or on behalf of you or the Sponsor, when taken as a whole, have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time furnished to us, it being understood by the Commitment Parties and the Lead Arrangers that (i) the Projections are merely a prediction as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Company and/or the Sponsor, (iii) no assurance can be given that any particular Projections will be realized and (iv) actual results may differ and such differences may be material.

You agree that, if at any time prior to later of the Syndication Date and the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to any such the Information and Projections relating to the Company, its subsidiaries or their respective operations or assets, use your commercially reasonable efforts to cause the Company to (subject to any applicable limitation on your rights set forth in the Acquisition Agreement)) promptly supplement such Information and Projections, as applicable, so

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that such representations and warranties are (with respect to information relating to the Company, its subsidiaries or their respective operations or assets, to your knowledge) correct in all material respects under those circumstances, and such supplementation shall cure any breach of such representation. In arranging and syndicating the Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or Projections. For the avoidance of doubt, the accuracy of the representations set forth above in this paragraph is not a condition precedent to the commitments hereunder or the funding of the Facilities on the Closing Date.

You hereby acknowledge that (a) the Lead Arrangers may make the Information, Projections and other customary offering and marketing material and presentations, including the Information Memorandum (such Information, Projections, other customary offering and marketing material and the Information Memorandum, collectively with the Term Sheets, the “Information Materials”), available on a confidential basis to a proposed syndicate of Lenders (other than Disqualified Institutions) by posting the Information Materials on Merrill DataSite, IntraLinks, Debt X, SyndTrak Online or another similar electronic system, in each case, subject to a market standard “click through” or similar confidentiality agreement reasonably approved by you or the Borrower and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, Holdings, the Borrower, the Company, your and their respective subsidiaries or your and their respective securities for purposes of United States federal and state securities laws (collectively, “Securities Laws”) or (iii) constitutes information of the type that would be publicly available if the Company was a public reporting company (as reasonably determined by you) (collectively, “Public Side Information” and each Lender who wishes to receive only Public Side Information, a “Public Lender”).

At the reasonable request of the applicable Lead Arrangers, you agree to assist (and to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Memorandum to be used by Public Lenders in connection with the syndication of the Facilities that will include only Public Side Information.

It is understood that in connection with your assistance described above, (i) to the extent reasonably requested by the applicable Lead Arrangers, you agree to deliver (or cause the Company to deliver) a customary authorization letter to be included in each Information Memorandum that authorizes the distribution of such Information Memorandum to prospective Lenders and includes a representation that the public-side version contains only Public Side Information and also contains a representation substantially similar to the one in the first sentence of Section 4 above in respect of the information contained in such Information Memorandum; (ii) each Information Memorandum will exculpate us and our affiliates, you and your affiliates, the Investors and their respective affiliates and the Company and its affiliates with respect to any liability related to the use or content of such Information Memorandum or any related marketing materials; (iii) the public-side version of the Information Memorandum may include the following information, except to the extent you notify us to the contrary (including by email) and provided that you shall have been given a reasonable opportunity to review such public-side version and comply with Securities Laws prior to any distribution thereof: (A) drafts and final Facilities Documentation, related

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definitive documentation (if any) and customary marketing term sheets that have been approved by you, (B) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (C) notification of changes in the terms of any of the Facilities; (iv) at our request, you agree to identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; and (v) we and the proposed Lenders will be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable for posting only on the portion of the Platform not available to or accessible by Public Lenders.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets, in the Term Fee Letter dated the date hereof and delivered herewith with respect to the Term Facilities (the “Term Fee Letter”), and in the ABL Fee Letter dated the date hereof and delivered herewith with respect to the ABL Facility (the “ABL Fee Letter”, and together with the Term Fee Letter, the “Fee Letters”), if and to the extent payable in accordance with the terms thereof. Once paid, except as provided herein, in the Fee Letters or as otherwise agreed in writing, such fees will not be refundable under any circumstances. Notwithstanding anything to the contrary herein or otherwise, if the Transactions are not consummated and the Closing Date does not occur, no fees, costs or expenses (other than amounts payable pursuant to clause (a) in the first paragraph of Section 7 below, but not any fees, costs, expenses or disbursements of counsel pursuant to clause (b) of that paragraph), will be payable or reimbursable by you pursuant to this Commitment Letter, the Fee Letters or any other agreement entered into between you and any Lead Arranger, any Administrative Agent, any Commitment Party and/or any of their respective affiliates with respect to the ABL Facility, the First Lien Facilities or the Second Lien Facility (other than the First Lien Facilities Alternative Transaction Fee or the Second Lien Facility Alternative Transaction Fee (each as defined in the Term Fee Letter) or in connection with any Break-up Fee (each as defined in the applicable Fee Letters), in each case solely to the extent such fees or expenses would be required to be paid or reimbursed pursuant to the terms of the Fee Letters).

6. Conditions.

The commitments of each Commitment Party hereunder with respect to the Facilities (including to fund the Facilities on the Closing Date), and the agreements of each Lead Arranger to perform the services described herein, are subject solely to the satisfaction (or waiver by the Lead Arrangers) of the following conditions: (a) (i) with respect to the ABL Facility, the execution by you of a credit agreement with respect to such ABL Facility, (ii) with respect to the First Lien Facilities, the execution by you of a credit agreement with respect to such First Lien Facilities and (iii) with respect to the Second Lien Facility, the execution by you of a credit agreement with respect to the Second Lien Facility (all such credit agreements, together with the applicable Closing Deliverables as defined in Exhibit E hereto, the “Facilities Documentation”), in each case, initially prepared by counsel to the Borrower in accordance with the Term Sheets (subject to the exercise of any applicable Flex Provisions (as defined in the Term Fee Letter)); (b) subject to the Certain Funds Provisions (as defined below), the Specified Acquisition Agreement Representations (as defined below) and Specified

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Representations (as defined below) will be true and correct in all material respects; and (c) the conditions set forth in Exhibit E hereto; it being understood that (A) there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letters and the Facilities Documentation) other than as set forth in the foregoing clauses (a) through (c) and upon satisfaction (or waiver by the Lead Arrangers) of such conditions and the initial funding under the Facilities will occur, (B) neither the Company nor any of its subsidiaries shall be required to execute any Facilities Documentation prior to, or that becomes effective prior to, the consummation of the Acquisition and the funding of the Facilities and (C) the execution and delivery of the Facilities Documentation by the Company and its subsidiaries is not a condition precedent to the initial availability of any Facility; provided that the Company and its subsidiaries that are Loan Parties must execute and deliver the Facilities Documentation to which it is a party (and all customary legal opinions from counsel, customary evidence of authorization with respect to any officers executing such documentation, organizational documents and good standing certificates (to the extent applicable) for such Loan Parties in the jurisdiction of organization and customary secretary’s and officer’s certificate must be delivered) substantially concurrently with the consummation of the Acquisition, but in no event will they be required to do so prior to the date or time that the Acquisition is required to be consummated pursuant to the terms of the Acquisition Agreement (the “Acquisition Date”) and such signature pages evidencing such documentation shall be provided in escrow to the Lead Arrangers prior to the consummation of the Acquisition and shall be released from escrow upon the funding of the Facilities and consummation of the Acquisition (which signature pages may be executed by individuals that will be officers and/or directors of the Company and its subsidiaries that are Loan Parties upon consummation of the Acquisition, whether or not such individuals are officers and/or directors of such entities prior to the consummation of the Acquisition).

Notwithstanding anything in this Commitment Letter (including the immediately preceding paragraph), the Fee Letters, the Facilities Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties that will be made on the Closing Date and the only representations and warranties the accuracy of which will be a condition to the initial availability of the Facilities on the Closing Date will be (i) such of the representations and warranties made with respect to the Company and its subsidiaries by the Company in the Acquisition Agreement to the extent a breach of such representations and warranties is materially adverse to the interests of the Lenders (the “Specified Acquisition Agreement Representations”); provided that, notwithstanding anything set forth in this Commitment Letter, the Fee Letters, the Facilities Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, a failure of any Specified Acquisition Agreement Representation to be true and correct will not result in a failure of a condition to the availability of the Facilities on the Closing Date or a Default or Event of Default under the Facilities, unless such failure gives rise to a right by you (or your affiliates) to terminate (or decline to consummate the Acquisition under) the Acquisition Agreement (after giving effect to any applicable notice and cure provisions) as a result of a breach of such representation and warranty and (ii) the Specified Representations (as defined below), and (b) the terms of the Facilities Documentation and the Closing Deliverables will be subject to the Documentation Principles, and in any event will be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions expressly set forth in the immediately preceding paragraph are satisfied (or waived by

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the Lead Arrangers); it being understood that to the extent any Collateral (other than Collateral on which a lien may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code and any equity interests of the Acquisition Sub evidenced by certificates (other than any such certificate that has not been received by you prior to the Closing Date, to the extent you have used commercially reasonable efforts to procure delivery thereof, in which case, in the case of the Company, such certificate may instead be delivered within 10 business days after the later of the date the Company is delisted and the Closing Date (or such later date as the First Lien Administrative Agent may agree (with the ABL Administrative Agent and the Second Lien Administrative Agent deemed to so agree)), in each case, that have been timely provided on or prior to the initial funding on the Closing Date) securing the Facilities does not attach or become perfected on the Closing Date after your use of your commercially reasonable efforts to do so, such creation, validity or perfection will not constitute a condition precedent to the initial availability of the Facilities and will not affect the size of any Facility and will not result in a default under any Facility, but will instead be required within 90 days after the Closing Date pursuant to arrangements to be mutually agreed (subject to extensions mutually agreed by the First Lien Administrative Agent (in the case of Fixed Asset Collateral) or the ABL Administrative Agent (in the case of Current Asset Collateral) (with, in each case, other Administrative Agents deemed to so agree) and the Initial Borrower). For purposes hereof, “Specified Representations” means the representations and warranties of the Initial Borrower, the Company, Holdings and Guarantors as set forth in the applicable Facilities Documentation relating to their organizational existence and status of the Loan Parties, their organizational power and authority (only as to their execution, delivery and performance of the applicable Facilities Documentation), their due authorization, execution, delivery and enforceability against the Initial Borrower, the Company, Holdings and the other Guarantors of the applicable Facilities Documentation, solvency on a consolidated basis as of the Closing Date consistent with the solvency certificate attached as Annex I to Exhibit E to this Commitment Letter, no conflicts of the applicable Facilities Documentation (limited to their execution, delivery and performance of the applicable Facilities Documentation, incurrence of the debt thereunder and the granting of guarantees and security interests in respect thereof) with their charter documents, compliance of the applicable Facilities Documentation with Federal Reserve margin regulations, validity, perfection and priority of the liens in the Collateral (subject to the preceding provisions of this paragraph and to permitted liens (including any liens permitted pursuant to the Acquisition Agreement)), the Investment Company Act, the PATRIOT ACT and the use of proceeds not violating AML and Sanctions Laws or Anti-Corruption Laws. This paragraph and the provisions herein are referred to as the “Certain Funds Provisions.”

7. Indemnity.

You agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, equityholders, partners, members and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”)) in connection with this Commitment Letter, the Fee Letters, the Transactions, the Facilities or the use of the proceeds thereof, regardless

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of whether any such Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equityholders, your affiliates, creditors or any other third person, and to reimburse each such Indemnified Person promptly following written demand (together with reasonably detailed backup documentation supporting such reimbursement request) for any reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole, and, in the case of a conflict of interest, one additional firm of counsel to the similarly situated affected Indemnified Persons taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and other reasonable, documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any loss, claim, damage, liability, cost or expense to the extent (i) it has been determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from (A) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person (as defined below) of such Indemnified Person or (B) a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter, the Fee Letters or the Facilities Documentation or (ii) resulting from any Proceeding between or among Indemnified Persons or any Related Persons that does not involve an action or omission by you or your affiliates (other than claims against any Commitment Party in its capacity or in fulfilling its role as the agent or arranger or any other similar role under the Facilities (excluding its role as a Lender)) and (b) if the Transactions are consummated and the Closing Date occurs, to reimburse the Commitment Parties on the Closing Date, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses, due diligence expenses (including expenses in connection with field examinations and inventory appraisals), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties specified in each of the Term Sheets, and of a single local counsel to the Commitment Parties in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letters, the Facilities Documentation and any security arrangements in connection therewith. The foregoing provisions in this paragraph will be superseded, in each case, to the extent covered thereby, by the applicable provisions contained in the applicable Facilities Documentation upon execution thereof and thereafter will have no further force and effect. For purposes hereof, a “Related Person” of an Indemnified Person means any of such Indemnified Person (including but not limited to in its capacities as a Commitment Party or a Lead Arranger or any Lender) and their respective controlled affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents acting at the direction of such Indemnified Person, controlled affiliate or controlling person and members thereof.

Notwithstanding any other provision of this Commitment Letter, (a) none of you, the Indemnified Persons, the Company, the Borrower, the Investors or any of your or their respective affiliates or the respective directors, officers, employees, advisors and agents of the foregoing will be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such person or any Related Person of such person (as determined by a court of competent jurisdiction in a final non-appealable judgment) and (b) none

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of you, the Indemnified Persons, the Company, the Borrower, the Investors or any of your or their respective affiliates or the respective directors, officers, employees, advisors and agents of the foregoing will be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letters and the Facilities Documentation; provided that nothing contained in this paragraph will limit your indemnification obligations set forth herein to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to such Indemnified Person for any such losses, claims, damages, liabilities and expenses to the extent it has been determined by a court of competent jurisdiction in a final, non-appealable judgment that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You will not be liable for any settlement of any Proceeding effected without your written consent (which consent will not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction against any Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless such Indemnified Person in the manner set forth above.

You will not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that it is reasonable for any Indemnified Person to withhold consent if such settlement does not satisfy clauses (a) and (b) of this paragraph)), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability arising out of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Person.

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates (any such entities, “Commitment Party Related Parties”) may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other persons in respect of which you, the Company and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party Related Party will use confidential information obtained from you, the Company or your or its affiliates or representatives by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their respective affiliates of services for other persons, and no Commitment Party Related Party will furnish any such information to other persons in contravention of Section 9. You also acknowledge that no Commitment Party Related Party has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

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The Commitment Parties and their affiliates may have economic interests that conflict with those of you or the Company. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letters, as applicable, will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party and you or the Company, your or their respective equityholders or your or their respective affiliates. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such transactions, the Commitment Parties and their applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Company, your or their respective management, equityholders, creditors or affiliates, (c) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their affiliates have advised or are currently advising you or the Company on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letters, (d) you have consulted your own legal, accounting and financial advisory, regulatory and tax advisors to the extent you deem appropriate and (e) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim, and hereby waive any such claim, that the Commitment Parties or their affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letters or this Commitment Letter or the contents hereof to any person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Sponsor and the other Investors, your and their respective affiliates and the respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders of the foregoing, and to any other actual and potential co-investors who are directly involved in the consideration of this matter and have a need to know the information contained herein or therein, as applicable, are informed of the confidential nature of this Commitment Letter, the Fee Letters and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (b) if the Initial Commitment Parties party thereto consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and its contents (but not the Fee Letters except as provided in clause (vi) below) to the Company, the Company’s

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affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders, in each case, who are informed of the confidential nature of this Commitment Letter, the Fee Letters and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (ii) you may disclose this Commitment Letter and its contents (but not the Fee Letters or its contents) in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or, to the extent required by applicable law, in connection with any public filing, (iii) you may disclose the Term Sheets and other Exhibits and annexes to this Commitment Letter, and the contents thereof, to any prospective, potential or actual Lenders, Swap Counterparties (as defined below) and their respective affiliates, and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders and to rating agencies in connection with obtaining ratings for the Borrower or the Facilities, (iv) you may disclose the aggregate fee amount contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts in connection with the Transactions in marketing materials for the Facilities or, to the extent required by applicable law, in any public filing, (v) you may make public disclosure of the existence and amount of the commitments hereunder and of the identities of the Administrative Agents, bookrunners, Lead Arrangers and any Additional Arranger, (vi) to the extent portions of the Fee Letters have been redacted in the manner described in the Acquisition Agreement (as in effect as of the date hereof), you may disclose the Fee Letters and the contents thereof to the Company, its affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members or partners on a confidential and need to know basis, (vii) you may disclose this Commitment Letter, the Fee Letters and the contents hereof and thereof to the extent this Commitment Letter, the Fee Letters and the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, (viii) you may disclose this Commitment Letter, the Term Fee Letter and the contents hereof and thereof to any prospective, potential or actual Additional Arranger or any of its affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders, on a confidential and need-to-know basis, (ix) you may disclose this Commitment Letter, the Fee Letters and the contents hereof and thereof to the extent required by applicable law, rule or regulation, subpoena or other compulsory legal process (in which case, you agree, to the extent practicable and not prohibited by law, to inform us promptly thereof prior to disclosure), (x) this Commitment Letter and the contents hereof may be disclosed in any syndication of the Facilities or in any proxy statement or other public filing in connection with the Acquisition, (xi) you may disclose this Commitment Letter and the Fee Letters and the contents hereof and thereof to any prospective, potential or actual Swap Counterparty and their respective affiliates, and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, partners, stockholders, controlling persons or equityholders on a confidential and need to know basis, (xii) you may disclose the Term Sheets and the existence of the Commitment Letter may be disclosed to any rating agency in connection with the Transactions, (xiii) on a confidential basis, the Fee Letters and the contents thereof to the Company’s auditors for customary accounting purposes, including accounting for deferred financing costs, (xiv) you may disclose the Term Fee Letter and the contents thereof to any party to the ABL Fee Letter or any of its affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members,

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partners, stockholders, controlling persons or equityholders, on a confidential and need-to-know basis and (xv) you may disclose this Commitment Letter, the Fee Letters and the contents hereof and thereof to enforce your rights and remedies hereunder or thereunder. Upon the entering into of the applicable Facilities Documentation, your obligations under this paragraph will terminate automatically and be superseded by the confidentiality provisions in the applicable Facilities Documentation upon the initial funding thereunder. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and will be of no further effect on the date occurring 18 months after the date hereof.

Each Commitment Party and its affiliates will use all information provided to it or such affiliates by or on behalf of you or the Sponsor hereunder or in connection with the Acquisition and the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and will not publish, disclose or otherwise divulge such information; provided that nothing herein will prevent the Commitment Parties or their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company, any Investor or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to any Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company, any Investor or any of your or their respective affiliates or related parties, (e) to the Commitment Parties’ affiliates and to their and their respective affiliates’ respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who are or have been advised to keep the same confidential (with the Commitment Parties responsible for such person’s compliance with this paragraph); provided that no disclosure will be made by the Commitment Parties, any of their affiliates or any of their respective employees, legal counsel, independent auditors, professionals or other experts or agents to any affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital or engaged directly or indirectly in the sale of the Company and its subsidiaries as representatives of the Company (other than, in each case, such persons engaged by Acquisition Sub as part of the Acquisition) other than a limited number of senior employees who are required, in accordance with industry regulations or the Commitment Parties’ internal policies and procedures to act in a supervisory capacity and the Commitment Parties’ internal legal, compliance, risk management, credit or investment committee members, (f) to bona fide prospective, potential or actual Lenders, participants or assignees and to any

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direct or indirect bona fide contractual counterparty to any swap or derivative transaction (each a “Swap Counterparty”) relating to the Borrower or any of its subsidiaries, in each case, other than Disqualified Institutions; provided that the disclosure of any such information to any Lenders, participants, assignees or Swap Counterparties or prospective or potential Lenders, participants, assignees or Swap Counterparties referred to above will be made subject to the acknowledgment and acceptance by such Lender, participant, assignee or Swap Counterparty or prospective or potential Lender, participant, assignee or Swap Counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including as expressly agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, (g) to rating agencies in connection with obtaining ratings for the Borrower or the Facilities, (h) for purposes of establishing a “due diligence” or similar defense in connection with or arising out of the making of loans pursuant to this Commitment Letter, (i) with your prior written consent or (j) to enforce their rights and remedies hereunder or under the Fee Letters. Upon the entering into of the Facilities Documentation, the Commitment Parties’ and their affiliates’, if any, obligations under this paragraph will terminate automatically and be superseded by the confidentiality provisions in the applicable Facilities Documentation upon the initial funding thereunder. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and will be of no further effect on the date occurring 18 months after the date hereof.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (a) by the Initial Lenders party hereto on the date hereof to any Additional Arranger in accordance with the final paragraph of Section 2 or (b) by you, to one or more newly created wholly owned holding companies organized in the United States and formed for purposes of consummating the Transactions and controlled, directly or indirectly, by the Sponsor, to the Company or one of its newly formed wholly owned holding company subsidiaries organized in the United States or to the Borrower, in each case, immediately prior to or otherwise substantially concurrently with (and subject to) the consummation of the Acquisition) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, delayed or conditioned) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Sections 2 and 3 above, the Commitment Parties reserve the right to employ the services of their respective affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their respective affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their respective affiliates may agree in their sole discretion and, to the extent so employed, such affiliates shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder; provided that (a) no Commitment Party shall be relieved of any of its obligations hereunder, including in the event any affiliate through which it

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performs its obligations fails to perform the same in accordance with the terms hereof, and (b) the Commitment Parties will be liable for the actions or inactions of any such person whose services are so employed. Except as otherwise provided herein, this Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties party hereto at such time and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “PDF” or “TIFF”) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the Exhibits hereto), together with the Fee Letters, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities, and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. For all purposes of this Commitment Letter and the Fee Letters, the word “will” shall be construed to have the same meaning and effect as the word “shall.” THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, BUT NOT LIMITED TO THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE INTERPRETATION OF ANY PROVISION OF THE ACQUISITION AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DETERMINATION OF THE ACCURACY OF ANY REPRESENTATION OR WARRANTY (AND WHETHER AS A RESULT OF AN INACCURACY OF ANY SUCH REPRESENTATION OR WARRANTY GIVES RISE TO A RIGHT TO TERMINATE (OR DECLINE TO CONSUMMATE THE ACQUISITION UNDER) THE ACQUISITION AGREEMENT (AFTER GIVING EFFECT TO ANY APPLICABLE NOTICE AND CURE PROVISIONS)) OR THE SATISFACTION OF ANY CONDITION CONTAINED THEREIN OR ANY DETERMINATION OR DISPUTE CONCERNING A “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT)) THEREIN OR HEREIN SHALL BE GOVERNED BY THE DOMESTIC LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, AND SECTION 9.5 OF THE ACQUISITION AGREEMENT SHALL GOVERN WITH RESPECT THERETO.

Each of the parties hereto agrees that (a) this Commitment Letter is a binding and enforceable agreement, at law and in equity, to provide and fund the Facilities (and the financing contemplated thereby) on the terms in this Commitment Letter, subject only to the satisfaction or waiver by the Lead Arrangers of the conditions set forth in Section 6 and (b) the Fee Letters are a binding and enforceable agreement with respect to the subject matter contained therein; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions or to draw upon all or any portion of the Facilities.

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EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding will be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above will be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (as amended, the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

The indemnification, information, compensation (if the Closing Date occurs and the provision is otherwise applicable), reimbursement (if the Closing Date occurs and the provision is otherwise applicable), sharing of information, absence of fiduciary relationships, no agency, affiliate activities, jurisdiction, governing law, venue, waiver of jury trial, until the later of the Closing Date and the Syndication Date, syndication (if applicable), and confidentiality provisions contained herein and in the Fee Letters will remain in full force and effect regardless of whether Facilities Documentation is executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of such commitments (including supplementing and/or correcting Information and Projections) prior to the later of the Syndication Date and the Closing Date and (b) confidentiality of the Fee Letters and the contents thereof) will automatically terminate and be superseded by the provisions of the applicable Facilities Documentation upon the initial funding thereunder to the extent covered thereby, and you will automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

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Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the applicable Fee Letter by returning to the Lead Arrangers (or in the case of the ABL Fee Letter, solely the ABL Lead Arranger), executed counterparts hereof and of the applicable Fee Letter not later than 11:59 p.m., New York City time, on November 19, 2018. The Initial Lenders’ commitments and the obligations of the Lead Arrangers hereunder will expire at such time in the event that the applicable Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the applicable Fee Letter, we agree to hold our commitments available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the date on which the Acquisition Agreement has terminated in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Facilities and (iii) five business days following 11:59 p.m. New York City time on the End Date (as defined in the Acquisition Agreement as in effect on the date hereof). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each Commitment Party hereunder and the agreement of the Lead Arrangers to provide the services described herein, shall automatically terminate unless the Commitment Parties will, in their discretion, agree to an extension in writing (including by email).

[Remainder of this page intentionally left blank]

20

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Joseph Devine
Name: Joseph Devine
Title: Director

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Joseph Devine
Name: Joseph Devine
Title: Director

By:	/s/ Nicholas Hayes
Name: Nicholas Hayes
Title: Managing Director

[SIGNATURE PAGE TO PROJECT VIKING COMMITMENT LETTER]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

UBS AG, STAMFORD BRANCH

By:	/s/ Luke Bartolone
Name: Luke Bartolone
Title: Executive Director

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Managing Director

UBS SECURITIES LLC

By:	/s/ Luke Bartolone
Name: Luke Bartolone
Title: Executive Director

By:	/s/ Michael Lawton
Name: Michael Lawton
Title: Managing Director

[SIGNATURE PAGE TO PROJECT VIKING COMMITMENT LETTER]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

WELLS FARGO BANK, N.A.

By:	/s/ John Hanley
Name: John Hanley
Title: Senior Vice President

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC

By:	/s/ John Hanley
Name: John Hanley
Title: Senior Vice President

[SIGNATURE PAGE TO PROJECT VIKING COMMITMENT LETTER]

Accepted and agreed to as of
the date first above written:

PVKG MERGER SUB, INC.

By:	/s/ James Christopoulos
Name: James Christopoulos
Title: Secretary

[SIGNATURE PAGE TO PROJECT VIKING COMMITMENT LETTER]

EXHIBIT A

Project Viking

Transaction Description1

It is intended that:

(a) Acquisition Sub will directly or indirectly acquire (the “Acquisition”) the Company by:

(i)

prior to the Closing Date, Acquisition Sub commencing a tender offer to purchase all of the shares of common stock of the Company (the “Tender Offer”) and, if any such shares are accepted for purchase pursuant to the terms of an Agreement and Plan of Merger, dated as of November 6, 2018 among Acquisition Sub, the Company, the sellers representative named therein and each other party thereto (together with exhibits, annexes and schedules thereto, in each case, as amended, supplemented waived, modified or consented to from time to time, the “Acquisition Agreement”) and the Tender Offer, purchasing such shares on or prior to the Closing Date prior to the Merger on the Closing Date; and

(ii)

Acquisition Sub merging on the Closing Date pursuant to the Acquisition Agreement with and into the Company, with the Company surviving such merger as a direct or indirect wholly-owned subsidiary of Holdings (the “Merger”).

(b) The Sponsor and certain other equity investors (which may include members of the Company’s (and its affiliates) management and existing direct and indirect equity holders of the Company) arranged by or designated by the Sponsor (provided that the Sponsor will control the Initial Borrower on the Closing Date) (such equity investors together with the Sponsor, the “Investors”) will directly or indirectly contribute to Holdings or a direct or indirect parent of Holdings cash (with any such cash contributed or provided to a direct or indirect parent of Holdings to be subsequently contributed to Holdings) and/or retained or rollover equity in exchange for common equity (or qualified preferred equity or other equity or instruments, in either case, reasonably acceptable to the Lead Arrangers) of Holdings or a direct or indirect parent of Holdings, and the amount of such contributed cash, retained and/or rollover equity will not be less than 25.0% of the sum of (i) the aggregate gross proceeds of the loans borrowed on the Closing Date under the ABL Facility (excluding floorplan advances, letters of credit, amounts borrowed to cash collateralize letters of credit issued for the account of the Company or any of its subsidiaries or their respective businesses, amounts borrowed to fund any “OID,” upfront fees or similar amounts in connection with the Flex Provisions (as defined in the Term Fee Letter), amounts borrowed to fund working capital needs of the Company and its subsidiaries as of the Closing Date (including repayment of loans and existing floorplan advances, in each case under the Existing ABL

[1]

Capitalized terms used but not defined in this Exhibit A have the meanings assigned to them in the Commitment Letter to which this Exhibit A is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple or differing definitions, the appropriate meaning thereof in this Exhibit A will be determined by reference to the context in which it is used.

Agreement) or to fund any working capital adjustment or purchase price adjustments under the Acquisition Agreement on the Closing Date), (ii) the aggregate gross proceeds of the loans borrowed on the Closing Date under the Initial First Lien Facility (as defined below) (excluding loans borrowed under the Initial First Lien Facility on the Closing Date to fund any “OID,” upfront fees or similar amounts in connection with the Flex Provisions (as defined in the Term Fee Letter)), (iii) the aggregate gross proceeds of the loans borrowed on the Closing Date under the Second Lien Facility (as defined below) (excluding loans borrowed under the Second Lien Facility on the Closing Date to fund any “OID,” upfront fees or similar amounts in connection with the Flex Provisions (as defined in the Term Fee Letter)) and (iv) the amount of such cash, retained and rollover equity contributed, in each case, on or prior to the Closing Date (collectively, the “Equity Contribution”).

(c) The Borrower will obtain $250.0 million (or such lower amount as Acquisition Sub may request, but not less than $200.0 million) in commitments under a senior secured revolving credit facility having the terms set forth in the Summary of Principal Terms and Conditions attached as Exhibit B to the Commitment Letter (the “ABL Facility”).

(d) The Borrower will obtain (i) $925.0 million (as such amount may be reduced as a result of the Initial Term Loan Reduction (if any) or, at the option of Acquisition Sub, be increased to fund any “OID,” upfront fees or similar amounts in respect of the Term Facilities in connection with the Flex Provisions (as defined in the Term Fee Letter)) (or such lower amount as Acquisition Sub may request) in aggregate principal amount of senior secured first lien term loans under the senior secured first lien term loan facility (the “Initial First Lien Facility”) and (ii) $75.0 million (as such amount may, at the option of the Acquisition Sub, be increased to fund any “OID,” upfront fees or similar amounts in connection with the Flex Provisions (as defined in the Term Fee Letter)) (or such lower amount as Acquisition Sub may request) in an aggregate principal amount of senior secured delayed draw term loans under the senior secured delayed draw term loan facility (the “Delayed Draw Term Loan Facility” and, together with the Initial First Lien Facility, the “First Lien Facilities”), in each case, having the terms set forth in the Summary of Principal Terms and Conditions attached as Exhibit C to the Commitment Letter.

(e) The Borrower will obtain $350.0 million (as such amount may be reduced as a result of the Second Lien Reduction (if any) or, at the option of Acquisition Sub, be increased to fund any “OID,” upfront fees or similar amounts in respect of the Second Lien Facility in connection with the Flex Provisions (as defined in the Term Fee Letter)) (or such lower amount as Acquisition Sub may request) in aggregate principal amount of senior secured second lien term loans under the senior secured second lien term loan facility (the “Second Lien Facility”, together with the First Lien Facilities, the “Term Facilities” and, together with the ABL Facility and the First Lien Facilities, the “Facilities”) having the terms set forth in the Summary of Principal Terms and Conditions attached as Exhibit D to the Commitment Letter.

(f) The proceeds of (i) the Equity Contribution, (ii) the initial borrowing under the (A) ABL Facility, (B) First Lien Facilities and (C) Second Lien Loan Facility and (iii) at the option of the Borrower, cash on hand at the Company and its subsidiaries on the Closing Date will be applied on the Closing Date (1) to pay the consideration in connection with the Acquisition (the “Acquisition Consideration”), (2) to finance the repayment, redemption, defeasance, discharge, refinancing or termination of the debt with respect to which Section 2.10 of the Acquisition Agreement requires repayment, redemption, defeasance, discharge, refinancing or termination in full on the Closing Date (collectively, the “Refinancing”), (3) to cash collateralize or backstop letters of credit issued for the account of the Company or any of its subsidiaries or their respective businesses that will remain outstanding on the Closing Date (to the extent such letters of credit are not deemed issued under the ABL Facility on the Closing Date), (4) to pay for fees, costs and expenses related to the Transactions (such fees, costs and expenses, the “Transaction Costs”) and (5) as additional cash on the balance sheet of the Borrower and its Restricted Subsidiaries and for general corporate purposes.

The transactions described in clauses (a) through (e) above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions.” This Exhibit A, the term sheets attached to the Commitment Letter as Exhibits B, C and D, and the conditions set forth on Exhibit E are collectively referred to herein as the “Term Sheet.” The Term Sheets, each of which contains all material terms related to the Facilities, are the result of extensive negotiations among the parties hereto.

EXHIBIT B

Project Viking

ABL Facility

Summary of Principal Terms and Conditions1

Borrower:

(i) Initially, Acquisition Sub (the “Initial Borrower”), all of the outstanding equity interests of which are owned by Holdings (as defined below) and (ii) immediately after giving effect to the Transactions, the Company (the “Borrower”).

The Borrower and each domestic Guarantor that owns assets included in the Borrowing Base (as defined below) will be a co-borrower under the ABL Facility. The Borrower and the Guarantors are collectively referred to as “Loan Parties.” As used herein, “Holdings” is a reference to the immediate parent company of the Borrower (after giving effect to the Transactions).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

ABL Administrative Agent:	Wells Fargo Commercial Distribution Finance, LLC (or such other affiliate of, and designated by, Wells Fargo Bank, National Association) will act as sole and exclusive administrative agent and collateral agent for the ABL Facility (in such capacity, the “ABL Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower and which syndicate will not include any Disqualified Institutions (together with the Initial Lenders, the “Lenders”).

Floorplan Facility Funding Agent:	Wells Fargo Commercial Distribution Finance, LLC (or such other affiliate of, and designated by, Wells Fargo Bank, National Association) will act as sole and exclusive floorplan facility funding agent for the ABL Facility (in such capacity, the “Floorplan Facility Funding Agent”).

[1]

All capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple or differing definitions, the appropriate meaning thereof in this Exhibit B will be determined by reference to the context in which it is used. In the event that any such capitalized term used in this Exhibit B is not defined in this Exhibit B or otherwise in the Commitment Letter, such term as used in this Exhibit B shall have meanings no less favorable than the meanings of such term or similar term in the ABL Sponsor Precedent or Bank Sponsor Precedent, as applicable, as modified by the Documentation Principles.

Lead Arrangers and Bookrunners:	Wells Fargo Bank, National Association will act as lead arranger and a bookrunner for the ABL Facility (the “ABL Lead Arranger”) and will perform the duties customarily associated with such roles.

Syndication Agent and Documentation Agent:	The Borrower may designate additional financial institutions, reasonably acceptable to the Lead Arrangers, to act as syndication agent and documentation agent as provided in the Commitment Letter.

ABL Facility:

A senior secured revolving facility (the “ABL Facility;” the commitments under the ABL Facility, the “Revolving Commitments”) in an aggregate principal amount of $250.0 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”) on the terms and conditions set forth herein. The Revolving Loans will be available in U.S. dollars and such other currencies as the Borrower and the ABL Administrative Agent may agree.

Notwithstanding anything to the contrary herein, any obligation of the Floorplan Facility Funding Agent or the Lenders to fund any floorplan advances shall (other than on Closing Date) at the election of Floorplan Facility Funding Agent terminate upon notice to the Borrower in the event of the termination or modification of any vendor program or modification of any vendor program without the consent of Floorplan Facility Funding Agent.

Purpose:	Letters of Credit and proceeds of the Revolving Loans will be used (a) as described below under “Availability” on the Closing Date and (b) from and after the Closing Date, to finance the working capital needs of the Borrower and its subsidiaries and for general corporate purposes of the Borrower and its subsidiaries (including, without limitation, for capital expenditures, acquisitions, Restricted Payments, refinancing of indebtedness and any other transactions not prohibited by the ABL Facility Documentation).

Documentation Principles:	The Facilities Documentation with respect to the ABL Facility (the “ABL Facility Documentation”) will be initially prepared by counsel to the Borrower and (a) with respect to customary asset based lending or floorplan financing facility provisions will be based upon and at least as favorable to the Borrower as the Credit Agreement dated as of June 20, 2017 (as amended on April 10, 2018 and as further amended to the date hereof) with respect to the existing asset based lending facility incurred by the Company (or its applicable subsidiaries) (the “Existing ABL Agreement” or the “ABL Sponsor Precedent”) or otherwise on terms as may be agreed between the Floorplan Facility Funding Agent and the Borrower and with respect to other provisions will be based upon, and at least as favorable to the Borrower as the First Lien Facility Documentation, (b) in the case of the First Lien Facilities Documentation, will take into account any additional flexibility beneficial to the Borrower provided for in other recent precedent of the Sponsor and, if reasonably acceptable to the ABL Lead Arranger, the Term Lead Arrangers and Borrower, in any recent precedent of first-tier private equity sponsors, (d) will include such modifications as are necessary to reflect the specific terms set forth in the Commitment Letter and the Fee Letters, as applicable, and to give due regard to the Sponsor Model, the operational and strategic requirements of the Borrower and its subsidiaries in light of their consolidated capital structure, size, geographic location, businesses and business practices, operations, financial accounting matters disclosed in the Acquisition Agreement and the proposed business plan, results of field examinations and the industry and practices of the Borrower and the Company and its subsidiaries, in each case, after giving effect to the Transactions, (e) will include appropriate modifications to reflect changes in law or accounting standards since the date of such precedents, and (f) will include appropriate modifications to reflect the operational and administrative requirements of the ABL Administrative Agent and letter of credit issuers (collectively, the “Documentation Principles”). The ABL Facility Documentation will contain only those payment provisions, conditions to borrowing, mandatory prepayments, representations and warranties, guarantee and collateral provisions, covenants and Events of Default (as defined below) expressly set forth in this Exhibit B, in each case, applicable to the Borrower and its Restricted Subsidiaries (and, where expressly provided in this Exhibit B, to Holdings) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the provisions of this paragraph. Other than set forth herein, the financial definitions and financial ratio definitions in the ABL Facilities Documentation shall be based on, with respect to customary asset based lending facility financial definitions and financial ratio definitions not otherwise defined in the First Lien Facilities Documentation, the equivalent definitions of such terms in the ABL Sponsor Precedent, and with respect to other financial definitions and financial ratio definitions, the equivalent definitions in the First Lien Facilities Documentation, in each case, after giving effect to Documentation Principles. All leverage and ratio calculations shall exclude in any calculation floorplan facility advances or non-interest bearing obligations or other non-interest inventory financing facility advances or non-interest bearing obligations), but shall include all Revolving Loans under the ABL Facility. In addition all monetary baskets or thresholds (regardless of whether any such exception, threshold or “basket” specified herein refers to a builder component) will include grower builders based on, at the option of the Borrower as determined prior to the launch of general syndication of the First Lien Facilities, a percentage of Consolidated EBITDA (as defined below) of the Borrower and its Restricted Subsidiaries, set at a level at least equal to the initial monetary amount of each such basket or threshold (which level shall be rounded up to the nearest 1.0% interval). It is understood and agreed that to the extent any representations and warranty relating to the Company and/or any of its subsidiaries is made on, or as of, the Closing Date (or prior thereto) and is qualified by or subject to “Material Adverse Effect”, the definition thereof will be “Material Adverse Effect” as defined in the Acquisition Agreement as it applies to such representation and warranty.

The “Sponsor Model” means the Sponsor’s model previously provided to the ABL Lead Arranger on October 15, 2018.

“Consolidated EBITDA” shall be defined in a manner consistent with the Documentation Principles and shall include, without limitation and duplication, the following addbacks (which in certain agreed instances may be added as adjustments to consolidated net income instead of Consolidated EBITDA):

a)  pro forma “run rate” cost savings, operating expense reductions, restructuring charges and synergies related to operational efficiencies, strategic and cost saving initiatives, purchasing improvements, acquisitions, divestitures, other specified transactions, restructurings and other initiatives and actions, in each case, related to the Transactions and reasonably expected by the Borrower and its Restricted Subsidiaries to be realized based upon actions that have been taken, or are expected to be taken (limited solely in the case of any calculation of Fixed Charge Coverage Ratio to those expected to be taken within 24 months), as of the date of such calculation, which cost savings, operating expense reductions, restructuring charges and synergies are factually supportable and reasonably identifiable in the good faith determination of the Borrower, as certified in writing by a financial officer of the Borrower or Holdings;

b)  pro forma “run rate” cost savings, operating expense reductions, restructuring charges and synergies related to operational efficiencies, strategic initiatives and cost saving initiatives, purchasing improvements, acquisitions, divestitures, other specified transactions, restructurings, and other initiatives and actions, in each case, reasonably expected by the Borrower and its Restricted Subsidiaries to be realized based upon actions that have been taken, or are expected to be taken (limited solely in the case of any calculation of Fixed Charge Coverage Ratio to those expected to be taken within 24 months), as of the date of such calculation, which cost savings, operating expense reductions, restructuring charges and synergies are factually supportable and reasonably identifiable in the good faith determination of the Borrower, as certified in writing by a financial officer of the Borrower or Holdings;

c)  any loss, charge, expense, cost, accrual or reserve of any kind (a) attributable to the planning, undertaking and/or implementation of cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies (including, without limitation, in connection with any integration, restructuring or transition), (b)

relating to the closure or consolidation of any facility and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation, any expansion and /or relocation or any entry into a new market, or (c) relating to any severance, any signing, retention or completion bonus, or any modification to any pension and post-retirement employee benefit plan; and

d)  adjustments and add-backs (which add-backs and adjustments shall not, for the avoidance of doubt, be limited to the time periods in respect of which such add-backs and adjustments were reflected therein) reflected in the Sponsor Model.

Notwithstanding the above, Consolidated EBITDA for each of the four fiscal quarters most recently ended prior to the date hereof shall be deemed to be, in each case, $49.0 million, subject to pro forma adjustments for transactions occurring after the Closing Date (or, if not disclosed prior to the date hereof, transactions occurring after the date hereof and on or prior to the Closing Date (other than the Transactions)).

Availability:	Loans under the ABL Facility will be made available on the Closing Date in the amount of (a) $25.0 million plus (b) such amount required for working capital related purposes and for any working capital or purchase price adjustments (including repayment of loans or floorplan advances under the Existing ABL Agreement) plus (c) such amounts necessary to cash collateralize letters of credit issued for the account of the Company or any of its subsidiaries or their respective businesses to the extent not backstopped with a Letter of Credit issued under the ABL Facility plus (d) such amounts necessary to fund “OID”, upfront fees or similar amounts in respect of the Facilities in connection with the Flex Provisions (as defined in the Term Fee Letter) plus (e) such amounts necessary to fund currency fluctuations between the date hereof and the Closing Date, provided, that, the aggregate of all amounts under clauses (a) through (e) shall in no event be more than $95.0 million (or $105.0 million if the Specified Acquisition is consummated on or prior to the Closing Date) (the amounts in clauses (a) through (e), the “Closing Date ABL

Borrowing”). In addition, Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit into the ABL Facility) to the extent not cash collateralized as provided above under clause (c), and, up to an amount to be agreed, for other general corporate purposes.

The ABL Facility will be available, as set forth below under the heading “Borrowing Base” on a revolving basis until the date that is five years after the Closing Date (the “Revolving Termination Date”). The Revolving Commitments and the Revolving Loans will mature on the Revolving Termination Date; provided that the ABL Facility Documentation will permit individual Lenders to agree to extend the maturity date of their Revolving Commitments upon the request of the Borrower and without the consent of any other Lender (subject to terms and conditions no more restrictive than those set forth in the ABL Sponsor Precedent, including pro rata extension offers open to all Lenders but in any event not to be subject to “most favored nation” pricing or minimum extension condition).

Borrowing Base:	If the initial field examination and initial inventory appraisal are not completed prior to the Closing Date, the Borrowing Base for purposes of drawings and Letters of Credit under the ABL Facility on the Closing Date (the “Closing Borrowing Base”) will be equal to the greater of (x) $95.0 million (or $105.0 million if the Specified Acquisition is consummated prior to the Closing Date) and (y) 100% of the “Borrowing Base” as determined under the Existing ABL Agreement and reflected in the most recently delivered “Borrowing Base Certificate” delivered under the Existing ABL Agreement as of the Closing Date; provided, that, clause (y) of the Closing Borrowing Base shall not apply unless, after giving effect to the Revolving Loan to be made on the Closing Date, Excess Availability (calculated based on clause (y) above and excluding for this purpose Qualified Cash) would be at least 25% of the Borrowing Base calculated based on clause (y) above. Thereafter, the Borrowing Base will be calculated in accordance with the Existing ABL Agreement and in any event not less than $95.0 million (or $105.0 million if the Specified Acquisition is consummated prior to the Closing Date) until the earlier of (i) the 45th day after the Closing Date and (ii) receipt by the ABL Administrative Agent of an initial field examination and inventory appraisal, in each case, consistent with the Documentation Principles and is no less favorable to the Borrower than the “Borrowing Base” as determined under the Existing ABL Agreement. At all other times, availability under the ABL Facility, including the issuance or renewal of Letters of Credit and Swingline Loans, will be subject to a borrowing base formula (the “Borrowing Base”), equal to the sum of:

(i)90% of the Borrower’s Eligible Accounts at such time (net of Accounts Reserves); plus

(ii)subject to a cap of 30% of the Borrowing Base, 70% of the Borrower’s Eligible Unbilled Accounts (net of Unbilled Accounts Reserves); plus

(iii) 100% of Floorplan Financed Inventory that is Eligible Inventory; plus

(iv) 90% of Eligible Cisco VIP Rebates; plus

(v) (i) upon the Closing Date, subject to a cap to be agreed (but not less than 10% of the Borrowing Base), 45% of Eligible Inventory (net of Inventory Reserves) that is not Floorplan Financed Inventory and (ii) after the Closing Date, (x) subject to a cap to be agreed (but not less than 10% of the Borrowing Base), 45% of Eligible Inventory (net of Inventory Reserves) that is not Floorplan Financed Inventory, or (y) subject to a cap of 10% to be agreed (but not less than the Borrowing Base), at the Borrower’s option, which, once made, shall be irrevocable, the lesser of (i) 75% of Borrower’s Eligible Inventory (net of Inventory Reserves) that is not Floorplan Financed Inventory (valued at the lower of cost or market) and (ii) the product of 90% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the ABL Administrative Agent multiplied by the Borrower’s Eligible Inventory (net of Inventory Reserves) that is not Floorplan Financed Inventory (valued at cost); plus

(vii) Reserves (other than Accounts Reserves, Inventory Reserves and Unbilled Accounts Reserves) established by the collateral agent in its Reasonable Credit Judgement.

“Eligible Accounts”, “Eligible Unbilled Accounts”, “Unbilled Accounts Reserves”, “Floorplan Financed Inventory”, “Eligible Inventory”, “Eligible Cisco VIP Rebates”, “Net Orderly Liquidation Value”, “Inventory Reserves” and “Reserves” will be defined in a manner consistent with the Documentation Principles.

The establishment or increase of any reserve will be limited to the exercise by the ABL Administrative Agent of Reasonable Credit Judgment, upon at least three (3) business days’ prior written notice to the Borrower (which notice will include a reasonably detailed description of the reserve being established). During such three (3) business day period, the ABL Administrative Agent will, if requested, discuss any such reserve or change with the Borrower, and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the ABL Administrative Agent. Notwithstanding anything to the contrary herein, (a) the amount of any such reserve or a change in such reserves will have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such change and (b) no reserves or changes will be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates).

“Reasonable Credit Judgment” means the ABL Administrative Agent’s reasonable credit judgment (from the perspective of a secured asset-based lender) made in good faith in accordance with customary business practices for comparable asset based lending transactions, and as it relates to the establishment or adjustment of reserves or establishment or adjustment of any ineligibility shall require that (a) such establishment, adjustment or modification of any ineligibility or reserves be based on the analysis of facts or events first occurring or first discovered by the ABL Administrative Agent after the Closing Date that are materially different from the facts or events occurring or known to the ABL Administrative Agent on the Closing Date, unless the Borrower and the ABL Administrative Agent agree in writing, (b) the contributing factors to such establishment, adjustment or modification shall not duplicate (i) any other exclusionary criteria set forth in the definitions of Eligible Accounts, Eligible Inventory and other “eligible” definitions as applicable (and vice versa), (ii) any reserves deducted in computing book value, (iii) any criteria or considerations taken into account in determining the Net Orderly Liquidation Value of inventory or (iv) any items taken into consideration in any appraisal, and (c) the amount of any such reserve or ineligibility criteria so established or the effect of any adjustment or modification thereto shall be a reasonable quantification (as reasonably determined by the ABL Administrative Agent) of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Qualified Cash” means the amount of unrestricted cash and cash equivalents of the Borrower and the domestic Guarantors at such time to the extent held in investment accounts, deposit accounts and other similar accounts, which from and after the 91st day after the Closing Date (or such later date as reasonably agreed by the ABL Administrative Agent) shall be held either (1) with the ABL Administrative Agent or (2) with another depositary, subject to a control agreement in favor of the ABL Administrative Agent and subject to the cash management/cash dominion provisions set forth below.

Incremental Facilities:	The ABL Facility Documentation will permit the Borrower from time to time, on one or more occasions, to increase Revolving Commitments by up to $150.0 million in the aggregate (the “ABL Incremental Facility Capacity”); provided that (a) no existing Lender will be required to increase its respective Revolving Commitments without its consent, (b) subject to the Limited Condition Provision, no Default (to be defined in a manner consistent with the Documentation Principles) or Event of Default under the ABL Facility shall exist immediately prior to giving effect thereto, (c) any incremental facility resulting from such increase will be on terms identical to (and shall form part of) the ABL Facility, except with respect to any arrangement, upfront or similar fees that may be agreed to among the Borrower and the lenders providing such facility, (d) subject to the Limited Condition Provision, all representations and warranties will be true and correct in all material respects immediately prior to, and immediately after giving effect to such increase in Revolving Commitments (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects), and (e) there shall be no more than two (2) such increases.

The Borrower may seek additional Revolving Commitments from existing Lenders (each of which will be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith; provided that the consent of the ABL Administrative Agent and (with respect to providers of additional commitments) the Swing Lender and the Issuing Lender (not to be unreasonably withheld, delayed or conditioned) will be required with respect to any such additional lender if such consent would be required under the caption “Assignments and Participations” for an assignment to such additional lender.

Limited Condition Provision:	In the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments, prepayments of junior, unsecured or subordinated debt, asset sales or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries, in each case, in connection with any Limited Condition Transaction, each at the Borrower’s option, any relevant ratios, Excess Availability, Payment Conditions and baskets shall be determined, the accuracy of representations and warranties in all material respects (other than the Specified Representations or, at the option of the Borrower, European “certain funds” representations) shall be determined, or any default or event of default blocker shall be tested, as of the date the definitive acquisition agreement for such acquisition or other investment is entered into (or prior to the effectiveness of any documentation or agreement with a substantially similar effect as a binding acquisition agreement), in each case after giving effect to the relevant transaction, any related debt (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis; provided, that if the Borrower has made such an election, in connection with the calculation of any ratio or basket on or following the such date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires or such irrevocable notice is rescinded, as applicable, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated. The provisions of this paragraph are referred to herein as the “Limited Condition Provision”.

As used herein, “Limited Condition Transaction” means any acquisition or other investment by the Borrower or one or more of its restricted subsidiaries permitted pursuant to the ABL Facility Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

Interest Rate and Fees:	As set forth in Annex I to this Exhibit B.

Default Rate:

Upon the occurrence and during the continuance of a Specified Event of Default (as defined below), all overdue principal amounts will bear interest at the applicable interest rate plus 2.0% per annum, and overdue interest and fees shall bear interest at the interest rate applicable to ABR loans (as defined in Annex I to this Exhibit B) plus 2.0% and in each case, shall be payable on demand and shall begin to accrue from the date of such Specified Event of Default.

“Specified Event of Default” means (a) any payment Event of Default (with respect to any principal, interest or fees only) and (b) any bankruptcy Event of Default.

Final Maturity and Amortization:	The ABL Facility will mature on the date that is five years after the Closing Date. No amortization or mandatory commitment reduction will be required with respect to the ABL Facility.

Floorplan Facility:	The ABL Facility will be available for floorplan advances by the Floorplan Facility Funding Agent and/or the Lenders to approved vendors in respect of inventory to be acquired by the Borrower or any of its Restricted Subsidiaries from such venders pursuant to a floorplan facility substantially similar to the Floorplan Facility under, and as defined in, the Existing ABL Agreement. Any floorplan advances and other obligations under the Existing ABL Agreement will be grandfathered into the Floorplan Facility in the ABL Facility Documentation.

Letters of Credit:

A portion of the ABL Facility not in excess of an amount to be agreed (but, in any event, not less than $50.0 million) will be available for the issuance of letters of credit (“Letters of Credit”) by the ABL Administrative Agent, sharing ratably in such Letters of Credit commitment (in such capacity, the “Issuing Lender”). No Letter of Credit will have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which will in no event extend beyond the date referred to in clause (b) above unless other provisions or arrangements reasonably satisfactory to the Issuing Lender thereof shall have been made). The face amount of any outstanding Letter of Credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Drawings under any Letter of Credit will be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) in a manner to be agreed after notice of such drawing is received by the Borrower from the Issuing Lender with relevant cut off times to be agreed. To the extent that the Borrower does not so reimburse the Issuing Lender, or if requested by the Borrower in accordance with the terms of the ABL Facility Documentation, the Lenders under the ABL Facility will be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis in accordance with their commitments under the ABL Facility.

If any Lender under the ABL Facility becomes a Defaulting Lender, then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of each such non-Defaulting Lender does not exceed its commitment. In the event that such reallocation does not fully cover the Letter of Credit exposure of the applicable Defaulting Lender, the applicable Issuing Lender may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent Letter of

Credit exposure would exceed the commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Lender’s reasonable satisfaction.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, constitutes a “Lender Default.”

“Lender Default” means (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Revolving Loans or reimbursement obligations, which refusal or failure is not cured within two business days after the date of such refusal or failure, unless such Lender notifies the ABL Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) the failure of any Lender to pay over to the ABL Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder within two business days of the date when due, (c) any Lender has notified the Borrower or the ABL Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the ABL Facility or under other similar agreements in which it commits to extend credit, (d) the failure of any Lender within three business days after request by the ABL Administrative Agent, to confirm that it will comply with its funding obligations under the ABL Facility (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the ABL Administrative Agent and the Borrower), (e) any Lender or a direct or indirect parent company of such Lender becoming subject to a Bail-in Action (the definition of which is to be substantially consistent with, and in any event no less favorable to the Borrower than, the current LSTA model credit agreement provisions) or (f) the admission in writing by any Lender that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event (as defined below).

A “Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

Swingline Loans:

A portion of the ABL Facility not in excess of the lesser of $25.0 million or 10% of the Revolving Commitments will be available for swingline loans (the “Swingline Loans”) on same-day notice from the ABL Administrative Agent (in such capacity, the “Swingline Lender”). Any Swingline Loans will reduce availability under the ABL Facility on a dollar-for-dollar basis (other than for purposes of calculating the Commitment Fee). Each Lender under the ABL Facility will be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis.

If any Lender under the ABL Facility becomes a Defaulting Lender, then the swingline exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of each non-Defaulting Lender does not exceed its respective Revolving Commitment. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Borrower will repay such “uncovered” exposure in respect of the Swingline Loans and the Swingline Lender will have no obligation to make new Swingline Loans to the extent such Swingline Loans would exceed the commitments of the non-Defaulting Lenders.

Guarantees:	Subject to the Certain Funds Provisions, all obligations of the Borrower under the ABL Facility and, to the extent not secured under the First Lien Facilities or the Second Lien Facility and designated by the Borrower, any interest rate protection or other swap or hedging agreements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Loan Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) or cash management arrangements, in case of cash management arrangements, in each case, among Loan Parties or any of their respective subsidiaries and any other person (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (subject, in each case, to permitted liens to be mutually agreed) (the “Guarantees”) by Holdings, each existing and subsequently acquired, including by division, or organized direct or indirect wholly owned domestic Restricted Subsidiary of the Borrower (collectively, the “Guarantors”) and (at the election of the Borrower, in its sole discretion) any other Restricted Subsidiary of the Borrower; provided that (1) in the case of any Restricted Subsidiary that is a foreign subsidiary not organized in an Approved Guarantor Jurisdiction (to be defined), such foreign subsidiary jurisdiction shall be acceptable to the ABL Administrative Agent and (2) that the Guarantors will not include (unless otherwise agreed by the Borrower) (a) any Immaterial Subsidiary (as defined below) other than, at the option of the Borrower, any Immaterial Subsidiary of the Borrower that is designated as a Guarantor, (b) any subsidiary that is prohibited or restricted, but only so long as such subsidiary is prohibited or restricted, by applicable law, rule or regulation or by any contractual obligation existing on (but not incurred in anticipation of) the Closing Date or on the date such subsidiary is acquired, including by division, or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition did not arise as part of or in anticipation of such acquisition) from guaranteeing the ABL Facilities or that would require governmental or regulatory consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (c) (i) any controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder (a “CFC”) and any foreign subsidiary, (ii) any direct or indirect subsidiary of a direct or indirect foreign subsidiary of the Borrower, (iii) any domestic subsidiary if substantially all of its assets consist of equity (or equity and indebtedness) of one or more CFCs and (iv) any subsidiary that is treated as a disregarded entity or partnership for U.S. federal income tax purposes the assets of which consist of equity (or equity and indebtedness) of one or more CFCs (each entity described in this clause (c), an “Excluded Tax Subsidiary”), (d) special purpose entities, if any, in connection with permitted securitization facilities, (e) not-for-profit subsidiaries, if any, (f) captive insurance companies, if any, (g) any subsidiary for which the provision of a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the ABL Administrative Agent, (h) any acquired Restricted Subsidiary, the purchase of which is financed with indebtedness permitted to be incurred pursuant to the ABL Facility Documentation as assumed indebtedness and any Restricted Subsidiary thereof that guarantees such indebtedness, in each case to the extent such indebtedness prohibits or therein prevents such Restricted Subsidiary from becoming a Guarantor and such prohibition or prevention was not entered into in contemplation of such acquisition or (i) other exceptions consistent with the Documentation Principles or as may otherwise be agreed.

Notwithstanding the foregoing, Restricted Subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower reasonably determines in consultation with the ABL Administrative Agent that any of the cost, difficulty, burden or consequences of providing such a Guarantee is excessive in relation to the value afforded thereby.

“Immaterial Subsidiary” means any wholly-owned Restricted Subsidiary that (i) did not, as of the last day of the fiscal quarter of the Company most recently ended for which financial statements are available, have an EBITDA (calculated on the same basis as Consolidated

EBITDA but on an unconsolidated basis) with a value in excess of 5.0% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries as of such date, and (ii) taken together with all Immaterial Subsidiaries designated pursuant to the preceding clause (i), as of the last day of the fiscal year of the Company most recently ended for which financial statements are available, did not have EBITDA (calculated on the same basis as Consolidated EBITDA) in excess of 10% of Consolidated EBITDA of the Company and its Restricted Subsidiaries (for purposes of this definition, Consolidated EBITDA of the Borrower shall disregard (x) the EBITDA of any material subsidiary generating negative and (y) the EBITDA of any Excluded Subsidiary).

Security:

Subject to the limitations set forth below and subject to the Certain Funds Provisions, all obligations of the Borrower and the Guarantors in respect of the ABL Facility and all obligations with respect to the Hedging/Cash Management Arrangements will be secured by a first priority security interest (subject to permitted liens) on accounts receivable, inventory, rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts due from a floorplan approved vendor, deposit accounts, securities accounts, commodities accounts, and cash and cash equivalents, general intangibles (other than intellectual property and equity interests), and related chattel paper, instruments, documents, commercial tort claims, letter of credit rights, supporting obligations and certain other assets related to the foregoing and other assets included in “ABL Priority Collateral” consistent with the Documentation Principles that are owned by the Borrower or the Guarantors, but not including capital stock of the Borrower and its subsidiaries (other than Excluded Assets (as defined below)) (“Current Asset Collateral”).

The First Lien Facilities will be secured by a second priority security interest and the Second Lien Facility will be secured by a third priority security interest (in each case subject to permitted liens) in each case in the Current Asset Collateral.

Subject to the limitations set forth below and subject to the Certain Funds Provisions, all obligations of the Borrower and the Guarantors in respect of the ABL Facility and all obligations with respect to the Hedging/Cash Management Arrangements will be secured by a third priority security interest (subject to permitted liens, including a first priority security interest securing the First Lien Facilities) in substantially all assets of the Loan Parties other than the Current Asset Collateral (including, without limitation, a pledge of 100% of the capital stock of the Borrower and a pledge of the capital stock of each Loan Party’s direct wholly-owned restricted subsidiaries, but limited, in the case of voting capital stock of any Excluded Tax Subsidiary, to a pledge of 65% of the voting capital stock of any first tier Excluded Tax Subsidiary (other than Immaterial Subsidiaries) (other than Excluded Assets (as defined below)) (the “Fixed Asset Collateral” and, collectively with the Current Asset Collateral, the “Collateral”).

The First Lien Facilities will have a first priority security interest (subject to permitted liens) in the Fixed Asset Collateral.

Notwithstanding anything to the contrary, the Collateral will exclude the following: (a) all leasehold real property interests, (b) all fee-owned real property interests (i) not subject to a mortgage on the date hereof under the existing first lien credit agreement, (ii) which the Borrower acting in good faith has determined that it intends to dispose of pursuant to a sale and leaseback transaction within 24 months of such determination, (iii) located outside the United States or (iv) with a fair market value, on a per property basis (as determined by the Borrower in good faith) determined on the Closing Date or, if acquired after the Closing Date, at the time of acquisition thereof of less than $10.0 million, (c) interests in non-wholly owned partnerships, non-wholly owned joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more unaffiliated third parties or not permitted by the terms of such person’s organizational or joint venture documents (so long as such prohibition did not arise as part of the acquisition or formation thereof or in anticipation of the Facilities) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (d) the capital stock of Immaterial Subsidiaries (except to the extent the security interest therein can be perfected by the filing of a Form UCC-1 financing statement), captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities used for securitization facilities and Unrestricted

Subsidiaries, (e) margin stock, (f) security interests to the extent the same would result in materially adverse tax, accounting or regulatory consequences, in each case, as reasonably determined by the Borrower in consultation with the ABL Administrative Agent, (g) any property and assets the pledge of which would require governmental consent, approval, license or authorization which has not been obtained, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (h) any governmental licenses or state or local franchises, charters and authorizations which are not permitted to be pledged under applicable law, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (i) any “intent-to-use” trademark applications or “intent-to-use” service mark applications, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law and any other intellectual property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such intellectual property under applicable law, (j) Trust Funds (as defined below) and any accounts or trusts used solely to hold such Trust Funds, (k) any assets owned by a Restricted Subsidiary that is not a Loan Party, (l) any asset of a subsidiary acquired by Holdings or any Restricted Subsidiary that, at the time of the relevant acquisition, is encumbered to secure assumed indebtedness permitted by the Facilities Documentation to the extent (and for so long as) the documentation governing the applicable assumed indebtedness prohibits such asset from being pledged to secure the Facilities and the relevant prohibition was not implemented in contemplation of the applicable acquisition and (m) other exceptions consistent with the Documentation Principles or as may be otherwise agreed (collectively, the “Excluded Assets”).

Notwithstanding anything to the contrary contained herein, (a) neither the Borrower nor the Guarantors will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent (i) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower in its reasonable judgment in consultation with the ABL Administrative Agent or (ii) the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or, in the case of assets consisting of licenses, agreements or similar contracts, to the extent the grant of security therein would violate the terms of such license, agreement or similar contract relating to such asset or would trigger termination of any contract pursuant to any “change of control” or similar provision, in each case, after giving effect to any applicable provisions of the Uniform Commercial Code or other applicable law, (b) (i) with respect to any Loan Party, organized in the United States (including its equity interests and assets (other than equity interests of a Loan Party that is a Foreign Subsidiary)) no actions will be required outside of the United States in order to create or perfect any security interest in any assets and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be required, and (ii) with respect to a foreign subsidiary that is a Guarantor (including its equity interests and assets), security to be provided including foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be reasonably agreed by the Borrower and the ABL Administrative Agent, (c) any required mortgages will be permitted to be delivered after the Closing Date in accordance with the Certain Funds Provisions, (d) the Loan Parties will not be required to seek or obtain any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement (any such agreement, a “Lien Waiver Agreement”); provided that the Loan Parties will use commercially reasonable efforts to obtain the same for those locations where inventory exceeds an amount to be agreed (a “Material Location”); provided, further, that the failure to obtain the same will not cause a Default or Event of Default or result in any inventory becoming ineligible, except that the ABL Administrative Agent shall be permitted in the exercise of its Reasonable Credit Judgment to implement reserves in respect thereof and (e) any liens on the following Collateral will not be required to be perfected other than by filing of a UCC financing statement in the jurisdiction of organization of the Loan Party owning such Collateral: (i) assets requiring perfection through control agreements or other control arrangements (other than control of pledged capital stock and material promissory notes to the extent otherwise required above and other than as described below under “Cash Dominion” (it being understood and agreed that perfection by control will not be required with respect to cash and cash equivalents, other deposit accounts and securities and commodities accounts (including securities entitlements and related assets) in amounts below thresholds to be agreed between the Borrower and the ABL Administrative Agent)); (ii) vehicles and any other assets subject to certificates of title; (iii) commercial tort claims; and (iv) letter of credit rights to the extent not perfected as supporting obligations by the filing of a UCC financing statement on the primary collateral.

Liens on assets that are transferred to a Person that is not (and is not required to be) a Loan Party in a transaction permitted by the ABL Facility Documentation and liens on Excluded Assets shall be automatically released. Subject to a receipt of an officer’s certificate of the Borrower, the ABL Administrative Agent shall execute such acknowledgments and releases as the Borrower may request in connection with any such release, and the ABL Administrative Agent shall be entitled to (and shall) rely exclusively on an officer’s certificate of the Borrower when executing any such acknowledgment or release.

In addition, if not otherwise provided for in the then existing intercreditor agreements, the ABL Facility Documentation will authorize and require the ABL Administrative Agent to enter into any Acceptable Intercreditor Agreement (as defined in Exhibit C) upon the request of the Borrower in connection with the incurrence of additional debt that is permitted to be incurred and secured under the ABL Facility Documentation such that it is secured by a lien on the Collateral that is pari passu or junior with the lien on the Collateral securing the ABL Facility or the First Lien Facilities.

“Trust Funds” means, to the extent segregated from other assets of the Loan Parties in a segregated account that contains amounts comprised solely and exclusively of such Trust Funds, cash, cash equivalents or other assets comprised solely of (a) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees, (b) all taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) and (c) any other funds which the Borrower or any of its Restricted Subsidiaries holds in trust or as an escrow or fiduciary for another person, which is not a Restricted Subsidiary of the Borrower.

Intercreditor Agreement:	The relative rights and priorities in the Collateral for each of the First Lien, the Second Lien Facility and the ABL Facility will be set forth in a customary intercreditor agreement, consistent with the Documentation Principles (the “ABL/Term Loan Intercreditor Agreement”).

Mandatory Prepayments:

Limited to when (a) the sum of (i) the then aggregate principal amounts of Revolving Loans outstanding under the ABL Facility (including Swingline Loans and floorplan advances, if applicable), (ii) unreimbursed drawings of Letters of Credit and (iii) the undrawn face amount of outstanding Letters of Credit, exceeds (b) the Line Cap (as defined below). Such excess will be prepaid and/or Letters of Credit cash collateralized, as applicable, on the business day on which such excess first arises.

In addition, during any Cash Dominion Period, at the direction of the Required Lenders, the Borrower will prepay Revolving Loans (with no reduction in commitments) or cash collateralize Letters of Credit with 100% of all net cash proceeds from sales of Collateral included in the Borrowing Base.

Any amounts prepaid pursuant to this section will be applied first, to ABR loans, second, to Adjusted LIBOR loans, and third, to the cash collateralization of Letters of Credit at 103% of the face amount of such Letters of Credit.

Voluntary Prepayments:	Voluntary reductions of the unutilized portion of the Revolving Commitments and voluntary prepayments of Revolving Loans will be permitted at any time, in minimum principal amounts not greater than those set forth in the ABL Sponsor Precedent, without premium or penalty, subject to reimbursement of the Lenders’ usual and customary breakage costs (excluding loss of profit) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. Voluntary prepayments will be applied as directed by the Borrower.

Representations and Warranties:	Limited to the following (to be applicable to Holdings (solely as it relates to its organizational status and good standing, power and authority, execution, delivery and enforceability of its guarantee and its pledge of equity interests of the Borrower, no conflicts, and material compliance with laws), the Borrower and its Restricted Subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications consistent with Documentation Principles and the First Lien Facilities Documentation): organizational status and good standing; power and authority, execution, delivery and enforceability of ABL Facility Documentation; with respect to ABL Facility Documentation, no violation of, or conflict with, law, organizational documents or material agreements; compliance with law (including anti-money laundering, anti-terrorism and sanctions laws (including PATRIOT Act and OFAC) applicable to the Borrower and Restricted Subsidiaries (“AML and Sanctions Laws”), and anti-corruption laws (including the Foreign Corrupt Practice Act) applicable to the Borrower and Restricted Subsidiaries (“Anti-Corruption Laws”)); Investment Company Act; no material litigation; margin regulations; material governmental approvals; after the Closing Date, no Material Adverse Effect (as defined below) since the date of the most recent audited financial statements delivered prior to the Closing Date; materially accurate and complete disclosure in all material respects; taxes; ERISA; equity interest and ownership of subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties; subject to the Certain Funds Provisions and the restrictions described under the caption “Security,” creation, validity and perfection of liens and other security interests (subject to permitted liens); borrowing base certificates; and consolidated Closing Date solvency of the Borrower and its subsidiaries (which representation shall be satisfied by the delivery of a solvency certificate in the form attached as Annex I to Exhibit E).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries (taken as a whole) or (b) the rights and remedies of the ABL Administrative Agent and the Lenders (taken as a whole) under the ABL Facility Documentation.

Conditions to Initial Borrowing:	The availability of the initial borrowing under the ABL Facility on the Closing Date will be subject solely to the applicable conditions set forth in Section 6 (including by reference to Exhibit E) of the Commitment Letter.

Conditions to Borrowings after the Closing Date:

The making of each extension of credit under the ABL Facility after the Closing Date will be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects; provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein), (c) the absence of Defaults or Events of Default at the time of, or after giving effect to the making of, such extension of credit and (d) after giving effect to such extension of credit (including the issuance, extension or modification of any Letter of Credit), the sum of, without duplication, the then aggregate outstanding principal amount of Revolving Loans (including Swingline Loans and floorplan advances), unreimbursed drawings under Letters of Credit and the face amount of undrawn amount of outstanding Letters of Credit does not exceed the Line Cap.

Notwithstanding the foregoing, the ABL Facility will permit the ABL Administrative Agent to make limited protective advances (the definition of which is to be mutually agreed) on terms consistent with the Documentation Principles.

Cash Dominion:	Within 90 days of the Closing Date (or such longer period as may be consented to by the ABL Administrative Agent, such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and the Guarantors will implement cash management procedures customary for similar asset-based revolving facilities for similarly-situated borrowers and guarantors or otherwise consistent with the Documentation Principles (it being agreed procedures should be no more burdensome to the Loan Parties than those existing on the date hereof with respect to the Existing ABL Agreement (the “Existing Cash Management System”)). Such procedures will provide that (i) the Borrower and the Guarantors will cause or direct certain cash receipts (subject to exceptions to be mutually agreed between the Borrower and the ABL Administrative Agent (including, without limitation, those applicable to the Existing Cash Management System and an exception for an amount to be mutually agreed for purposes of continuing operations and making payments (including payroll) in the ordinary course of business)) to be transferred on each business day to, or otherwise maintained in, accounts subject to account control agreements (providing “springing control”) in favor of the ABL Administrative Agent and (ii) account control agreements (providing “springing control”) in favor of the ABL Administrative Agent will be required in respect of material deposit accounts to be mutually agreed (which will include all cash concentration accounts) of the Borrower and the Guarantors (“Required Deposit Accounts”). During a Cash Dominion Period and after delivery of a written notice to the Borrower from the ABL Administrative Agent, amounts in controlled deposit accounts will be swept into the ABL Administrative Agent’s account (over which it shall have “springing control”) to be applied by the ABL Administrative Agent to repay outstanding Revolving Loans, including Swingline Loans and floorplan advances, unreimbursed Letter of Credit drawings and to cash collateralize outstanding Letters of Credit; provided that amounts will be applied first, to ABR loans, second, to Adjusted LIBOR loans, and third, to the cash collateralization of Letters of Credit.

“Cash Dominion Period” means the occurrence of, and will exist during the continuation of a Liquidity Condition or during the continuance of any Event of Default.

“Liquidity Condition” means and will exist during the period from (a) the date Excess Availability shall have been less than the greater of (i) $10.0 million and (ii) 10.0% of the Line Cap then in effect, in either case, for five consecutive business days, to (b) the date Excess Availability shall have been at least equal to the greater of (i) $10.0 million and (ii) 10.0% of the Line Cap then in effect, in either case, for 20 consecutive business days.

“Line Cap” means, at any time, the lesser of (a) the aggregate amount of Revolving Commitments at such time and (b) the Borrowing Base then in effect.

“Excess Availability” means at any time (a) the Line Cap then in effect, plus (b) 100% of Qualified cash not to exceed for this purpose 25% of the Borrowing Base, minus (c) the sum, without duplication, of (i) the then aggregate outstanding principal amount of Revolving Loans (including Swingline Loans and floorplan advances), (ii) unreimbursed drawings under Letters of Credit and (iii) the undrawn face amount of outstanding Letters of Credit.

“Designated Event of Default” means (a) any payment Event of Default, (b) any bankruptcy Event of Default, (c) any Event of Default arising from the failure to comply with the financial covenant and (d) any Event of Default with respect to delivery or accuracy of borrowing base certificates or failure to comply with the cash management obligations.

Bank Products:	The Loan Parties shall be required to use commercially reasonable efforts to maintain their existing primary depository and treasury management relationships with the ABL Administrative Agent or one of its affiliates for so long as the ABL Administrative Agent and its affiliates hold more than 50% of the commitments under the ABL Facility.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its Restricted Subsidiaries only (and, in the case of Holdings, maintenance of existence, maintenance of books and records, inspection rights, payment of taxes, compliance with laws and further assurances) and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications consistent with the Documentation Principles and as may otherwise be agreed upon): delivery of (i) within (A) 150 days of fiscal year end for the first fiscal year ended after the Closing Date and (B) 90 days of fiscal year end for each fiscal year thereafter, annual audited consolidated financial statements and (ii) commencing with the fiscal quarter ended after the Closing Date for which financial statements are required to be delivered, within 75 days of fiscal quarter end for the first three fiscal quarters ended after the Closing Date and within 60 days of the end of the first three fiscal quarters of each fiscal year ended thereafter, quarterly unaudited consolidated financial statements, and, in the case of the annual financial statements, an opinion of an independent accounting firm (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (i) an upcoming maturity date of indebtedness occurring within one year from the time such opinion is delivered or (ii) anticipated or actual financial covenant non-compliance); customary compliance certificates with quarterly and annual compliance certificates; borrowing base and collateral reporting, annual budget reports in the form customarily prepared by the Borrower (with delivery time periods to be consistent with the delivery requirements for the audited financial statements); notices of knowledge of Defaults, ERISA events and litigation that could reasonably be expected to result in a Material Adverse Effect; cash management; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); maintenance of existence; visitation rights upon reasonable prior notice; maintenance of books and records; payment of material taxes; compliance with laws and regulations (including ERISA and environmental); compliance with Anti-Corruption Laws and AML and Sanctions Laws; additional Guarantors and Collateral (subject to limitations set forth under the caption “Security”); use of proceeds; and further assurances on collateral matters.

“Restricted Subsidiary” means, a subsidiary of a Person that is not an “Unrestricted Subsidiary” (as defined below).

Borrowing Base Reporting Requirements:

The Borrowing Base will be computed on a monthly basis pursuant to a borrowing base certificate (a “Borrowing Base Certificate”) to be delivered by the Borrower to the ABL Administrative Agent within fifteen business days after the end of each month (or, solely in the case of the first three calendar months for which a Borrowing Base Certificate is required to be delivered following the Closing Date, within 20 business days after the end of such month); provided that the Borrowing Base may be required to be computed weekly, with the Borrowing Base Certificate to be delivered by the following Friday after the end of each week (or if such Friday is not a Business Day, the next Business Day) as reasonably determined by the ABL Administrative Agent during the continuance of a Liquidity Condition.

The ABL Administrative Agent will be able to conduct, at the sole cost and expense of the Borrower, one field examination and one inventory appraisal per 12-month period; provided that the ABL Administrative Agent will be able to conduct, at the sole cost and expense of the Borrower, up to two field examinations and two inventory appraisals per 12-month period from the date Excess Availability shall have been less than the greater of (x)

$10 million and (y) 10% of the Line Cap then in effect for five consecutive business days to the date Excess Availability shall have been at least equal to the greater of (x) $10.0 million and (y) 10% of the Line Cap then in effect for 20 consecutive business days; provided, further, that, following the occurrence and during the continuation of a Designated Event of Default, such field examinations and inventory appraisals may be conducted at the Borrower’s expense as many times as the ABL Administrative Agent considers reasonably necessary.

Negative Covenants:

Limited to the following (capitalized terms used in this section should be defined in a manner consistent with the Document Principles, unless otherwise defined herein) and subject, in each case, to exceptions, qualifications, materiality thresholds and baskets consistent with the Documentation Principles, as set forth below, as set forth in the First Lien Facilities Documentation (including those set forth in the First Lien Facilities Term Sheet other than with respect to usage of the “Available Amount Builder Basket”) and as may otherwise be agreed upon:

•  Indebtedness. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, incur, create or assume any Indebtedness (excluding obligations under or in respect of Floorplan Advances and other inventory financing agreements).

•  Liens. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur or assume any Lien securing indebtedness on any of its property or assets.

•  Investments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, make or hold any Investment; provided that Investments shall be permitted if both immediately before such Investment is made and immediately after giving effect thereto, the Payment Conditions are satisfied.

•  Sale and Leaseback Transactions. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transactions.

•  Mergers, Consolidations, Sales of Assets and Acquisitions. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into, or consolidate or amalgamate with, any other person, or permit any other person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any other person; provided that (a) any asset disposition shall be permitted if both immediately before such disposition is made and immediately after giving effect thereto, the Payment Conditions are satisfied and (b) any such acquisition shall be permitted subject to conditions to be determined.

•  Restricted Payments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, make any Restricted Payments; provided that (x) Restricted Payments constituting dividends or distributions on account of Borrowers’ or any Restricted Subsidiary’s equity interests shall be permitted if both immediately before such Restricted Payment is made and immediately after giving effect thereto, the Distribution Conditions are satisfied and (y) all other Restricted Payments shall be permitted if both immediately before such Restricted Payment is made and immediately after giving effect thereto, the Payment Conditions are satisfied.

The “Distribution Conditions” means (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) Excess Availability on the date of such proposed action would exceed the greater of (x) $15,000,000 and (y) 15.0% of the Line Cap then in effect on a pro forma basis, (c) the Fixed Charge Coverage Ratio (to be defined as mutually agreed in a manner consistent with the Documentation Principles) would be at least 1.0 to 1.0 on a pro forma basis giving effect to the subject action; provided that compliance with the Fixed Charge Coverage Ratio will not be required if after giving effect to the taking of such action, Excess Availability on the date of such proposed action would exceed the greater of (x) $20,000,000 and (y) 20.0% of the Line Cap then in effect on a pro forma basis and (d) receipt by ABL Administrative Agent of an officer’s certificate certifying as to the calculations and satisfaction of the conditions set forth in foregoing clauses (a) through and including (c) above.

The “Payment Conditions” means (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) Excess Availability on the date of such proposed action would exceed the greater of (x) $12,500,000 and (y) 12.5% of the Line Cap then in effect on a pro forma basis, (c) the Fixed Charge Coverage Ratio (to be defined as mutually agreed in a manner consistent with the Documentation Principles) would be at least 1.0 to 1.0 on a pro forma basis giving effect to the subject action; provided that compliance with the Fixed Charge Coverage Ratio will not be required if after giving effect to the taking of such action, Excess Availability on the date of such proposed action would exceed the greater of (x) $15,000,000 million and (y) 15.0% of the Line Cap then in effect on a pro forma basis and (d) receipt by ABL Administrative Agent of an officer’s certificate certifying as to the calculations and satisfaction of the conditions set forth in foregoing clauses (a) through and including (c) above.

•  Transactions with Affiliates. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving aggregate consideration in excess of an amount to be agreed, unless such transaction is (a) otherwise permitted (or required) under the ABL Facilities Documentation or (b) upon terms no less favorable to the Borrower or its Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate.

•  Business of Borrower and its Subsidiaries. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, engage at any time in any business or business activity other than any business or business activity conducted by the Borrower or any of its Restricted Subsidiaries on the Closing Date and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

•  Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (a) amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of its Restricted Subsidiaries, (b) make any cash payment or other distribution in cash or otherwise (rather than regularly scheduled interest, regularly scheduled or mandatory payments of principal and principal payments on maturity) in respect of, or amend or modify, or permit the amendment or modification of, any provision of, any debt under the Second Lien Facility and any subordinated debt (“Junior Financing”) (it being agreed that exchange offers will be permitted on terms to be agreed), or (c) permit any subsidiary that is not an Immaterial Subsidiary (such subsidiary, a “Material Subsidiary”) to enter into any agreement or instrument that by its terms restricts (i) with respect to any such Material Subsidiary that is not a Loan Party, Restricted Payments from such subsidiary to the Borrower or any other Loan Party that is a direct or indirect parent of such Material Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case contemplated by clauses (a)-(c); provided that any cash payment or distribution in cash in respect of any Junior Financing shall be permitted when the Payment Conditions are satisfied.

•  Holdings. Holdings will not, conduct, transact or otherwise engage in any active trade or business or operations other than through the Borrower; provided that the foregoing will not prohibit Holdings from taking actions related to the following (and activities incidental thereto): (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the ABL Facility, the First Lien Facilities, the Second Lien Facility other Indebtedness of Holdings, the Borrower or any of its subsidiaries, the Acquisition Agreement and the other agreements contemplated by the Acquisition Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests (including Qualified Equity Interests), (v) the making of Restricted Payments, (vi) the incurrence of Permitted Holdings Debt, (vii) making contributions to the capital of its Subsidiaries, (viii) guaranteeing the obligations of the Borrower and its Subsidiaries, (ix) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group, (x) holding any cash or certain property (including cash and certain property received in connection with Restricted Payments made by the Borrower), (xi) providing indemnification to officers and directors, (xii) the making of any Investments and (xiii) activities incidental to the businesses or activities described above.

Financial Maintenance Covenant:	Upon the occurrence and during the continuance of a Covenant Trigger Event, the Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 measured as of the last day of the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been furnished to the ABL Administrative Agent (or were required to be furnished) at the time of occurrence of such Covenant Trigger Event and as of the last day of each subsequent four fiscal quarter period ending during the continuance of such Covenant Trigger Event (the “Financial Maintenance Covenant”).

A “Covenant Trigger Event” will occur immediately at any time that Excess Availability is less than the greater of (a) $10.0 million and (b) 10.0% of the Line Cap then in effect for 5 consecutive business days. Once commenced, a Covenant Trigger Event will be deemed to be continuing until such time as Excess Availability equals or exceeds the greater of (i) $10.0 million and (ii) 10.0% of the Line Cap then in effect for 20 consecutive business days.

For purposes of determining compliance with the Financial Maintenance Covenant, Holdings will have the right until the expiration of the tenth (10th) business day subsequent to the date financial statements are required to be delivered or actually delivered for such fiscal quarter (the “Curative Period”) to issue equity interests (other than in respect of disqualified equity) (or if later, fifteen business days after the commencement of a Covenant Trigger Event)) for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”) and, upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Maintenance Covenant will be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDA will be increased with respect to such applicable fiscal quarter and any four-quarter period that includes such quarter. In each four fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and the Cure Right may not be exercised more than five times during the term of the ABL Facility. The Cure Amount cannot exceed the amount necessary to cure the applicable Default of the Financial Maintenance Covenant and such equity issuances will be disregarded for purposes of determining pricing levels, ratio-based conditions or any covenant baskets. If, after giving effect to the foregoing adjustments, the Borrower is then in compliance with the requirements of the Financial Maintenance Covenant, the Borrower will be deemed to have satisfied the requirements of the Financial Maintenance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Financial Maintenance Covenant and any related Default that had occurred will be deemed cured.

Notwithstanding the foregoing, during the Curative Period, the ABL Administrative Agent and the Lenders shall have no obligation to make Revolving Loans (including Swingline Loans and floorplan advances).

Unrestricted Subsidiaries:	The ABL Facility Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “Unrestricted Subsidiary” and subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as, subject to the Limited Condition Provision, (a) no Event of Default is continuing and (b) such designation or re-designation would not cause an Event of Default. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence at the time of such designation of indebtedness of such subsidiary or liens on the assets of such subsidiary, in each case, outstanding on the date of such designation. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an investment for purposes of the investments negative covenant described under the caption “Negative Covenants” above. Unrestricted Subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or Event of Default provisions of the ABL Facility Documentation.

Events of Default:	Consistent with the Documentation Principles.

Assignments and Participations:	Each Lender will be permitted to make assignments of loans and commitments in minimum amounts of $5.0 million. Minimums do not apply to assignments to a Lender, an affiliate of a Lender, or a related fund or to assignments by a Lender of all of its loans and commitments.

Consents of the Borrower and the ABL Administrative Agent are required for each assignment, which consents shall not be unreasonably withheld, delayed or conditioned, except that (i) the Borrower’s consent will not be required during a payment or bankruptcy (with respect to the Borrower) Event of Default or in the case of an assignment to a Lender, an affiliate of a Lender, or a related fund and (ii) the Borrower will be deemed to have consented to an assignment if it has not responded within 10 business days after having received written notice thereof from the ABL Administrative Agent. The ABL Administrative Agent’s consent will not be required in the case of an assignment under the ABL Facility to a Lender with an ABL Facility commitment, an affiliate of such Lender, or a related fund with respect to such Lender. Consent of the Issuing Lender and Swingline Lender (such consent not to be unreasonably withheld, delayed or conditioned) will be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit or Swingline Loans, as applicable (whether or not then outstanding). A $3,500 assignment fee will be payable to the ABL Administrative Agent by the assignee or assignor lender for each assignment other than any assignment by a Lender to a related fund.

The Lenders will be permitted to sell participations in loans and commitments without restriction in accordance with applicable law. Voting rights of participants shall be limited to matters set forth under “Voting” below with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Notwithstanding the foregoing, no assignments or (to the extent that the Lenders shall have been made available a list of the Disqualified Institutions prior to the execution of such participation right) participations may be made to Disqualified Institutions or any other entity or person that is not an eligible assignee (the definition of which is to be mutually agreed upon).

Notwithstanding anything in the ABL Facility Documentation to the contrary, the ABL Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the ABL Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or commitments, or disclosure of confidential information, to any Disqualified Institution. The list of Disqualified Institutions shall be available to Lenders upon request.

Voting:	Amendments and waivers of the ABL Facility Documentation will require the approval of Required Lenders, except that (i) the consent of each Lender directly and adversely affected thereby will be required with respect to: (A) increases in or extensions of the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension or increase of any commitment); (B) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute a reduction in principal), interest (other than a waiver of default interest or a default waiver or change to a financial ratio) or fees; (C) extensions of scheduled amortization payments, the date for payment of any interest or fees or the final maturity (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension of the date for payment of any interest or fees or the final maturity date) and (D) changes to the pro rata sharing provisions (with exceptions for certain transactions to be agreed, including amend and extend and refinancing amendment transactions), (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages or change in the definition of “Required Lenders” or “Supermajority Lenders” and (B) releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral (other than in connection with any sale of Collateral or of the relevant Guarantor permitted by the ABL Facility Documentation), and (C) permitting any Borrower to assign its rights under the ABL Facility Documentation (other than as permitted by the fundamental changes provision in the ABL Facility Documentation), (iii) the consent of the ABL Administrative Agent, the Swingline Lender and the Issuing Lender, as applicable, will be required for any amendment that modifies agency, swing line or letter of credit specific provisions, (iv) the consent of 100% of the Lenders will be required with respect to any subordination of the liens of ABL Administrative Agent on a material portion of the Collateral (other than with respect to certain permitted liens) or subordination of the payment of the obligations in respect of the ABL Facility (other than as contemplated under the ABL Facility), in each case other than transactions permitted under the ABL Facility Documentation, (v) the consent of the Supermajority Lenders will be required with respect to any change in advance rates, eligibility criteria, eligible asset classes, reserves or sublimits or other changes, in each case, which have the effect of increasing availability under the Borrowing Base (other than changes in reserves implemented by the ABL Administrative Agent in its Reasonable Credit Judgments) and (vi) any amendment or waiver that by its terms affects the rights or duties of Lenders holding loans or commitments of a particular class (but not the Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders.

“Required Lenders” means those non-defaulting Lenders who collectively hold more than 50% of the total commitments or exposure under the ABL Facility.

“Supermajority Lenders” means those non-defaulting Lenders holding more than 66 2/3% of total commitments or exposure under the ABL Facility.

Defaulting Lenders will not be included in the calculation of Required Lenders or other requisite Lenders; provided that, subject to the Borrower’s right to replace Defaulting Lenders described below, Defaulting Lenders will be included therein with respect to (x) any amendment that would disproportionately affect the obligation of the Borrower to make payments to Defaulting Lenders as compared to other Lenders holding the same class of loans or commitments and (y) any amendment relating to (a) increases in the commitment of such Defaulting Lender, (b) reductions of principal, interest, fees or premium applicable to the loans or commitments of such Defaulting Lender, (c) extensions of final maturity or the due date of any amortization, interest, fee or premium payment applicable to the loans or commitments of such Defaulting Lender, (d) certain collateral issues requiring the approval of all Lenders and (e) the definition of Required Lenders.

The ABL Facility Documentation will contain customary provisions for replacing Defaulting Lenders (the definition of which is to be substantially consistent with, and in any event no less favorable to the Borrower than, the current LSTA model credit agreement provisions), replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of 50% of the aggregate amount of the loans and commitments under the ABL Facility or of all Lenders directly affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the ABL Facility will have consented thereto.

The ABL Facility Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower may extend commitments and/or outstandings with only the consent of the respective extending Lenders; provided that it is understood that no existing Lender will have any obligation to commit to any such extension.

Defaulting Lender Provisions:	Provisions substantially consistent with, and in any event no less favorable to the Borrower than, the current LSTA model credit agreement provisions as of the Closing Date addressing the failure of a Lender to fund when required, a Lender becoming the subject of an insolvency event or similar events affecting such Lender’s ability to perform its obligations under the ABL Facility, including forfeiture (or reallocation) of commitment fees and voting rights and ability of the Issuing Lender to request cash collateral.

Cost and Yield Protection:	Customary provisions protecting the Lenders in the event of prepayment or failure to borrow (funding indemnity), unavailability of funding, capital adequacy and liquidity requirements, and increased costs due to changes in law or regulation after the date of the ABL Facility or, if later, the date on which the applicable Lender became a Lender. Payments to be made free and clear of taxes (subject to customary limitations and exceptions, including for withholding under FATCA). Customary protections for increased costs imposed as a result of the Dodd-Frank Act or Basel III will be included.

Expenses:	If the Transactions are consummated and the Closing Date occurs, the Borrower will pay all reasonable, documented and invoiced out-of-pocket costs and expenses of the ABL Administrative Agent and the Commitment Parties associated with the preparation, due diligence (including third party expenses), administration, amendment, modification, waiver, enforcement and syndication of the ABL Facility and ABL Facility Documentation (including without limitation the reasonable, documented and invoiced (x) legal fees of a single counsel to the ABL Administrative Agent (and, solely in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of an additional counsel for each group of affected indemnified persons similarly situated, taken as a whole), and, if necessary, one local counsel in each relevant material jurisdiction and (y) out-of-pocket fees and expenses incurred in connection with field examinations and inventory appraisals (including desktop appraisals). In addition, the Borrower will reimburse all reasonable, documented and invoiced out-of-pocket costs and expenses of the ABL Administrative Agent and the Lenders, including without limitation the reasonable, documented and invoiced legal fees of a single firm of counsel (and, solely in the case of an actual or perceived conflict of interest, one additional counsel to the affected Lender(s)) and, if necessary, one local counsel in each relevant material jurisdiction, in connection with any enforcement of the ABL Facilities Documentation.

Indemnification:	The Borrower will indemnify the Commitment Parties, the ABL Administrative Agent, the Lenders, the Issuing Lender, and their respective affiliates, and the officers, directors, employees, advisors, agents, controlling persons, equityholders, partners, members and other representatives and the respective successors and permitted assigns of each of the foregoing, and hold them harmless from and against, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single counsel for all indemnified parties, taken as a whole, and, if necessary, one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of an additional counsel for each group of affected indemnified persons similarly situated, taken as a whole)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it (i) has been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s affiliates or controlling persons or any of the officers, directors, employees, agents, partners, advisors or other representatives, advisors, or members or other equity holders of any of the foregoing or (B) a breach of the obligations of such indemnified person or any of such indemnified person’s affiliates or controlling persons or any of the officers, directors, employees, agents, partners, advisors or other representatives, advisors, or members or other equity holders of any of the foregoing under the ABL Facility Documentation or (ii) relates to any Proceeding between or among indemnified persons other than (A) claims against the Initial Lenders or their respective affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the ABL Facility (excluding their role as a Lender) to the extent such persons are otherwise entitled to indemnification under this paragraph and (B) claims arising out of any act or omission on the part of Holdings, the Borrower or any of their respective subsidiaries.

Governing Law and Forum:	New York.

Counsel to the ABL Administrative Agent:	Otterbourg P.C.

ANNEX I to

EXHIBIT B

Interest Rates:

Initially, the interest rates under the ABL Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin or ABR plus the Applicable Margin.

“Applicable Margin” means, initially, 50 basis points in the case of ABR loans and 150 basis points in the case of Adjusted LIBOR loans. Following delivery of financial statements for the first full fiscal quarter after the Closing Date, the Applicable Margin with respect to the Revolving Loans and Swingline Loans will be subject to the pricing grid set forth below.

Level	Excess Availability (as a % of the Line Cap)	Applicable Margin for Adjusted LIBOR Loans	Applicable Margin for ABR Loans
I	≥ 66.67%	1.25%	0.25%
II	< 66.7% but ≥ 33.3%	1.50%	0.50%
III	< 33.3%	1.75%	0.75%

The Borrower may elect interest periods of one, two, three or six months (or, if agreed by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings or such other periods as agreed to by the ABL Administrative Agent to facilitate the alignment of interest payments with other borrowings under the ABL Facility or the end of a fiscal or calendar period.

Interest on any Revolving Loan and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of the actual number of days elapsed); provided that interest on ABR loans, when based on the prime rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case, calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

B-1

Adjusted LIBOR:

“Adjusted LIBOR” means LIBOR, adjusted for statutory reserve requirements.

“LIBOR” means, with respect to the interest period requested, the rate per annum for deposits in U.S. Dollars for the relevant interest period as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) two business days prior to the first day of the interest period; provided, however, if LIBOR is less than zero per the above, then LIBOR shall be zero.

Notwithstanding the foregoing, the definitions of “Adjusted LIBOR” and “LIBOR”, and any related definitions, shall reflect the Documentation Principles; provided that there shall be no floor above zero.

ABR:

“ABR” means the Alternate Base Rate, which will be the highest of (i) the prime commercial lending rate published by The Wall Street Journal as the “prime rate,” (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the LIBOR Quoted Rate plus 1.0% per annum.

“LIBOR Quoted Rate” means, for any day, Adjusted LIBOR for an interest period of one month as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day; provided, however, if the LIBOR Quoted Rate is less than zero, the LIBOR Quoted Rate shall be zero.

Notwithstanding the foregoing, the definitions of “ABR” and “LIBOR Quoted Rate”, and any related definitions, shall reflect the Documentation Principles; provided that there shall be no floor above zero.

ABL Facility Commitment Fee:	The Borrower will pay to the ABL Administrative Agent for the ratable benefit of the Lenders (with exceptions for Defaulting Lenders) a commitment fee (“Commitment Fee”) of (i) 25 basis points if the actual daily utilized portion of the ABL Facility exceeds 50% and (ii) 37.5 basis points if otherwise, in each case, payable quarterly in arrears after the Closing Date and upon termination of the Revolving Commitments, calculated based on the number of days elapsed in a 360-day year. Swingline Loans shall not constitute utilization of the ABL Facility for purposes of the Commitment Fee calculations.

B-2

Letter of Credit Fees:	A per annum participation fee equal to the Applicable Margin with respect to Adjusted LIBOR Loans on the face amount of each Letter of Credit is payable quarterly in arrears to the Lenders (including the Issuing Lender in its capacity as a Lender). A fee of 0.125% on the face amount of each Letter of Credit issued or the term of which is extended shall be payable to the Issuing Lender for its own account, together with the Issuing Lender’s standard documentary and processing charges in connection with the issuance, amendment, cancellation, negotiation, drawing under or transfer of any Letter of Credit.

B-3

EXHIBIT C

Project Viking

Senior Secured First Lien Term Loan Facility

Senior Secured Delayed Draw Term Loan Facility

Summary of Principal Terms and Conditions2

Borrower:

(i) Initially, Acquisition Sub (the “Initial Borrower”), all of the outstanding equity interests of which are owned by Holdings (as defined below) and (ii) immediately after giving effect to the Transactions, the Company (the “Borrower”).

The Borrower and the Guarantors are collectively referred to as “Loan Parties.” As used herein, “Holdings” is a reference to the immediate parent company of the Borrower (after giving effect to the Transactions)

Transactions:	As set forth in Exhibit A to the Commitment Letter.

First Lien Administrative Agent:	DBNY will act as sole and exclusive administrative agent and collateral agent for the First Lien Facilities (in such capacity, the “First Lien Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower and which syndicate will not include any Disqualified Institutions (together with the Initial Lenders, the “Lenders”).

Lead Arrangers and Bookrunners:	DBSI, UBS Securities and each other applicable Additional Arranger, if any, will each act as a lead arranger and a bookrunner for the First Lien Facilities (collectively, the “Lead Arrangers”) and will perform the duties customarily associated with such roles.

Syndication Agent and Documentation Agent:	The Borrower may designate additional financial institutions, reasonably acceptable to the Lead Arrangers, to act as syndication agent and documentation agent as provided in the Commitment Letter.

[2]

All capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit C is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple or differing definitions, the appropriate meaning thereof in this Exhibit C will be determined by reference to the context in which it is used. In the event that any such capitalized term used in this Exhibit C is not defined in this Exhibit C or otherwise in the Commitment Letter, such term as used in this Exhibit C shall have meanings no less favorable than the meanings of such term or similar term in the Bank Sponsor Precedent as modified by the Documentation Principles.

First Lien Facilities:

(A) Senior secured first lien term loan facility (the “Initial First Lien Facility”) in an aggregate principal amount of $925.0 million (the loans thereunder, the “Initial Term Loans”) on the terms and conditions set forth herein (as such amount may, at the option of the Borrower, be increased to fund any “OID,” upfront fees or similar amounts in respect of the First Lien Facilities in connection with the Flex Provisions (as defined in the Term Fee Letter)); provided that (i) if the acquisition identified by you to the Lead Arrangers (party to the Commitment Letter on the date hereof) on or prior to the date of the Commitment Letter which could potentially close before the Closing Date (the “Specified Acquisition”) does not close on or prior to the Closing Date and clause (ii) below does not apply the aggregate amount of commitments under the Initial First Lien Facility shall be reduced by $85.0 million (the “Initial Term Loan Reduction”) and (ii) if the Specified Acquisition does not close on or prior to the Closing Date but on or prior to the Closing Date the Company or any of its Restricted Subsidiaries shall have entered into an acquisition agreement or other binding arrangement in respect of the Specified Acquisition and the Initial Borrower reasonably believes that the Specified Acquisition will close on or prior to the 90th day occurring after the Closing Date, the Initial Borrower may elect on the Closing Date to incur the Initial Term Loans that would otherwise be subject to the Initial Term Loan Reduction provided that if the Specified Acquisition does not close on or prior to the 90th day occurring after the Closing Date, on the business day immediately following the 90th day occurring after the Closing Date the Borrower shall prepay Initial Term Loans (at par, not subject to any premium) in an aggregate principal amount equal to $115.0 million.

(B) Senior secured delayed draw term loan facility (the “Delayed Draw Term Loan Facility” and, together with the Initial First Lien Facility, each a “First Lien Facility” and collectively the “First Lien Facilities”) in an aggregate principal amount of $75.0 million (the loans thereunder, the “Delayed Draw Term Loans” and together with the Initial Term Loans, the “Term Loans”) on the terms and conditions set forth herein. The Delayed Draw Term Loans shall be available in U.S. Dollars.

Purpose:	(A) The proceeds of the Initial First Lien Facility will be made available on the Closing Date (i) to fund a portion of the Acquisition Consideration, (ii) to finance a portion of the Refinancing, (iii) to pay the Transaction Costs and (iv) as additional cash on the balance sheet of the Borrower and its Restricted Subsidiaries and for general corporate purposes of the Borrower and its subsidiaries (including, without limitation, for capital expenditures, acquisitions, Restricted Payments, refinancing of indebtedness and any other transactions not prohibited by the First Lien Facilities Documentation).

(B) The proceeds of the Delayed Draw Term Loan Facility will be made available from the Closing Date until the Delayed Draw Commitment Expiration Date (as defined below) (i) to finance (x) the acquisition identified by you to the Lead Arrangers (party to the Commitment Letter on the date hereof) on or prior to the date of the Commitment Letter (other than the Specified Acquisition) and (y) in the event of an Initial Term Loan Reduction, the Specified Acquisition and, in each case, costs and expenses related thereto and any repayment of debt of the applicable target group in connection therewith and (ii) to pay outstanding Revolving Loans used to fund any items described in clause (i) above.

Documentation Principles:	The Facilities Documentation with respect to the First Lien Facilities (the “First Lien Facilities Documentation”) will be initially prepared by counsel to the Borrower and (a) will be based upon, and at least as favorable to the Borrower as, the posting version of the Credit Agreement, to be entered into by Messer Industries USA, Inc., Messer Industries GmbH and others and related loan documentation (the “Bank Sponsor Precedent”) but will (except with respect to matters expressly set forth in the Commitment Letter) in no event be less favorable to the Borrower than the Credit Agreement dated as of April 10, 2018 (as amended to date) with respect to the existing senior credit facilities of the Company (or its applicable subsidiaries), (b) will otherwise modified by the Documentation Principles and (c) will include such modification as reasonably necessary to give effect to the Delayed Draw Term Loan Facility. The First Lien Facilities Documentation will contain only those payment provisions, conditions to borrowing, mandatory prepayments, representations and warranties, guarantee and collateral provisions, covenants and Events of Default (as defined below) expressly set forth in this Exhibit C, in each case, applicable to the Borrower and its Restricted Subsidiaries (and, where expressly provided in this Exhibit C, to Holdings) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the provisions of this paragraph. Other than set forth herein, the financial definitions and financial ratio definitions in the First Lien Facilities Documentation shall be based on the equivalent definitions of such terms in the Bank Sponsor Precedent, after giving effect to Documentation Principles. All leverage and ratio calculations shall exclude in any calculation floorplan facility advances or obligations or other inventory financing facility advances or obligations) (other than Revolving Loans) under the ABL Facility. In addition all monetary baskets or thresholds (regardless of whether any such exception, threshold or “basket” specified herein refers to a builder component) will include grower builders based on, at the option of the Borrower as determined prior to the launch of general syndication of the First Lien Facilities, a percentage of consolidated total assets or Consolidated EBITDA (as defined below) of the Borrower and its Restricted Subsidiaries, set at a level at least equal to the initial monetary amount of each such basket or threshold (which level shall be rounded up to the nearest 1.0% interval). It is understood and agreed that to the extent any representations and warranty relating to the Company and/or any of its subsidiaries is made on, or as of, the Closing Date (or prior thereto) and is qualified by or subject to “Material Adverse Effect”, the definition thereof will be “Material Adverse Effect” as defined in the Acquisition Agreement as it applies to such representation and warranty.

The “Sponsor Model” means the Sponsor’s model previously provided to the Term Loan Lead Arranger on October 15, 2018.

Availability:

(A) The Initial Term Loans will be made in a single drawing on the Closing Date. Repayments and prepayments of the Initial Term Loans may not be reborrowed.

(B) The Delayed Draw Term Loan Facility will be available on or after the Closing Date until the day following the date that is 6 months after the Closing Date (the “Delayed Draw Commitment Expiration Date”), subject to the Delayed Draw Terms and Conditions (as defined below). Repayments and prepayments of the Delayed Draw Term Loans may not be reborrowed.

The “Delayed Draw Terms and Conditions” shall mean:

(i)  the Delayed Draw Term Loan Facility may be funded at any time before the applicable Delayed Draw Term Loan Commitment Expiration Date;

(iii)   amortization of all of the outstanding loans advanced under the Delayed Draw Term Loan Facility will commence on the last day of the first full calendar quarter after the initial borrowing thereunder and the percentage of the then-outstanding principal balance of the Delayed Draw Term Loans that will amortize will be the same percentage as for the Initial Term Loans on the Closing Date (with appropriate adjustments as may be necessary to cause the Delayed Draw Term Loans and to be treated as the same class as loans under the Initial First Lien Facility and to permit “fungibility” with the Initial First Lien Facility);

(iv) pricing and maturity for the outstanding principal amount of the Delayed Draw Term Loans shall be the same as for the Initial Term Loans;

(v)   subject to the Limited Condition Provision, no Specified Event of Default under the First Lien Facilities shall have occurred and be continuing or would exist immediately after giving effect thereto on the date of such incurrence;

(vi) subject to the Limited Condition Provision, the representations and warranties in the First Lien Facilities Documentation shall be true and correct in all material respects on and as of the date of the incurrence of any Delayed Draw Term Loan (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be);

(vii)  the Available Incremental Facility Amount (as defined below, but without aggregating amounts under clauses (b)(ii) or (b)(iii) of such definition) on the date of any incurrence of any Delayed Draw Term Loans (subject to the Limited Condition Provision) is not less than the principal amount of such Delayed Draw Term Loans to be incurred on such date); and

(vii)  the minimum amount of any borrowing of Delayed Draw Term Loans and frequency of borrowings under the Delayed Draw Term Loan Facility to be determined in amounts and frequency to be agreed.

At any time and from time to time upon notice to the Administrative Agent, the Borrower may elect to reduce or terminate the Lenders’ commitments under the Delayed Draw Term Loan Facility without fees or penalties.

Incremental Facilities:	The First Lien Facilities Documentation will permit the Borrower from time to time, on one or more occasions, to add one or more incremental term loan facilities to the Initial First

Lien Facility (each, an “Incremental Facility” and, collectively, the “Incremental Facilities”) in a principal amount at the time such amount is incurred equal to (a) the sum of (i) (x) the greater of (A) $200.0 million and (B) 100% of Consolidated EBITDA for the then most recently ended period of four fiscal quarters for which financial statements are internally available, calculated on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith less (y) the aggregate principal amount of any Incremental Second Lien Facility (as defined in Exhibit D) incurred pursuant to clause (a)(i)(x) under the heading “Incremental Facilities” in Exhibit D plus (ii) all voluntary prepayments of the Term Loans and any Incremental Facilities, Incremental Equivalent Debt, Refinancing Term Facilities and, to the extent originally incurred pursuant to clause (a)(i)(x) of the Second Lien Facility Incremental Facility provisions, Incremental Second Lien Facilities, Incremental Equivalent Second Lien Debt, Second Lien Refinancing Facilities, in respect thereof and in each case, that are secured on a senior, pari passu basis with the Frist Lien Facilities or on a junior basis with the First Lien Facilities and a pari passu basis with the Second Lien Facility, so long as such prepayment or commitment reduction is effected on or prior to the date of any such incurrence (including all loan buy-backs (whether or not offered to all Lenders) and yank-a-bank payments, with credit given to the principal amount purchased) (other than any such prepayments, repurchases or reductions to the extent funded with the proceeds of long-term indebtedness (other than revolving indebtedness)) (collectively, the “Fixed Incremental Amount”) provided that the amount under clause (i) or (ii) of such Fixed Incremental Amount, as the case may be, shall be reduced (but not to an amount less than 0) by the outstanding principal amount of any Incremental Facilities, Incremental Equivalent Debt or Delayed Draw Term Loans incurred in reliance on such clause (i) or (ii) as applicable (so long as such amount is not otherwise reallocated after the date of such incurrence) plus (b)(i) in the case of any Incremental Facility to be secured equally and ratably with the First Lien Facilities, the amount that would result in a First Lien Net Leverage Ratio (as defined below), calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, not exceeding the greater of (x) 4.75:1.00 and (y) if such debt is incurred to finance a Permitted Acquisition (as defined below) or other permitted investment, the First Lien Net Leverage Ratio immediately prior to the incurrence of such debt and (ii) in the case of any Incremental Facility or Incremental Equivalent

Debt to be secured on a junior basis to the First Lien Facilities, the amount that would result in the Secured Net Leverage Ratio (as defined below), calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, not exceeding the greater of (x) 6.50:1.00 and (y) if such debt is incurred to finance a Permitted Acquisition or other permitted investment, the Secured Net Leverage Ratio immediately prior to the incurrence of such debt and (iii) in the case of any unsecured Incremental Facility or unsecured Incremental Equivalent Debt, either (I) the amount that would result in the Total Net Leverage Ratio (as defined below), calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, not exceeding the greater of (x) 6.50:1.00 and (y) if such debt is incurred to finance a Permitted Acquisition or other permitted investment, the Total Net Leverage Ratio immediately prior to the incurrence of such debt, or (II) the amount that would result in the Cash Interest Coverage Ratio (to be defined) calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, being not less than the lesser of (x) 2.00:1.00 and (y) if such debt is incurred to finance a Permitted Acquisition or other permitted investment, the Cash Interest Coverage Ratio immediately prior to the incurrence of such debt (clause (b), the “Ratio Incremental Amount”; the sum of the amounts contemplated by clauses (a) and (b), the “Available Incremental Facility Amount”).

“First Lien Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt of the Borrower and its Restricted Subsidiaries that are Loan Parties that is (x) secured by the Collateral or (y) constituting purchase money indebtedness or capital lease obligations, secured by the asset or assets subject thereto, in each case, on a first priority basis (including, for the avoidance of doubt, the ABL Facility) to (ii) trailing 4-quarter Consolidated EBITDA of the Borrower as of the last day of the most recently ended test period for which financial statements are internally available.

“Secured Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt of the Borrower and its Restricted Subsidiaries that are Loan Parties that is (x) secured by the Collateral or (y) consisting of purchase money indebtedness or capital lease obligations, secured by the asset or assets subject thereto to (ii) trailing 4-quarter Consolidated EBITDA of the Borrower as of the last day of the most recently ended test period for which financial statements are internally available.

“Total Net Leverage Ratio” will be defined as the ratio of (i) Consolidated Total Debt to (ii) trailing 4-quarter Consolidated EBITDA of the Borrower as of the last day of the most recently ended test period for which financial statements are internally available.

“Consolidated Total Debt”, on any date of determination, will be defined as:

(i) the amount of consolidated indebtedness for borrowed money, purchase money indebtedness capital lease obligations, drawn letters of credit that have not been reimbursed after two (2) business days of the Borrower and its Restricted Subsidiaries as of the last day of the most recently ended test period, as such amount may be adjusted to reflect the effect (as determined by the Borrower in good faith) of any hedge agreement or other derivative instrument entered into in respect of the currency exchange risk relating to such indebtedness, calculated on a mark-to-market basis; provided, that such amount shall exclude obligations under or in respect of the floorplan facility or other inventory financing agreements; minus

(ii) the amount of (x) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries and (y) cash and cash equivalents of the Borrower and its Restricted Subsidiaries that are restricted in favor of the First Lien Facilities, the ABL Facility and/or the Second Lien Facility (which may also include cash and cash equivalents securing other indebtedness that is secured by a lien on the Collateral along with the First Lien Facilities, the ABL Facility and/or the Second Lien Facility) whether or not held in a pledged account (in each case, such unrestricted cash and restricted cash and cash equivalents to be determined in accordance with GAAP) (the amounts in clauses (x) and (y), collectively, “Unrestricted Cash”).

“Cash Interest Coverage Ratio” will be defined as the ratio of (i) trailing 4-quarter Consolidated EBITDA of the Borrower as of the last day of the most recently ended test period for which financial statements are internally available to (ii) Consolidated Cash Interest Expense for such period.

“Cash Consolidated Interest Expense” means the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all cash commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements, but excluding (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (v) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting indebtedness, (ix) interest expense attributable to a direct or indirect parent entity resulting from push-down accounting, (x) any expense resulting from the discounting of indebtedness in connection with the application of recapitalization or purchase accounting, (xi) pay-in-kind interest expense of the Borrower and the Restricted Subsidiaries payable pursuant to the terms of the agreements governing such debt for borrowed money, (xii) commissions, discounts, yield and other fees and charges (including any interest expense) related to the Floorplan Facility or any other inventory financing agreement and (xiii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Permitted Acquisition or similar Investment permitted under the Facilities Documentation, all as calculated on a consolidated basis in accordance with GAAP.

If the Borrower incurs indebtedness under the Fixed Incremental Amount (and any fixed debt basket) on the same date that it incurs indebtedness under the Ratio Incremental Amount (or any other ratio debt incurrence basket), then the First Lien Net Leverage Ratio,

Secured Net Leverage Ratio or the Total Net Leverage Ratio (or other applicable ratio), as applicable, with respect to the amounts incurred under the Ratio Incremental Amount (or other ratio debt incurrence basket) will be calculated without regard to any incurrence under the Fixed Incremental Amount (and any fixed debt basket but giving full pro forma effect the use of proceeds of the entire amount of the loans and commitments that will be incurred in reliance on each applicable provision and the related transactions). Unless the Borrower elects otherwise, each Incremental Facility shall be deemed incurred first as Ratio Incremental Amount to the extent permitted, with the balance incurred under the Fixed Incremental Amount. The Borrower may classify, and may later reclassify, indebtedness incurred under an Incremental Facility (or Incremental Equivalent Debt or Delayed Draw Term Loans) as incurred as a Fixed Incremental Amount, Ratio Incremental Amount, or both, on the date of incurrence and thereafter, to the extent permitted on the date of classification (or the date of any such reclassification).

The availability of the Incremental Facilities will be subject solely to the following terms and conditions: (a) no existing Lender will be required to participate in any Incremental Facility without its consent; (b) subject to the Limited Condition Provision, no Specified Event of Default (as defined below) under the First Lien Facilities shall have occurred and be continuing or would exist immediately after giving effect thereto; (c) such Incremental Facility may, at the discretion of the Borrower, (i) rank pari passu in right of payment with the First Lien Facilities, (ii) be subordinated in right of payment to the First Lien Facilities, (iii) be secured on a pari passu basis with the First Lien Facilities, (iv) be secured on a junior basis to the First Lien Facilities or (v) be unsecured; provided that if subordinated or secured on a junior basis, it may not be incurred under the First Lien Facilities Documentation and any intercreditor or lien subordination arrangements must be reasonably satisfactory to the First Lien Administrative Agent; (d) the maturity date and the weighted average maturity of such Incremental Facility may be no earlier than, or shorter, as the case may be, than the maturity date or the weighted average maturity, as applicable, of the First Lien Facilities (subject to exceptions for (i) customary bridge financings, (ii) Incremental Facilities and Incremental Equivalent Debt in an aggregate amount up to $200.0 million having a maturity date and/or weighted average life that is earlier than, or shorter, as the case may be, than the maturity date or the weighted average maturity, as applicable, of the First Lien Facilities and (iii) Incremental Facilities that amortize at a rate of 5.0% or less per annum, the “Inside

Maturity Exception”) unless the Lenders are also offered by the Borrower the same percentage amortization prepayment per annum for the corresponding year; provided that, for purposes of this clause (d), each individual Lender will be deemed to have rejected such offer unless such Lender notifies the Administrative Agent that it has accepted such offer within a time period to be agreed after the date of such offer) (this clause (d), the “Maturity Provision”); (e) subject to clause (d) above, the amortization schedules applicable to such Incremental Facility will be as determined by the Borrower and the lenders providing such Incremental Facility; (f) any fees payable in connection with such Incremental Facility will be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility; (g) such Incremental Facility may provide for the ability to participate on a pro rata basis or greater (as against any later maturing Term Loans) or less than pro rata basis in any voluntary or mandatory prepayments of the Term Loans or, in the case of any voluntary prepayments of the Term Loans or any prepayments of Term Loans, participate on a greater than pro rata basis; (h) the interest rate, upfront fees and original issue discount for any Incremental Facility will be as determined by the Borrower and the lenders providing such Incremental Facility; provided that, solely in the case of any broadly syndicated Incremental Facility incurred prior to the date that is 12 months after the Closing Date (other than in respect of (A) any Incremental Facility originally incurred pursuant to the definition of Fixed Incremental Amount, (B) any Incremental Facility that has an outside maturity date at least one year after the maturity date of the First Lien Facilities at the time of incurrence thereof, (C) any Incremental Facility in an aggregate principal amount of $200.0 million or less, (D) any Incremental Facility being incurred in connection with a Permitted Acquisition or other permitted investment or acquisition and (E) any Incremental Facility incurred to refinance indebtedness (including related fees, costs, premiums, accrued interest and expenses) of the Borrower and its Restricted Subsidiaries) if the yield on any broadly syndicated Incremental Facility secured equally and ratably with the Initial First Lien Facility or Delayed Draw Term Loan Facility, as applicable, denominated in the same currency as such Incremental Facility (taking into account interest margins, minimum Adjusted LIBOR, minimum ABR, upfront fees and OID on such term loans, with upfront fees and OID being equated to interest margins based on an assumed four-year life to maturity, but exclusive of any arrangement, syndication, structuring, commitment or other fees payable in connection therewith) (the “Incremental Yield”) (other than, for the avoidance of doubt, any such Incremental Facility that is unsecured, subordinated or secured on a junior-lien basis) exceeds the yield on the applicable First Lien Facility denominated in the same currency as such Incremental Facility (determined as provided above), by more than 75 basis points, then the interest margins for such Term Loans incurred under such First Lien Facilities denominated in the same currency as such Incremental Facility will automatically be increased to a level such that the yield on such Term Loans will be 75 basis points below the Incremental Yield (it being agreed that any increase in yield to any existing facility required due to the application of an Adjusted LIBOR or ABR “floor” on any Incremental Facility will be effected solely through an increase in such “floor” (or an implementation thereof, as applicable)) (the “MFN Provision”); (j)(i) may not be guaranteed by any Restricted Subsidiary that is not a Loan Party under the First Lien Facilities and (ii) to the extent secured, may not be secured by any assets of a Loan Party that do not constitute Collateral (this clause (j), the “Guarantor and Collateral Provision”), and (k) except as otherwise provided in clauses (a) through (j), all other terms of such Incremental Facility, if not consistent with the terms of the existing First Lien Facilities (as reasonably determined by the Borrower), will be as agreed between the Borrower and the lenders providing such Incremental Facility.

The Borrower may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which will be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith; provided that the consent of the First Lien Administrative Agent (not to be unreasonably withheld, delayed or conditioned) will be required with respect to any such additional lender if such consent would be required under the caption “Assignments and Participations” for an assignment to such additional lender.

The proceeds of Incremental Facilities may be used for general corporate purposes of the Borrower and its Restricted Subsidiaries (including for capital expenditures, acquisitions, Restricted Payments, refinancing of indebtedness and any other transaction not prohibited by the First Lien Facilities Documentation).

The First Lien Facilities Documentation will be amended to give effect to any Incremental Facility by documentation executed by the Lender or Lenders (or such other persons) making the commitments with respect thereto, the First Lien Administrative Agent and the Borrower and without the consent of any other existing Lender, including such amendments as may be necessary or advisable to have such facility fungible with the other applicable Facilities.

In addition, the Borrower or any other Loan Party may, in lieu of adding Incremental Facilities, utilize all or any portion of the Available Incremental Facility Amount at any time by issuing or incurring Incremental Equivalent Debt.

“Incremental Equivalent Debt” means indebtedness in an aggregate principal amount at the time of incurrence thereof not to exceed the then Available Incremental Facility Amount consisting of senior secured first lien loans or notes or junior lien loans or notes, subordinated loans or notes or senior unsecured term loans or notes, or any bridge facility, reflecting terms as determined by the Company and providers of such Incremental Equivalent Debt; provided that (a) other than in the case of broadly syndicated first lien senior secured term loans, such Incremental Equivalent Debt will not be subject to the MFN Provisions, (b) the maturity date of such Incremental Equivalent Debt will be no earlier than the maturity date of the First Lien Facilities on the date of incurrence thereof (subject to exceptions for customary bridge financings); provided that this clause will not apply to the Inside Maturity Exception, (c) the weighted average life to maturity of such Incremental Equivalent Debt may not be shorter than the remaining weighted average life to maturity of the First Lien Facilities on the date of incurrence thereof (subject to exceptions for customary bridge financings and amortization in an aggregate annual amount of up to 5.0% of the original principal amount incurred) unless the Lenders are also offered by the Borrower the same percentage amortization prepayment per annum for the corresponding year; provided that, for purposes of this clause (c), each individual Lender will be deemed to have rejected such offer unless such Lender notifies the First Lien Administrative Agent that it has accepted such offer by 11 a.m. three (3) business days (or such longer period which the Borrower agrees) after the date of such offer; provided that this clause will not apply to the Inside Maturity Exception, (d) no Incremental Equivalent Debt may be guaranteed by any Restricted Subsidiary that is not a Loan Party under the First Lien Facilities; (e) to the extent secured, no Incremental Equivalent Debt may be secured by any assets of a Restricted Subsidiary that do not constitute Collateral and (f) if such Incremental Equivalent Debt is secured equally and ratably with the Initial First Lien Facility and Delayed Draw Term

Loan Facility or by liens that are junior to the liens securing the First Lien Facilities, such Incremental Equivalent Debt will be subject to the Guarantor and Collateral Provisions and intercreditor arrangements to be set forth in the First Lien Facilities Documentation.

Limited Condition Provision:	In the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments, prepayments of junior, unsecured or subordinated debt, asset sales or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries, in each case, in connection with any Limited Condition Transaction, each at the Borrower’s option, any relevant ratios and baskets shall be determined, the accuracy of representations and warranties in all material respects (other than, in the case of clause (a) below, the Specified Representations or, at the option of the Borrower, European “certain funds” representations) shall be determined, or any default or event of default blocker shall be tested, (a) in the case of any acquisition or other investment (including with respect to any debt contemplated or incurred in connection therewith), either, at the option of the Borrower, (i) as of the date the definitive acquisition agreement for such acquisition or other investment is entered into (or prior to the effectiveness of any documentation or agreement with a substantially similar effect as a binding acquisition agreement) and/or (ii) at the time of the consummation of the relevant acquisition or other investment, (b) in the case of any restricted payment (including with respect to any debt contemplated or incurred in connection therewith), either, at the option of the Borrower, (i) at the time of the declaration of such restricted payment and/or (ii) at the time of the making of such restricted payment and/or (c) in the case of any irrevocable debt repurchase or repayment (including with respect to any debt contemplated or incurred in connection therewith), either, at the option of the Borrower, (i) at the time of delivery of notice with respect to such repurchase or repayment and/or (ii) at the time of the making of such repurchase or repayment, in each case after giving effect to the relevant transaction, any related debt (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis; provided, that if the Borrower has made such an election, in connection with the calculation of any ratio or basket on or following the such date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires or such irrevocable notice is rescinded, as applicable, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated. The provisions of this paragraph are referred to herein as the “Limited Condition Provision”.

As used herein, “Limited Condition Transaction” means any acquisition or other investment, irrevocable debt repurchase or repayment, or restricted payment (including with respect to any debt contemplated or incurred in connection therewith) by the Borrower or one or more of its restricted subsidiaries permitted pursuant to the First Lien Facilities Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

Refinancing Facilities:	The First Lien Facilities Documentation will permit the Borrower or any other Loan Party to refinance loans under any First Lien Facilities and any Incremental Facility, in each case, from time to time, in whole or in part, with (a) one or more new term loan credit facilities (each, a “Refinancing Facility”) under the First Lien Facilities Documentation with the consent of the Borrower and the entities providing such Refinancing Facility, (b) one or more series of senior unsecured notes or term loans, (c) one or more series of senior secured notes or term loans that will be secured by the Collateral on an equal and ratable basis with the First Lien Facilities, or (d) one or more series of junior lien notes or term loans that will be secured on a subordinated basis to the First Lien Facilities, which will be subject to the intercreditor arrangements to be set forth in the First Lien Facilities Documentation (any such notes or loans, “Refinancing Notes”), subject, in each case, solely to the following terms and conditions: (i) no such Refinancing Facility or Refinancing Notes may mature prior to the maturity date of, or have a shorter weighted average life to maturity than, the loans under the Initial First Lien Facility, the Delayed Draw Term Loan Facility or Incremental Facility being refinanced (subject to exceptions for customary bridge financings and amortization in an aggregate annual amount of up to 5.0% of the original principal amount incurred) unless the Lenders are also offered by the Borrower the same percentage amortization prepayment per annum for the corresponding year; provided that, each individual Lender will be deemed to have rejected such offer unless such Lender notifies the Administrative Agent that it has accepted such offer within a time period to be determined after the date of such offer; (ii) no Refinancing Facility or Refinancing Notes may be guaranteed by any Restricted Subsidiary that is not a Guarantor of the First Lien

Facilities; (iii) to the extent secured, no Refinancing Facility or Refinancing Notes may be secured by any assets of a Restricted Subsidiary that do not constitute Collateral; (iv) as reasonably determined by the Borrower, the other terms and conditions of such Refinancing Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) must (x) be substantially identical to, or not materially more favorable (taken as a whole) to the lenders providing such Refinancing Facility or Refinancing Notes, as applicable, than those applicable to the First Lien Facilities or Incremental Facilities being refinanced are to the Lenders or (y) reflect market terms and conditions at the time of incurrence or issuance thereof as determined by the Borrower (in either case, except for covenants and other provisions applicable only to periods after the latest final maturity date of the First Lien Facilities or Incremental Facilities existing at the time of such refinancing); (v) the amount of such Refinancing Facility or Refinancing Notes will be in an amount not in excess of the amount of loans and commitments refinanced plus fees, expenses, accrued interest, costs and premiums payable in connection therewith; and (vi) the proceeds of such Refinancing Facility or Refinancing Notes shall be applied, substantially concurrently with, or within one business day of, the incurrence thereof, to the prepayment of outstanding loans (and, in the case of the Revolving Facility, commitment reductions) under the applicable Facility being so refinanced; and provided further that in no event shall any Refinancing Facility or Refinancing Notes be permitted to be mandatorily prepaid prior to the repayment in full of the First Lien Facilities maturing no later than such Refinancing Facility or Refinancing Notes, unless accompanied by a ratable prepayment of the First Lien Facilities. The Refinancing Facilities and Refinancing Notes will not be subject to any other restrictions, including “most favored nation” pricing provisions.

Interest Rate and Fees:	As set forth in Annex I to this Exhibit C.

Default Rate:	Upon the occurrence and during the continuance of a Specified Event of Default (as defined below), all overdue principal amounts will bear interest at the applicable interest rate plus 2.0% per annum, and overdue interest and fees shall bear interest at the interest rate applicable to ABR loans (as defined in Annex I to this Exhibit C) plus 2.0%, and in each case, shall be payable on demand and shall begin to accrue from the date of such Specified Event of Default.

“Specified Event of Default” means (a) any payment Event of Default (with respect to any principal, interest or fees only) and (b) any bankruptcy Event of Default.

Final Maturity and Amortization:	The Initial Term Loans and the Delayed Draw Term Loans (to the extent utilized) will mature on the date that is seven years after the Closing Date (the “Maturity Date”); provided that the First Lien Facilities Documentation will provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term Loans upon the request of the Borrower and without the consent of any other Lender (subject to terms and conditions no more restrictive than those set forth in the First Lien Facilities Documentation, including pro rata extension offers open to all Lenders under the applicable tranche of Initial Term Loans subject to extension, but in any event not to be subject to “most favored nation” pricing or minimum extension condition). The Initial Term Loans and the Delayed Draw Term Loans will be payable in equal quarterly installments of 0.25%, commencing with the second full quarter ending after the Closing Date of the original principal amount of the Initial First Lien Facility and any Delayed Draw Term Loan Facility, respectively (with appropriate adjustments as may be necessary to cause the Delayed Draw Term Loans and to be treated as the same class as loans under the Initial First Lien Facility and to permit “fungibility” with the Initial First Lien Facility), with the balance payable on the Maturity Date. Notwithstanding the foregoing, the First Lien Administrative Agent shall be permitted to make such modifications in respect of amortization of the First Lien Facilities it deems reasonably necessary as agreed by the Borrower to provide for fungiblity of the Delayed Draw Term Loans with the Initial First Lien Facility and it is intended that the Delayed Draw Term Loans and the Initial First Lien Facility be fungible.

Guarantees:	Subject to the Certain Funds Provisions, all obligations of the Borrower under the First Lien Facilities and, to the extent not secured under the ABL Facility or the Second Lien Facility and designated by the Borrower, any interest rate protection or other swap or hedging agreements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Loan Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof))

or cash management arrangements, in each case, among any Loan Parties or any of their respective restricted subsidiaries and any other person (“Hedging/Cash Management Arrangements”) that are intended to be secured on an equal and ratable basis with the Term Loans will be unconditionally guaranteed jointly and severally on a senior secured basis by the same entities that guarantee the ABL Facility (the “Guarantors”).

Security:

Subject to the limitations set forth below and subject to the Certain Funds Provisions, all obligations of the Borrower and the Guarantors in respect of the First Lien Facilities and all obligations with respect to the Hedging/Cash Management Arrangements will be secured by a first priority security interest (subject to permitted liens) on the Fixed Asset Collateral (as defined in Exhibit B to the Commitment Letter).

The Second Lien Facility will be secured by a second priority security interest (subject to permitted liens) on the Fixed Asset Collateral.

The ABL Facility will be secured by a third priority security interest (subject to permitted liens) on the Fixed Asset Collateral.

Subject to the limitations set forth below and subject to the Certain Funds Provisions, all obligations of the Borrower and the Guarantors in respect of the First Lien Facilities and all obligations with respect to the Hedging/Cash Management Arrangements will be secured by a second priority security interest (subject to permitted liens) in the Current Asset Collateral (as defined in Exhibit B to the Commitment Letter).

The ABL Facility will be secured by a first priority security interest (subject to permitted liens) on the Current Asset Collateral.

The Second Lien Facility will be secured by a third priority security interest (subject to permitted liens) on the Current Asset Collateral.

Notwithstanding anything to the contrary, the Collateral will exclude the Excluded Assets as referred to in Exhibit B to the Commitment Letter.

Notwithstanding anything to the contrary contained herein, (a) neither the Borrower nor the Guarantors will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent (i) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower in its reasonable judgment in consultation with the First Lien Administrative Agent or (ii) the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or, in the case of assets consisting of licenses, agreements or similar contracts, to the extent the grant of security therein would violate the terms of such license, agreement or similar contract relating to such asset or would trigger termination of any contract pursuant to any “change of control” or similar provision, in each case, after giving effect to any applicable provisions of the Uniform Commercial Code or other applicable law, (b) (i) with respect to any Loan Party, organized in the United States (including its equity interests and assets (other than equity interests of a Loan Party that is a Foreign Subsidiary)) no actions will be required outside of the United States in order to create or perfect any security interest in any assets and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be required and (ii) with respect to a foreign subsidiary that is a Guarantor (including its equity interests and assets), security to be provided including foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be reasonably agreed by the Borrower and the First Lien Administrative Agent, (c) any required mortgages will be permitted to be delivered after the Closing Date in accordance with the Certain Funds Provisions, (d) the Loan Parties will not be required to seek or obtain any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (e) any liens on the following Collateral will not be required to be perfected other than by filing of a UCC financing statement: (i) assets requiring perfection through control agreements or other control arrangements (other than control of pledged capital stock and material promissory notes to the extent otherwise required above (with perfection by control not required with respect to cash and cash equivalents, other deposit accounts and securities and commodities accounts (including securities entitlements and related assets))); (ii) vehicles and any other assets subject to certificates of title; (iii) commercial tort claims; and (iv) letter of credit rights to the extent not perfected as supporting obligations by the filing of a UCC financing statement on the primary collateral.

Liens on assets that are transferred to a Person that is not (and is not required to be) a Loan Party in a transaction permitted by the First Lien Facilities Documentation and liens on Excluded Assets shall be automatically released. Subject to a receipt of an officer’s certificate of the Borrower, the First Lien Administrative Agent shall execute such acknowledgments and releases as the Borrower may request in connection with any such release, and the First Lien Administrative Agent shall be entitled to (and shall) rely exclusively on an officer’s certificate of the Borrower when executing any such acknowledgment or release.

In addition, if not otherwise provided for in the existing intercreditor agreement, the First Lien Facilities Documentation will authorize and require the First Lien Administrative Agent to enter into any Acceptable Intercreditor Agreement (as defined below) upon the request of the Borrower in connection with the incurrence of additional debt that is permitted to be incurred and secured under the First Lien Facilities Documentation such that it is secured by a lien on the Collateral that is pari passu or junior with the lien on the Collateral securing the First Lien Facilities.

“Acceptable Intercreditor Agreement” means, as applicable: (a) in the case of Indebtedness that is secured on a pari passu basis with the First Lien Facilities, customary intercreditor documentation consistent with the Documentation Principles and substantially in the form of an exhibit attached to the First Lien Facilities Documentation (as such form may be modified in a manner (i) reasonably acceptable to the Borrower and the First Lien Administrative Agent or (ii) where such modifications are posted for review by the Lenders and the Required Lenders (as defined below) do not object in writing within three business days after such agreement is posted), (b) in the case of Indebtedness that is secured on a junior lien basis as compared to the First Lien Facilities, customary intercreditor documentation consistent with the Documentation Principles and substantially in the form of an exhibit attached to the First Lien Facilities Documentation (as such form may be modified in a manner (i) reasonably acceptable to the Borrower and the First Lien Administrative Agent or (ii) where such modifications are posted for review by the Lenders and the Required Lenders do not object in writing within three business days after such agreement is posted) or (c) in the case of any Indebtedness, (i) an intercreditor agreement the terms of which are consistent with market terms (as determined by the Borrower and the First Lien Administrative Agent

in good faith) governing arrangements for the sharing and subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of indebtedness subject thereto or (ii) any other intercreditor agreement which is reasonably acceptable to the Borrower and the First Lien Administrative Agent so long as, in each case, such intercreditor agreement is posted for review by the Lenders and not objected to by the Required Lenders within three business days thereafter.

Intercreditor Agreement:

The relative rights and priorities in the Collateral for each of the First Lien Facilities and the Second Lien Facility will be set forth in a customary intercreditor agreement, consistent with the Documentation Principles (the “First Lien/Second Lien Intercreditor Agreement”).

The relative rights and priorities in the Collateral for each of the First Lien Term Facility, the Second Lien Term Facility and the ABL Facility will be set forth in the ABL/Term Loan Intercreditor Agreement.

Mandatory Prepayments:

Mandatory prepayments with respect to the Initial First Lien Facility and the Delayed Draw Term Loan Facility shall be limited to:

(a)   commencing with the end of the first full fiscal year ending after the Closing Date, 50% of Excess Cash Flow (which shall be set forth in customary detail by the Borrower in a certificate delivered to the First Lien Administrative Agent), with step-downs to (i) 25% upon achievement of a First Lien Net Leverage Ratio equal to or less than 4.50 to 1.00 and (ii) 0% upon achievement of a First Lien Net Leverage Ratio equal to or less than 4.00 to 1.00 provided that (i) the amount of the prepayment otherwise required from Excess Cash Flow shall be reduced on a dollar for dollar basis by certain prepayments of debt in a manner consistent with the Documentation Principles (“Debt Reduction”), (ii) such First Lien Net Leverage Ratio shall be calculated after giving effect to any such contemplated payment under this clause (a) and any prepayments after the end of such applicable fiscal year and prior to such Excess Cash Flow payment and (iii) such payment shall only be required in respect of any fiscal year in an amount in excess of $10.0 million (the “ECF De Minimis Amount”);

(b)   100% of the Net Cash Proceeds of certain non-ordinary course Asset Sales by the Borrower and its Restricted Subsidiaries, subject to thresholds to be mutually agreed and the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 180 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after the expiration of such initial 365-day period; and

(c)   100% of the net cash proceeds of issuances of debt obligations of the Borrower and its Restricted Subsidiaries after the Closing Date (other than debt permitted under the First Lien Facilities Documentation (excluding the proceeds of any Refinancing Facility or Refinancing Notes)).

Mandatory prepayments will be applied, without premium or penalty, subject to reimbursement of the Lenders’ usual and customary breakage costs (excluding loss of profit), in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period among the tranches as directed by the Borrower (or, in the case of no direction, pro rata among the tranches) and within a tranche as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender may, subject to the terms of the Second Lien Facility, be retained by the Borrower (any amounts retained by the Borrower, the “Declined Amounts”).

Prepayments from Restricted Subsidiaries’ Excess Cash Flow and Asset Sale proceeds will be limited under the First Lien Facilities Documentation to the extent the Borrower determines that such prepayments (including the repatriation of cash in connection therewith) would (a) be prohibited or delayed by applicable law or (b) the repatriation of cash in connection therewith would result in material adverse tax consequences. All prepayments referred to in clauses (a) and (b) above are subject to permissibility under (x) local law (e.g. financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (y) material organizational document or other contractual restrictions as a result of minority ownership or in any material agreements.

Mandatory prepayments required under the First Lien Facilities Documentation may, if required pursuant to the terms of any other indebtedness secured pari passu with the First Lien Facilities, be applied to the Term Loans and such other pari passu indebtedness, in each case on a ratable basis based on the outstanding principal amounts thereof.

“Excess Cash Flow” shall be defined in a manner consistent with the Documentation Principles, and shall in any event be reduced for, among other things, (x) cash paid during the applicable Excess Cash Flow Period (as defined below) by the Borrower or any Restricted Subsidiary for capital expenditures, permitted investments, Permitted Acquisitions (as defined below) and permitted restricted payments and (y) at the option of the Borrower, cash payments that the Borrower or any Restricted Subsidiary is required, has committed or has budgeted, in each case, to make in respect of taxes, interest, capital expenditures, permitted investments, Permitted Acquisitions and permitted restricted payments within 365 days after the end of such applicable Excess Cash Flow Period; provided that (A) amounts described in clause (y) above will not reduce Excess Cash Flow in subsequent periods and, to the extent not so paid, will increase Excess Cash Flow in the subsequent period and (B) amounts described in clauses (x) and (y) shall reduce Excess Cash Flow only to the extent not financed with the proceeds of incurrences of long-term indebtedness (other than revolving indebtedness).

“Excess Cash Flow Period” means each fiscal year of the Borrower, beginning with the first full fiscal year after the Closing Date.

Voluntary Prepayments and Commitment Reductions:	Voluntary reductions of the unutilized portion of the Delayed Draw Term Loan Facility and prepayments of loans under the Initial First Lien Facility, any Incremental Facility or the Delayed Draw Term Loan Facility will be permitted at any time, in minimum principal amounts not greater than those set forth in the Bank Sponsor Precedent, without premium or penalty (except, in the case of Initial First Lien Facility and the Delayed Draw Term Loan Facility, as provided below), subject to reimbursement of the Lenders’ usual and customary breakage costs (excluding loss of profit) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Initial First Lien Facility and/or the Delayed Draw Term Loan Facility, as applicable, that occurs on or before the date that is six months after the Closing Date, in an amount equal to 1.00% of the principal amount of the Initial First Lien Facility or the Delayed Draw Term Loan Facility subject to such Repricing Event.

The term “Repricing Event” means (i) any prepayment of the Initial Term Loans or Delayed Draw Term Loans with the proceeds of, or any conversion of Initial Term Loans or Delayed Draw Term Loans into, any new or replacement tranche of broadly syndicated term loans of any Loan Party bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Initial Term Loans or Delayed Draw Term Loans, as applicable, the primary purpose of which is to reduce such “effective” interest rate and (ii) any amendment to the Initial First Lien Facility or the Delayed Draw Term Loan Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the Initial Term Loans or Delayed Draw Term Loans the primary purpose of which is to reduce such “effective” interest rate (in each case, (x) taking into account OID and upfront fees, which will be deemed to constitute like amounts of OID, being equated to interest rate margins based on an assumed four-year life to maturity, (y) excluding the effect of any other arrangement, structuring, syndication, amendment consent or other fees payable in connection therewith that are not shared with all providers of such financing and (z) excluding the effect of any fluctuations in LIBOR or any other applicable base rate); provided that no prepayment premium will apply if any such Repricing Event is in connection with a dividend recapitalization, a change of control, initial public offering or a Transformative Event. “Transformative Event” means any acquisition (including by merger or consolidation), investment, dissolution, liquidation, consolidation or disposition by the Borrower, a restricted subsidiary, Holdings or a parent entity (other than the Investors) that is either (a) not permitted by the terms of the First Lien Facilities Documentation immediately prior to the consummation of such transaction or (b) if permitted by the terms of the First Lien Facilities Documentation immediately prior to the consummation of such transaction, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the First Lien Facilities Documentation for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

All voluntary prepayments of Initial Term Loans or Delayed Draw Term Loans under the First Lien Facilities and any Incremental Facilities will be applied among the tranches as directed by the Borrower (or, in the case of no direction, pro rata among the tranches) and within a tranche as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Representations and Warranties:	Limited to the following (to be applicable to Holdings (solely as it relates to its organizational status and good standing, power and authority, execution, delivery and enforceability of its guarantee and its pledge of equity interests of the Borrower, no conflicts and material compliance with laws), the Borrower and its Restricted Subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications consistent with the Documentation Principles and the First Lien Facilities Documentation): organizational status and good standing; power and authority, execution, delivery and enforceability of First Lien Facilities Documentation; with respect to First Lien Facilities Documentation, no violation of, or conflict with, law, organizational documents or material agreements; compliance with law (including ERISA and environmental); compliance with Anti-Corruption Laws and AML and Sanctions Laws; Investment Company Act; no material litigation; margin regulations; material governmental approvals; after the Closing Date, no Material Adverse Effect (as defined below) since the date of the most recent audited financial statements delivered prior to the Closing Date; materially accurate and complete disclosure in all material respects; taxes; ERISA; equity interest and ownership of subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties; subject to the Certain Funds Provisions and the restrictions described under the caption “Security,” creation, validity and perfection of liens and other security interests (subject to permitted liens); and consolidated Closing Date solvency of the Borrower and its subsidiaries (which representation shall be satisfied by the delivery of a solvency certificate in the form attached as Annex I to Exhibit E).

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries (taken as a whole) or (b) the material rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the First Lien Facilities Documentation.

Conditions to Initial Borrowings:	The availability of borrowings under the First Lien Facilities on the Closing Date will be subject solely to the applicable conditions set forth in Section 6 (including by reference to Exhibit E) of the Commitment Letter.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its Restricted Subsidiaries only (and, in the case of Holdings, maintenance of existence, maintenance of books and records, inspection rights, payment of taxes, compliance with laws and further assurances) and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications consistent with the Documentation Principles and as may otherwise be agreed upon): delivery of (i) within (A) 150 days of fiscal year end for the first fiscal year ended after the Closing Date and (B) 90 days of fiscal year end for each fiscal year thereafter, annual audited consolidated financial statements and (ii) commencing with the fiscal quarter ended after the Closing Date for which financial statements are required to be delivered, within 75 days of fiscal quarter end for the first three fiscal quarters ended after the Closing Date and within 60 days of the end of the first three fiscal quarters of each fiscal year ended thereafter, quarterly unaudited consolidated financial statements, and, in the case of the annual financial statements, an opinion of an independent accounting firm (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from (i) an upcoming maturity date of indebtedness occurring within one year from the time such opinion is delivered or (ii) anticipated or actual financial covenant non-compliance); annual budget reports in the form customarily prepared by the Borrower (with delivery time periods to be consistent with the delivery requirements for the audited financial statements); provided that the requirements to provide a budget shall automatically cease to apply upon an initial public offering of the Borrower or any Restricted Subsidiary or any holding company of the Borrower; notices of knowledge of Defaults, ERISA events and litigation that could reasonably be expected to result in a Material Adverse Effect; commercially reasonable efforts to maintain public corporate credit ratings and public credit ratings for the First Lien Facilities; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); maintenance of existence; visitation rights upon reasonable prior notice; maintenance of books and records; payment of material taxes; compliance with laws and regulations (including ERISA and environmental); compliance with Anti-Corruption Laws and AML and Sanctions Laws; additional Guarantors and Collateral (subject to limitations set forth under the caption “Security”); use of proceeds; and further assurances on collateral matters.

“Restricted Subsidiary” means, a subsidiary of a Person that is not an “Unrestricted Subsidiary” (as defined below).

Negative Covenants:

Limited to the following (capitalized terms used in this section shall be defined in a manner consistent with Documentation Principles, unless otherwise defined herein) and subject, in each case, to exceptions, qualifications, materiality thresholds and baskets consistent with the Documentation Principles, as set forth below and as may otherwise be agreed upon:

•   Indebtedness. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, incur, create or assume any Indebtedness (excluding obligations under or in respect of any floorplan facility and other inventory financing agreements); provided that, the Borrower and its Restricted Subsidiaries may incur (a) unlimited Indebtedness so long as, immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, (x) the Total Net Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, is equal to or less than the greater of (i) 6.50:1.00 and (ii) if such debt is incurred to finance a Permitted Acquisition or other permitted investment, the Total Net Leverage Ratio immediately prior to the incurrence of such debt or (y) the Cash Interest Coverage Ratio, calculated on a pro forma basis, is equal to or greater than the lesser of (i) 2.00 to 1.00 and (ii) if such debt is incurred to finance a Permitted Acquisition or other permitted investment, the Cash Interest Coverage Ratio immediately prior to the incurrence of such debt (“Ratio Debt”); provided further (A) in the event that any Ratio Debt is incurred in the form of term loans that are secured pari passu with the Liens on the Collateral securing the First Lien Facilities, such Ratio Debt shall be subject to the MFN Provision and (B) such Ratio Debt shall be subject to a non-guarantor cap to be agreed, (b) any Permitted Refinancing Indebtedness incurred to refinance Ratio Debt; provided further that the aggregate principal amount of Ratio Debt incurred by Restricted Subsidiaries of the Borrower that are not Guarantors may not exceed the greater of (x) $30.0 million and (y) 15% of Consolidated EBITDA, (c) indebtedness in an amount equal to 100% of the amount of any cash capital contribution in respect of permitted equity of the Borrower and/or its Restricted Subsidiaries (other than any Specified Equity Contribution and in each case to the extent the proceeds of such capital contribution are not otherwise applied), (d) indebtedness (x) in an amount not to exceed 100% of the amount of restricted payments that may be made at the time of the incurrence thereof (the “Available RP Capacity Basket”) and (y) in an amount not to exceed 100% of the amount of cash payments or other distributions in cash in respect of any Junior Financing that may be made at the time of the incurrence thereof (the “Available RDP Capacity Basket”) and (e) any indebtedness in connection with a Permitted Sale and Leaseback (as defined below).

•   Liens. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur or assume any Lien securing indebtedness on any of its property or assets; provided, that (a) Liens that rank pari passu with the Liens securing the First Lien Facilities shall be permitted if the First Lien Net Leverage Ratio as of the date on which such Liens are first created, is less than or equal to the greater of (x) 4.75 to 1.00 and (y) if such Lien is securing Indebtedness incurred to finance a Permitted Acquisition or other permitted Investment, the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness; provided further that in the event any such Liens are secured pari passu with the Liens on the Collateral securing the First Lien Facilities, such debt securing such Liens shall be, subject to the MFN Provision, (b) Liens that rank junior to the Liens securing the First Lien Facilities shall be permitted if the Secured Net Leverage Ratio as of the date on which such Liens are first created, is less than or equal to the greater of (x) 6.50 to 1.00 and (y) if such Lien is securing Indebtedness incurred to finance a Permitted Acquisition or other permitted Investment, the Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness, (c) liens securing indebtedness incurred pursuant to the Available RP Capacity Basket and Available RDP Capacity Basket will be permitted and (d) any lien in connection with a Permitted Sale and Leaseback (as defined below) will be permitted.

•   Investments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, make or hold any Investment (to be defined in the First Lien Facilities Documentation); provided, that (a) the Borrower and its Restricted Subsidiaries may make unlimited Investments so long as immediately after giving effect to the making of such Investment, (x) no Specified Event of Default is continuing immediately prior to making such Investment or would result therefrom (or if, earlier, the execution of a binding agreement governing such Investment) and (y) the Total Net Leverage Ratio, calculated on a pro forma basis, is equal to or less than 6.00 to 1.00, (b) any use of the Available Amount Basket (as defined below) shall be permitted, (c) unlimited intercompany Investments among the Borrower and its restricted subsidiaries will be permitted, (d) Permitted Acquisitions and pre-existing investments (not made in contemplation of such acquisition) made in connection therewith will be permitted without restriction and (e) Investments pursuant to the Available RP Capacity Basket and Available RDP Capacity Basket will be permitted.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests (or any acquisition of Equity Interests if, following the acquisition of such Equity Interests, a majority of the Equity Interests is owned) in, or merger, consolidation or amalgamation with, a Person or any acquisition of assets constituting a business unit, division or line of business of a Person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Acquisition); provided that (i) no Specified Event of Default is continuing immediately prior to execution of the binding agreement governing such Investment or would result therefrom and (ii) Permitted Acquisitions shall be subject to customary further assurances, additional guarantees and additional collateral provisions consistent with Documentation Principles.

•   Sale and Leaseback Transactions. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction (to be defined in a manner to be mutually agreed).

•   Mergers, Consolidations, Sales of Assets and Acquisitions. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into, or consolidate or amalgamate with, any other person, or permit any other person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any other person.

•   Restricted Payments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, make any Restricted Payments; provided that Restricted Payments shall be permitted (a) in an amount not to exceed the Available Amount Basket (as defined below) on such date such Restricted Payments are made, provided that any use of the Available Amount Basket for Restricted Payments shall only be permitted if no Specified Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom; (b) on an unlimited basis so long as (i) immediately after giving effect to the making of such Restricted Payment, the Borrower’s Total Net Leverage Ratio, calculated on a pro forma basis, is 5.50 to 1.00 or less and (ii) no Specified Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom; (c) customary tax distributions; (d) in an amount not to exceed the greater of (x) an amount to be agreed and (y) a percentage of to be agreed of Consolidated EBITDA as of the end of the most recent four quarter period for which financial statements are internally available; and (e) in an amount equal to the Available RDP Capacity Basket.

“Available Amount Basket” shall be defined in accordance with the Documentation Principles, but in any event, shall include (A) a “starter” basket

(the “Available Amount Starter Basket”) equal to the greater of (x) $75.0 million and (y) 35.0% of Consolidated EBITDA as of the end of the most recent four quarter period for which financial statements are internally available, (B) either, at the option of the Borrower to be made on or prior to the commencement of general syndication of the First Lien Facilities, (i) the retained portion of Excess Cash Flow not otherwise applied pursuant to the mandatory prepayments required under the First Lien Facilities Documentation, which retained portion of Excess Cash Flow for any period shall not be less than zero or (ii) 50% of cumulative Consolidated Net Income (commencing with the first day of the fiscal quarter in which the Closing Date occurs) (this clause (B), the “Available Amount Builder Basket”) and (C) the Declined Amounts. For the avoidance of doubt, no component shall be subject to any financial or similar test.

•   Transactions with Affiliates. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving aggregate consideration in excess of an amount to be agreed, unless such transaction is (a) otherwise permitted (or required) under the First Lien Facilities Documentation or (b) upon terms no less favorable to the Borrower or its Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate.

•   Business of Borrower and its Subsidiaries. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, engage at any time in any business or business activity other than any business or business activity conducted by the Borrower or any of its Restricted Subsidiaries on the Closing Date and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

•   Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (a) amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of its Restricted Subsidiaries, (b) make any cash payment or other distribution in cash or otherwise (rather than regularly scheduled interest and principal payments on maturity) in respect of, or amend or modify, or permit the amendment or modification of, any provision of, any Junior Financing (it being agreed that exchange offers will be permitted on terms to be agreed), or (c) permit any subsidiary that is not an Immaterial Subsidiary (such subsidiary, a “Material Subsidiary”) to enter into any agreement or instrument that by its terms restricts (i) with respect to any such Material Subsidiary that is not a Loan Party, Restricted Payments from such subsidiary to the Borrower or any other Loan Party that is a direct or indirect parent of such Material Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case contemplated by clauses (a) and (b), except (x) as would be permitted by the Bank Sponsor Precedent and (y) cash payments or other distributions in cash in respect of any Junior Financing (1) with amounts under the Available Amount Basket on such date so long as no Specified Event of Default has occurred and is continuing immediately prior to making such payment or (2) so long as immediately after giving effect to such payment or distribution, (x) the Borrower’s Total Net Leverage Ratio, calculated on a pro forma basis, is 5.75 to 1.00 or less and (y) no Specified Event of Default has occurred and is continuing immediately prior to making such payment or would result therefrom.

•   Holdings. Holdings will not, conduct, transact or otherwise engage in any active trade or business or operations other than through the Borrower; provided that the foregoing will not prohibit Holdings from taking actions related to the following (and activities incidental thereto): (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the ABL Facility, the Initial First Lien Facility, the Delayed Draw Term Loan Facility, the Second Lien Facility, other Indebtedness of Holdings, the Borrower or any of its subsidiaries, the Acquisition Agreement and the other agreements contemplated by the Acquisition Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests (including Qualified Equity Interests), (v) the making of Restricted Payments, (vi) the incurrence of Permitted Holdings Debt (to be defined in a manner consistent with the Documentation Principles), (vii) making contributions to the capital of its Subsidiaries, (viii) guaranteeing the obligations of the Borrower and its Subsidiaries, (ix) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group, (x) holding any cash or certain property (including cash and certain property received in connection with Restricted Payments made by the Borrower), (xi) providing indemnification to officers and directors, (xii) the making of any Investments and (xiii) activities incidental to the businesses or activities described above.

Financial Covenant:	None.

Unrestricted Subsidiaries:	The First Lien Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “Unrestricted Subsidiary” and subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as, subject to the Limited Condition Provision, (a) no Specified Event of Default is continuing and (b) such designation or re-designation would not cause a Specified Event of Default. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence at the time of such designation of indebtedness of such subsidiary or liens on the assets of such subsidiary, in each case, outstanding on the date of such designation. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an investment for purposes of the investments negative covenant described under the caption “Negative Covenants” above. Unrestricted Subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or Event of Default provisions of the First Lien Facilities Documentation.

Events of Default:	Usual and customary events of default to be set forth in the First Lien Facilities Documentation (collectively, “Events of Default” and each, an “Event of Default”); provided that the incorrectness in any material respect of any representation or warranty that can be cured shall be subject to a 30 day grace period commencing upon notice from the First Lien Administrative Agent. Notwithstanding the foregoing, a breach of the terms of the ABL Facility shall not constitute an event of default for purposes of the First Lien Facilities or any Incremental Facility unless the lenders under the ABL Facility have accelerated the ABL Facility and terminated the commitments in respect thereof as a result of such breach.

Assignments and Participations:

After the Closing Date, the Lenders will be permitted to assign loans under the First Lien Facilities with the consent of the Borrower and the First Lien Administrative Agent); provided that (i) no consent of the Borrower will be required (A) if such assignment is made to another Lender or an affiliate or approved fund of such Lender or (B) after the occurrence and during the continuance of a Specified Event of Default (with respect to the Borrower), (ii) the Borrower will be deemed to have consented to an assignment if the Borrower has not responded within 10 business days after having received written notice thereof from the First Lien Administrative Agent and (iii) no consent of the First Lien Administrative Agent will be required with respect to, subject to the proviso below, Affiliate Lenders, Debt Fund Affiliates or Holdings and its Subsidiaries and other exceptions to be set forth in the First Lien Facilities Documentation; provided, further, that no assignments will be made to any Disqualified Institutions.

The First Lien Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the First Lien Administrative Agent).

The Lenders will be permitted to sell participations in loans without restriction in accordance with applicable law and consistent with the Documentation Principles (other than, to the extent that a list of the Disqualified Institutions shall have been made available to the Lenders prior to the execution of such participation right, to Disqualified Institutions). Voting rights of participants shall be limited to matters set forth under “Voting” below with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Assignments of Term Loans (and loans under any Incremental Facilities) to, and purchases by, Holdings, the Borrower and its subsidiaries will be permitted without any consent, including, without limitation, through open-market purchases so long as (a) no Specified Event of Default has occurred and is continuing, (b) the loans purchased are immediately cancelled and (c) unless otherwise agreed by the parties thereto, all applicable parties to the relevant transaction render customary “big boy” disclaimer letters.

Assignments of Term Loans (or loans under any Incremental Facilities) to the Sponsor and its affiliates (other than Holdings, the Borrower and its subsidiaries, each, an “Affiliated Lender”) will be permitted on a non-pro rata basis through open-market purchases and/or Dutch auctions open to all Lenders on a pro rata basis subject to the following limitations:

(a) Affiliated Lenders will not be permitted to attend or participate in meetings attended solely by the Lenders and the First Lien Administrative Agent or receive information provided solely to the Lenders by the First Lien Administrative Agent or any Lender under the First Lien Facilities Documentation;

(b) for purposes of any amendment, waiver or modification of the First Lien Facilities Documentation that does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter;

(c) the aggregate principal amount of loans under the First Lien Facilities (and loans under any Incremental Facility) assigned to or purchased by Affiliated Lenders may not exceed 30% of the aggregate principal amount of all such loans of all Lenders outstanding at the time of assignment or purchase; and

(d) unless otherwise agreed by the parties thereto, all applicable parties to the relevant transaction render customary “big boy” disclaimer letters.

Notwithstanding anything to the contrary contained herein, Debt Fund Affiliates will not be subject to the foregoing limitations and will be entitled to vote as if they were Lenders; provided, that all loans held by Debt Fund Affiliates may not account for more than 49.9% of the loans of consenting Lenders included in determining whether Required Lenders have consented to any amendment, modification, waiver or any other action with respect to any of the terms of, or otherwise have acted on any manner with respect to, the First Lien Facilities Documentation.

The First Lien Facilities Documentation will permit (but not require) Affiliated Lenders to contribute any Term Loans acquired to Holdings or any of its subsidiaries for purposes of cancelling such debt, which may include contribution (with the consent of the Borrower) to the Borrower (whether through any of its direct or indirect parent entities or otherwise) in exchange for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity or the Borrower at such time.

“Debt Fund Affiliate” means (a) any affiliate of the Sponsor that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course, in each case, that is not organized primarily for the purpose of making equity investments, (b) any affiliate, division or internal group of a Permitted Investor (as defined below) that has the principal purpose of investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course and (c) any investment fund or account of a Permitted Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Investor has invested) or a division or internal group within a Permitted Investor that is not organized or used primarily for the purpose of making equity investments, in each case, in the case of clauses (a), (b) and (c) with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Permitted Investors” means (a) the Sponsor, (b) its affiliates and investment managers, (c) any fund or account managed by any of the persons described in clause (a) or (b) of this definition, (d) any employee benefit plan of Holdings or any of its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (e) investment vehicles of members of management of Holdings or the Borrower or any parent entity of the foregoing that invest in, acquire or trade commercial loans but excluding natural persons.

Voting:	Amendments and waivers of the First Lien Facilities Documentation will require the approval of Lenders holding more than 50.0% of the aggregate amount of the loans and commitments under the Facilities (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby (but not the Required Lenders except in the case of clause (A) below, which changes shall require consent of the Required Lenders in addition to each Lender directly and adversely affected thereby) will be required with respect to: (A) increases in or extensions of the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension or increase of any commitment); (B) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute a reduction in principal), interest (other than a waiver of default interest or a default waiver or change to a financial ratio) or fees; (C) extensions of scheduled amortization payments, the date for payment of any interest or fees or the final maturity (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension of any scheduled amortization payment, the date for payment of any interest or fees or the final maturity date) and (D) changes to the pro rata sharing provisions (with exceptions for certain transactions to be agreed, including amend and extend and refinancing amendment transactions), (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral (other than in connection with any sale of Collateral or of the relevant Guarantor permitted by the First Lien Facilities Documentation), (iii) the consent of the First Lien Administrative Agent, the Swingline Lender and the Issuing Lender, as applicable, will be required for any amendment that modifies agency, swing line or letter of credit specific provisions and (iv) any amendment or waiver that by its terms affects the rights or duties of Lenders holding loans or commitments of a particular class (but not the Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders.

Amendments and waivers to the Delayed Draw Terms and Conditions shall require the consent of (i) the Required Lenders and (ii) Lenders holding more than 50.0% of the aggregate amount of loans and commitments under the Delayed Draw Term Loan Facility (the “Required Delayed Draw Lenders”).

The First Lien Facilities Documentation will contain customary provisions for replacing Defaulting Lenders (the definition of which is to be substantially consistent with, and in any event no less favorable to the Borrower than, the current LSTA model credit agreement provisions), replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the First Lien Facilities will have consented thereto.

The First Lien Facilities Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower may extend commitments and/or outstandings with only the consent of the respective extending Lenders; provided that it is understood that no existing Lender will have any obligation to commit to any such extension.

Defaulting Lender Provisions:	Provisions substantially consistent with, and in any event no less favorable to the Borrower than, the current LSTA model credit agreement provisions as of the Closing Date addressing the failure of a Lender to fund when required, a Lender becoming the subject of an insolvency event or similar events affecting such Lender’s ability to perform its obligations under the First Lien Facilities, including forfeiture (or reallocation) of commitment fees and voting rights and ability of the Issuing Lender to request cash collateral.

Cost and Yield Protection:	Customary provisions protecting the Lenders in the event of prepayment or failure to borrow (funding indemnity), unavailability of funding, capital adequacy and liquidity requirements, and increased costs due to changes in law or regulation after the date of the First Lien Facilities or, if later, the date on which the applicable Lender became a Lender. Payments to be made free and clear of taxes (subject to customary limitations and exceptions, including for withholding under FATCA). Customary protections for increased costs imposed as a result of the Dodd-Frank Act or Basel III will be included.

Expenses:	If the Transactions are consummated and the Closing Date occurs, the Borrower will pay all reasonable, documented and invoiced out-of-pocket costs and expenses of the First Lien Administrative Agent and the Commitment Parties associated with the preparation, due diligence (including third party expenses), administration, amendment, modification, waiver, enforcement and syndication of the First Lien Facilities and First Lien Facilities Documentation (including without limitation the reasonable, documented and invoiced legal fees of a single counsel to the First Lien Administrative Agent (and, solely in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, an additional counsel for each group of affected indemnified persons similarly situated, taken as a whole)), and, if necessary, one local counsel in each relevant material jurisdiction). In addition, the Borrower will reimburse all reasonable, documented and invoiced out-of-pocket costs and expenses of the First Lien Administrative Agent and the Lenders, including, without limitation, the reasonable, documented and invoiced legal fees of a single firm of counsel (and, solely in the case of an actual or perceived conflict of interest, one additional counsel to the affected Lender(s)) and, if necessary, one local counsel in each relevant material jurisdiction, in connection with any enforcement of the First Lien Facilities Documentation.

Indemnification:	The Borrower will indemnify the Commitment Parties, the First Lien Administrative Agent, the Lenders, the Issuing Lender, and their respective affiliates, and the officers, directors, employees, advisors, agents, controlling persons, equityholders, partners, members and other representatives and the respective successors and permitted assigns of each of the foregoing, and hold them harmless from and against, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single counsel for all indemnified parties, taken as a whole, and, if necessary, one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, an additional counsel for each group of affected indemnified persons similarly situated, taken as a whole)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it (i) has been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s affiliates or controlling persons or any of the officers, directors, employees, agents, partners, advisors or other representatives, advisors, or members or other equity holders of any of the foregoing or (B) a material breach of the obligations of such indemnified person or any of such indemnified person’s affiliates or controlling persons or any of the officers, directors, employees, agents, partners, advisors or other representatives, advisors, or members or other equity holders of any of the foregoing under the First Lien Facilities Documentation or (ii) relates to any Proceeding between or among indemnified persons other than (A) claims against the Initial Lenders or their respective affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the First Lien Facilities (excluding their role as a Lender) to the extent such persons are otherwise entitled to indemnification under this paragraph and (B) claims arising out of any act or omission on the part of Holdings, the Borrower or any of their respective subsidiaries.

Governing Law and Forum:	New York.

Counsel to the First Lien Administrative Agent:	Cahill Gordon & Reindel LLP.

ANNEX I to

EXHIBIT C

Interest Rates:

At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin or ABR plus the Applicable Margin.

“Applicable Margin” means with respect to the Initial First Lien Facility and the Delayed Draw Term Loan Facility, initially, 300 basis points in the case of ABR loans and 400 basis points in the case of Adjusted LIBOR loans.

From and after the delivery by the Borrower to the First Lien Administrative Agent of financial statements for the first full fiscal quarter ended after the Closing Date, interest rates under the First Lien Facilities based on the spread over ABR or Adjusted LIBOR, as the case may be, shall be subject to a step down of 25 basis points based upon meeting a First Lien Net Leverage Ratio of 4.25 to 1.00 or less.

The Borrower may elect interest periods of one, two, three or six months (or, if agreed by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings or such other periods as agreed to by the First Lien Administrative Agent to facilitate the alignment of interest payments with other borrowings under the First Lien Facilities or the end of a fiscal or calendar period subject to the First Lien Administrative Agent’s reasonable discretion.

Interest on any Loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of the actual number of days elapsed); provided that interest on ABR loans, when based on the prime rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case, calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Adjusted LIBOR:

“Adjusted LIBOR” means LIBOR, adjusted for statutory reserve requirements.

“LIBOR” means, with respect to the interest period requested, the rate per annum for deposits in U.S. Dollars for the relevant interest period as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) two business days prior to the first day of the interest period; provided, however, if LIBOR is less than zero per the above, then LIBOR shall be zero.

Annex-I-C-1

ABR:

“ABR” means the Alternate Base Rate, which will be the highest of (i) the prime commercial lending rate published by The Wall Street Journal as the “prime rate,” (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the LIBOR Quoted Rate plus 1.0% per annum.

“LIBOR Quoted Rate” means, for any day, Adjusted LIBOR for an interest period of one month as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day; provided, however, if the LIBOR Quoted Rate is less than zero, the LIBOR Quoted Rate shall be zero.

Delayed Draw Term Loan Facility Commitment Fee:	During the period commencing on the Closing Date and ending on the Delayed Draw Commitment Expiration Date, the Borrower will pay the First Lien Administrative Agent for the ratable benefit of the Lenders a commitment fee (the “Delayed Draw Term Loan Commitment Fee”) of (i) accruing from the day that is the sixty-first day from the Closing Date and through the date that is one hundred and twenty days from the Closing Date, a rate of per annum equal to 50% of the Applicable Margin for Adjusted LIBOR loans multiplied by the aggregate unused commitments outstanding under the Delayed Draw Term Loan Facility during such period, (ii) accruing from the day that is the one hundred and twenty-first day from the Closing Date through the Delayed Draw Commitment Expiration Date, a rate of per annum equal to 100% of the Applicable Margin for Adjusted LIBOR loans multiplied by the aggregate unused commitments outstanding under the Delayed Draw Term Loan Facility during such period, which Delayed Draw Term Loan Commitment Fee, in each case, shall cease to accrue on and after Delayed Draw Commitment Expiration Date and shall be due and payable on the Delayed Draw Commitment Expiration Date.

EXHIBIT D

Project Viking

Senior Secured Second Lien Facility

Summary of Principal Terms and Conditions8

Borrower:	Same as the First Lien Facilities.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Second Lien Administrative Agent:	UBS will act as sole and exclusive administrative agent and collateral agent for the Second Lien Facility (in such capacity, the “Second Lien Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower and which syndicate will not include any Disqualified Institutions (together with the Initial Lenders, the “Lenders”).

Lead Arrangers and Bookrunners:	UBS Securities, DBSI and each other applicable Additional Arranger, if any, will each act as a lead arranger and a bookrunner for the Second Lien Facility (collectively, the “Lead Arrangers”) and will perform the duties customarily associated with such roles.

Syndication Agent and Documentation Agent:	The Borrower may designate additional financial institutions, reasonably acceptable to the Lead Arrangers, to act as syndication agent and documentation agent as provided in the Commitment Letter.

Second Lien Facility:	A senior secured second lien term loan facility (the “Second Lien Facility”) in an aggregate principal amount of $350.0 million (the loans thereunder, the “Second Lien Loans”) on the terms and conditions set forth herein (as such amount may, at the option of the Borrower, be increased to fund any “OID,” upfront fees or similar amounts in respect of the Second Lien Facility in connection with the Flex Provisions (as defined in the Term Fee Letter)); provided that (i) if the Specified Acquisition does not close on or prior to the Closing Date and clause (ii) below does not apply the aggregate amount of commitments under the Second Lien Facility shall be reduced by $30.0 million (the “Second Lien Reduction”) (ii) if the

[8]

All capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit D is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple or differing definitions, the appropriate meaning thereof in this Exhibit D will be determined by reference to the context in which it is used. In the event that any such capitalized term used in this Exhibit D is not defined in this Exhibit D or otherwise in the Commitment Letter, such term as used in this Exhibit D shall have meanings no less favorable than the meanings of such term or similar term in the Bank Sponsor Precedent as modified by the Documentation Principles.

Specified Acquisition does not close on or prior to the Closing Date but on or prior to the Closing Date the Company or any of its Restricted Subsidiaries shall have entered into an acquisition agreement or other binding arrangement in respect of the Specified Acquisition and the Initial Borrower reasonably believes that the Specified Acquisition will close on or prior to the 90th day occurring after the Closing Date, the Initial Borrower may elect on the Closing Date to incur the Second Lien Loans that would otherwise be subject to the Second Lien Reduction.

Purpose:	The proceeds of the Second Lien Facility will be made available on the Closing Date (i) to fund a portion of the Acquisition Consideration, (ii) to finance a portion of the Refinancing, (iii) to pay the Transaction Costs and (iv) as additional cash on the balance sheet of the Borrower and its Restricted Subsidiaries and for general corporate purposes of the Borrower and its subsidiaries (including, without limitation, for capital expenditures, acquisitions, Restricted Payments, refinancing of indebtedness and any other transactions not prohibited by the Second Lien Facilities Documentation).

Documentation Principles:	The Facilities Documentation with respect to the Second Lien Facility (the “Second Lien Facility Documentation” and together with the ABL Facility Documentation and the First Lien Facilities Documentation, the “Facilities Documentation”) will be initially prepared by counsel to the Borrower and (a) will be based upon, and in form and substance be substantially the same as, the First Lien Facilities Documentation, except to the extent set forth herein with changes, modifications and cushions that reflect the second lien nature of the Second Lien Facility, (b) will be based on and consistent with the Documentation Principles. The Second Lien Facility Documentation will contain, subject to the First Lien Facilities Documentation and the Intercreditor Agreement, only those payment provisions, conditions to borrowing, mandatory prepayments, representations and warranties, guarantee and collateral provisions, covenants and Events of Default expressly set forth in this Exhibit D, in each case, applicable to the Borrower and its Restricted Subsidiaries (and, where expressly provided in this Exhibit D, to Holdings) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the provisions of this paragraph. Other than set forth herein, the financial definitions and financial ratio definitions in the First Lien Facilities Documentation shall be based on the equivalent definitions of such terms in the Bank Sponsor Precedent, after giving effect to

Documentation Principles. All leverage and ratio calculations shall exclude in any calculation floorplan facility advances or obligations or other inventory financing facility advances or obligations) (other than Revolving Loans) under the ABL Facility. In addition all monetary baskets or thresholds (regardless of whether any such exception, threshold or “basket” specified herein refers to a builder component) will include grower builders based on, at the option of the Borrower as determined prior to the launch of general syndication of the Second Lien Facility, a percentage of consolidated total assets or Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, set at a level at least equal to the initial monetary amount of each such basket or threshold (which level shall be rounded up to the nearest 1.0% interval). It is understood and agreed that to the extent any representations and warranty relating to the Company and/or any of its subsidiaries is made on, or as of, the Closing Date (or prior thereto) and is qualified by or subject to “Material Adverse Effect”, the definition thereof will be “Material Adverse Effect” as defined in the Acquisition Agreement as it applies to such representation and warranty.

Availability:	The Second Lien Loans will be made in a single drawing on the Closing Date. Repayments and prepayments of the Second Lien Loans may not be reborrowed.

Incremental Facilities:	The Second Lien Facility Documentation will permit the Borrower from time to time, on one or more occasions, to add one or more incremental term loan facilities to the Second Lien Facility (each, an “Incremental Second Lien Facility” and, collectively, the “Incremental Second Lien Facilities”) in a principal amount at the time such amount is incurred equal to (a) the sum of (i)(x) the greater of (A) $200.0 million and (B) 100% of Consolidated EBITDA for the then most recently ended period of four fiscal quarters for which financial statements are internally available, calculated on a pro forma basis after giving effect to any acquisition or other transaction consummated in connection therewith less (y) the aggregate principal amount of any Incremental Facility (as defined in Exhibit C) incurred pursuant to clause (a)(i)(x) under the heading “Incremental Facilities” in Exhibit C plus (ii) all voluntary prepayments of the Initial Term Loans, Delayed Draw Term Loans, Second Lien Loans and any Incremental Facilities, Incremental Second Lien Facilities, Incremental Equivalent Debt, Incremental Equivalent Second Lien Debt, Refinancing Term Facilities or Second Lien Refinancing Facilities, in respect thereof and in each case, that are secured on a senior or pari passu basis with the Second Lien Facility and in each case, so long as such prepayment or commitment reduction is effected on or prior to the date of any such incurrence (including all loan buy-backs (whether or not offered to all Lenders) and yank-a-bank payments, with credit given to the principal amount purchased) (other than any such prepayments, repurchases or reductions to the extent funded with the proceeds of long-term indebtedness (other than revolving indebtedness)) (collectively, the “Fixed Incremental Amount”) provided that the amount under clause (i) or (ii) of such Fixed Incremental Amount, as the case may be, shall be reduced (but not to an amount less than 0) by the principal amount of any Incremental Second Lien Facilities or Incremental Equivalent Second Lien Debt incurred in reliance on such clause (i) or (ii) as applicable (so long as such amount is not otherwise reallocated after the date of such incurrence) plus (b)(i) in the case of any Incremental Second Lien Facility to be secured equally and ratably with the Second Lien Facility, the amount that would result in a Secured Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, not exceeding the greater of (x) 6.50:1.00 and (y) if such debt is incurred to finance a Permitted Acquisition or other permitted investment, the Secured Net Leverage Ratio immediately prior to the incurrence of such debt and (ii) in the case of any unsecured Incremental Second Lien Facility or unsecured Incremental Equivalent Second Lien Debt, either (I) the amount that would result in the Total Net Leverage Ratio, calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, not exceeding the greater of (x) 6.50:1.00 and (y) if such debt is incurred to finance a Permitted Acquisition or other permitted investment, the Total Net Leverage Ratio immediately prior to the incurrence of such debt or (II) the amount that would result in the Cash Interest Coverage Ratio (to be defined) calculated on a pro forma basis, after giving effect to any acquisition or other transaction consummated in connection therewith, being not less than the lesser of (x) 2.00:1.00 and (y) if such debt is incurred to finance a Permitted Acquisition or other permitted investment, the Cash Interest Coverage Ratio immediately prior to the incurrence of such debt (clause (b), the “Ratio Incremental Amount”; the sum of the amounts contemplated by clauses (a) and (b), the “Available Incremental Second Lien Facility Amount”).

If the Borrower incurs indebtedness under the Fixed Incremental Amount (and any fixed debt basket) on the same date that it incurs indebtedness under the Ratio Incremental

Amount (or any other ratio debt incurrence basket), then the Secured Net Leverage Ratio or the Total Net Leverage Ratio (or other applicable ratio), as applicable, with respect to the amounts incurred under the Ratio Incremental Amount (or other ratio debt incurrence basket) will be calculated without regard to any incurrence under the Fixed Incremental Amount (and any fixed debt basket but giving full pro forma effect the use of proceeds of the entire amount of the loans and commitments that will be incurred in reliance on each applicable provision and the related transactions). Unless the Borrower elects otherwise, each Incremental Second Lien Facility shall be deemed incurred first as Ratio Incremental Amount to the extent permitted, with the balance incurred under the Fixed Incremental Amount. The Borrower may classify, and may later reclassify, indebtedness incurred under an Incremental Second Lien Facility (or Incremental Equivalent Second Lien Debt) as incurred as a Fixed Incremental Amount, Ratio Incremental Amount, or both, on the date of incurrence and thereafter, to the extent permitted on the date of classification (or the date of any such reclassification).

The availability of the Incremental Second Lien Facilities will be subject solely to the following terms and conditions: (a) no existing Lender will be required to participate in any Incremental Second Lien Facility without its consent; (b) subject to the Limited Condition Provision, no Specified Event of Default under the Second Lien Facility shall have occurred and be continuing or would exist immediately after giving effect thereto; (c) such Incremental Second Lien Facility may, at the discretion of the Borrower, (i) rank pari passu in right of payment with the Second Lien Facility, (ii) be subordinated in right of payment to the Second Lien Facility, (iii) be secured on a pari passu basis with the Second Lien Facility. (iv) be secured on a junior basis to the Second Lien Facility or (v) be unsecured; provided that if subordinated or secured on a junior basis, it may not be incurred under the Second Lien Facility Documentation and any intercreditor or lien subordination arrangements must be reasonably satisfactory to the Second Lien Administrative Agent; (d) the maturity date and the weighted average maturity of such Incremental Second Lien Facility may be no earlier, or shorter, as the case may be, than the maturity date or the weighted average maturity, as applicable, of the Second Lien Facility (subject to exceptions for (i) customary bridge financings, (ii) Incremental Second Lien Facilities and Incremental Equivalent Second Lien Debt in an aggregate amount up to $200.0 million having a maturity date and/or weighted average life that is earlier than, or shorter, as the case may be, than the maturity date or the weighted average maturity, as applicable, of the First Lien Facilities and (iii) Incremental Second Lien Facilities that amortize at a rate of 5.0% or less per annum, the “Inside Maturity Exception”) unless the Lenders are also offered by the Borrower the same percentage amortization prepayment per annum for the corresponding year; provided that, for purposes of this clause (d), each individual Lender will be deemed to have rejected such offer unless such Lender notifies the Administrative Agent that it has accepted such offer within a time period to be agreed after the date of such offer) (this clause (d), the “Maturity Provision”); (e) subject to clause (d) above, the amortization schedules applicable to such Incremental Second Lien Facility will be as determined by the Borrower and the lenders providing such Incremental Second Lien Facility; (f) any fees payable in connection with such Incremental Second Lien Facility will be determined by the Borrower and the arrangers and/or lenders providing such Incremental Second Lien Facility; (g) such Incremental Second Lien Facility may provide for the ability to participate on a pro rata basis or greater or less than pro rata basis in any voluntary or mandatory prepayments of the Second Lien Loans or, in the case of any voluntary prepayments of the Second Lien Loans or any prepayments of Second Lien Loans, participate on a greater than pro rata basis; (h) the interest rate, upfront fees and original issue discount for any term loans under such Incremental Second Lien Facility will be as determined by the Borrower and the lenders providing such Incremental Second Lien Facility; provided that, solely in the case of any broadly syndicated Incremental Second Lien Facility incurred prior to the date that is 12 months after the Closing Date (other than in respect of (A) any Incremental Second Lien Facility originally incurred pursuant to the definition of Fixed Incremental Amount, (B) any Incremental Second Lien Facility that has an outside maturity date at least one year after the maturity date of the Second Lien Facility at the time of incurrence thereof and (C) any Incremental Second Lien Facility in an aggregate principal amount of $200.0 million or less, (D) any Incremental Second Lien Facility being incurred in connection with a Permitted Acquisition or other permitted investment or acquisition and (E) any Incremental Second Lien Facility incurred to refinance indebtedness (including related fees, costs, premiums, accrued interest and expenses) of the Borrower and its Restricted Subsidiaries) if the yield on any such broadly syndicated Incremental Second Lien Facility that is to be secured equally and ratably with the Second Lien Facility denominated in the same currency as such

Incremental Second Lien Facility (taking into account interest margins, minimum Adjusted LIBOR, minimum ABR, upfront fees and OID on such term loans, with upfront fees and OID being equated to interest margins based on an assumed four-year life to maturity, but exclusive of any arrangement, syndication, structuring, commitment or other fees payable in connection therewith) (the “Incremental Second Lien Yield”) (other than, for the avoidance of doubt, any such Incremental Second Lien Facility that is unsecured, subordinated or secured on a junior-lien basis) exceeds the yield on the Second Lien Facility denominated in the same currency as such Incremental Second Lien Facility (determined as provided above), by more than 75 basis points, then the interest margins for such Second Lien Loans incurred under such Second Lien Facility denominated in the same currency as such Incremental Second Lien Facility will automatically be increased to a level such that the yield on such Second Lien Loans will be 75 basis points below the Incremental Second Lien Yield (it being agreed that any increase in yield to any existing facility required due to the application of an Adjusted LIBOR or ABR “floor” on any Incremental Second Lien Facility will be effected solely through an increase in such “floor” (or an implementation thereof, as applicable)) (the “MFN Provision”); (j)(i) may not be guaranteed by any Restricted Subsidiary that is not a Loan Party under the Second Lien Facilities and (ii) to the extent secured, may not be secured by any assets of a Loan Party that do not constitute Collateral (this clause (j), the “Guarantor and Collateral Provision”), and (k) except as otherwise provided in clauses (a) through (j), all other terms of such Incremental Second Lien Facility, if not consistent with the terms of the existing Second Lien Facility (as reasonably determined by the Borrower), will be as agreed between the Borrower and the lenders providing such Incremental Second Lien Facility.

The Borrower may seek commitments in respect of the Incremental Second Lien Facilities from existing Lenders (each of which will be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith; provided that the consent of the Second Lien Administrative Agent (not to be unreasonably withheld, delayed or conditioned) will be required with respect to any such additional lender if such consent would be required under the caption “Assignments and Participations” for an assignment to such additional lender.

The proceeds of Incremental Second Lien Facilities will be used for general corporate purposes of the Borrower and its Restricted Subsidiaries (including for capital expenditures, acquisitions, Restricted Payments, refinancing of indebtedness and any other transaction not prohibited by the Second Lien Facility Documentation).

The Second Lien Loan Facility Documentation will be amended to give effect to any Incremental Second Lien Facility by documentation executed by the Lender or Lenders (or such other persons) making the commitments with respect thereto, the Second Lien Administrative Agent and the Borrower and without the consent of any other existing Lender, including such amendments as may be necessary or advisable to have such facility fungible with the other applicable Second Lien Facility.

In addition, the Borrower may, in lieu of adding Incremental Second Lien Facilities, utilize all or any portion of the Available Incremental Second Lien Facility Amount at any time by issuing or incurring Incremental Equivalent Second Lien Debt.

“Incremental Equivalent Second Lien Debt” means indebtedness in an aggregate principal amount at the time of incurrence thereof not to exceed the then Available Incremental Second Lien Facility Amount consisting of senior secured first lien loans or notes or junior lien loans or notes, subordinated loans or notes or senior unsecured term loans or notes, or any bridge facility, reflecting terms as determined by the Company and providers of such Incremental Equivalent Second Lien Debt; provided that (a) other than in the case of broadly syndicated second lien term loans secured pari passu with the Second Lien Facility, such Incremental Equivalent Second Lien Debt will not be subject to the MFN Provisions, (b) the maturity date of such Incremental Equivalent Second Lien Debt will be no earlier than the maturity date of the Second Lien Facility on the date of incurrence thereof (subject to exceptions for customary bridge financings); provided that this clause will not apply to the Inside Maturity Exception, (c) the weighted average life to maturity of such Incremental Equivalent Second Lien Debt may not be shorter than the remaining weighted average life to maturity of the Second Lien Facility on the date of incurrence thereof (subject to exceptions for customary bridge financings and amortization in an aggregate annual amount of up to 5.0% of the original principal amount incurred) unless the Lenders are also offered by the Borrower the same percentage amortization prepayment per annum for the corresponding year; provided that, for purposes of this clause (c), each individual Lender will be deemed to have rejected such offer unless such Lender notifies the Second Lien Administrative Agent that it has accepted such offer by 11 a.m. three (3) business days (or such longer period which the Borrower agrees) after the date of such offer; provided that this clause will not apply to the Inside Maturity Exception, (d) no Incremental Equivalent Second Lien Debt may be guaranteed by any Restricted Subsidiary that is not a Loan Party under the Second Lien Facility; (e) to the extent secured, no Incremental Equivalent Second Lien Debt may be secured by any assets of a Restricted Subsidiary that do not constitute Collateral and (f) if such Incremental Equivalent Second Lien Debt is secured equally and ratably with the Second Lien Facility or by liens that are junior to the liens securing the Second Lien Facility, such Incremental Equivalent Second Lien Debt will be subject to the Guarantor and Collateral Provisions and intercreditor arrangements to be set forth in the Second Lien Facility Documentation.

Limited Condition Provision:	Substantially the same as the corresponding provisions set forth in Exhibit C to the Commitment Letter.

Refinancing Facilities:	The Second Lien Loan Facility Documentation will permit the Borrower to refinance loans under the Second Lien Facility on substantially the same terms as the First Lien Facilities Documentation (such refinanced loans, a “Second Lien Refinancing Facility”).

Interest Rate and Fees:	As set forth in Annex I to this Exhibit D.

Default Rate:	Upon the occurrence and during the continuance of a Specified Event of Default (as defined in Exhibit B), all overdue principal amounts will bear interest at the applicable interest rate plus 2.0% per annum, and overdue interest and fees shall bear interest at the interest rate applicable to ABR loans (as defined in Annex I to Exhibit B) plus 2.0%, and in each case, shall be payable on demand and shall begin to accrue from the date of such Specified Event of Default.

Final Maturity and Amortization:	The Second Lien Loans will mature on the date that is eight years after the Closing Date (the “Second Lien Maturity Date”); provided that the Second Lien Facility Documentation will provide the right for individual Lenders to agree to extend the maturity date of their outstanding Second Lien Loans upon the request of the Borrower and without the consent of any other Lender (subject to terms and conditions no more restrictive than those set forth in the First Lien Facilities Documentation, including pro rata extension offers open to all Lenders under the applicable tranche of Second Lien Loans subject to extension, but in any event not to be subject to “most favored nation” pricing or minimum extension condition). The Second Lien Loans will not amortize and shall be payable in full on the Second Lien Maturity Date.

Guarantees:	Subject to the Certain Funds Provisions, all obligations of the Borrower under the Second Lien Facility and, to the extent not secured under the ABL Facility or the First Lien Facilities and designated by the Borrower, any obligations with respect to the Hedging/Cash Management Agreements (as defined in Exhibit B) will be unconditionally guaranteed jointly and severally on a senior second lien secured basis by the Guarantors of the First Lien Facilities. Any such guarantees shall rank pari passu in right of payment with the obligations under the guarantees of the First Lien Facilities and all other senior indebtedness of the Guarantors.

Security:

Subject to the limitations set forth below and subject to the Certain Funds Provisions, all obligations of the Borrower and the Guarantors in respect of the Second Lien Facility and all pari passu obligations with respect to the Hedging/Cash Management Arrangements will be secured by a second priority security interest (subject to permitted liens) on the Fixed Asset Collateral (as defined in Exhibit B) securing the First Lien Facilities.

The First Lien Facilities will be secured by a first priority security interest (subject to permitted liens) on the Fixed Asset Collateral.

The ABL Facility will be secured by a third priority security interest (subject to permitted liens) on the Fixed Asset Collateral.

Subject to the limitations set forth below and subject to the Certain Funds Provisions, all obligations of the Borrower and the Guarantors in respect of the Second Lien Facility and all obligations with respect to the Hedging/Cash Management Arrangements will be secured by a third priority security interest (subject to permitted liens) in the Current Asset Collateral (as defined in Exhibit B to the Commitment Letter).

The ABL Facility will be secured by a first priority security interest (subject to permitted liens) on the Current Asset Collateral.

The First Lien Facilities will be secured by a second priority security interest (subject to permitted liens) on the Current Asset Collateral.

Notwithstanding anything to the contrary, the Collateral will exclude the Excluded Assets as referred to in Exhibit B to the Commitment Letter and the security interests securing the Second Lien Facility shall otherwise be subject to the same requirements set forth in the last four paragraphs in the section entitled “Security” in Exhibit B to the Commitment Letter.

Intercreditor Agreement:

The relative rights and priorities in the Collateral for each of the First Lien Facilities and the Second Lien Facility will be set forth in the First Lien/Second Lien Intercreditor Agreement or another intercreditor agreement not materially less favorable to the lenders than the First Lien/Second Lien Intercreditor Agreement.

The relative rights and priorities in the Collateral for each of the First Lien Term Facility, the Second Lien Term Facility and the ABL Facility will be set forth in the ABL/Term Loan Intercreditor Agreement or another intercreditor agreement not materially less favorable to the lenders than the ABL/Term Loan Intercreditor Agreement.

Mandatory Prepayments:

Subject to the First Lien/Second Lien Intercreditor Agreement and the First Lien Facilities Documentation, substantially the same as the First Lien Facilities (but limited to those mandatory prepayments) provided that no mandatory prepayments under the Second Lien Facility (other than from First Lien Declined Amounts (as defined below)) shall be required until after the First Lien Facilities and the debt secured on a pari passu basis with the First Lien Facilities have been paid in full.

Any prepayment amount declined (such amount, a “First Lien Declined Amount”) by a Declining Lender under the First Lien Facilities must be offered to prepay the Second Lien Loans. Any prepayment amount declined by both the Lenders under the First Lien Facilities and the Lenders under the Second Lien Facility may be retained by the Borrower.

Voluntary Prepayments:	Voluntary prepayments of loans under the Second Lien Facility and any Incremental Second Lien Facilities will be permitted at any time, in minimum principal amounts not greater than those set forth in the Bank Sponsor Precedent, without premium or penalty (except, in the case of the Second Lien Facility, as provided below), subject to reimbursement of the Lenders’ usual and customary breakage costs (excluding loss of profit) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Voluntary prepayments, mandatory prepayments from the incurrence of non-permitted indebtedness or from any Second Lien Refinancing Facility or any repricing events of Second Lien Loans (which shall be defined consistently with the First Lien Facilities Documentation) (excluding any transaction that would, if consummated, constitute a change of control, initial public offering, or Transformative Event) will be subject to the following premiums:

(a) If such prepayment or repricing event is made or occurs after the Closing Date, but prior to the first anniversary of the Closing Date, an amount equal to 2.00% of the principal amount of such prepayment or repricing.

(b) If such prepayment or repricing event is made or occurs on or after the first anniversary of the Closing Date, but prior to the second anniversary of the Closing Date, an amount equal to 1.00% of the principal amount of such prepayment or repricing.

(c) If such prepayment or repricing event is made or occurs on or after the second anniversary of the Closing Date, there shall be no premium.

All voluntary prepayments of loans under the Second Lien Facility and any Incremental Second Lien Facilities will be applied among the tranches as directed by the Borrower (or, in the case of no direction, pro rata among the tranches) and within a tranche as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Representations and Warranties:	Limited to those set forth in Exhibit C with respect to the First Lien Facilities with appropriate modifications to reflect the second lien status of the Second Lien Facility.

Conditions to Borrowings:	The availability of borrowings under the Second Lien Facility will be subject solely to the applicable conditions set forth in Section 6 (including by reference to Exhibit E) of the Commitment Letter.

Affirmative Covenants:	Limited to those set forth in Exhibit C with respect to the First Lien Facilities, with appropriate modifications to reflect the second lien status of the Second Lien Facility.

Negative Covenants:	Limited to those set forth in Exhibit C with respect to the First Lien Facilities, with (i) appropriate modifications to reflect the second lien status of the Second Lien Facility, (ii) cushions on the monetary and percentage of Consolidated EBITDA or consolidated total asset grower baskets and other thresholds in the Second Lien Documentation of 25% to the monetary and percentage of Consolidated EBITDA or consolidated total asset grower baskets, ratios and other thresholds in the First Lien Documentation and (iii) cushions on any ratios in Second Lien Documentation of 0.25x to the ratios in the First Lien Documentation.

Financial Covenant:	None.

Unrestricted Subsidiaries:	Substantially the same as the corresponding provisions set forth in Exhibit C with respect to the First Lien Facilities.

Events of Default:	Limited to those set forth in Exhibit C with respect to the First Lien Facilities, with (a) appropriate modifications to reflect the second lien status of the Second Lien Facility, (b) cushions on the thresholds in the Second Lien Documentation of 25% to the thresholds in the First Lien Documentation and (c) cross acceleration (not cross default) to the First Lien Facilities and ABL Facility and other debt secured on a pari passu basis with the First Lien Facilities and ABL Facility.

Assignments and Participations:	Substantially the same as the corresponding provisions set forth in Exhibit C with respect to the First Lien Facilities.

Voting:	Subject to the provisions of the Intercreditor Agreement, substantially the same as the corresponding provisions set forth in Exhibit C with respect to the First Lien Facilities.

Cost and Yield Protection:	Substantially the same as the corresponding provisions set forth in Exhibit C with respect to the First Lien Facilities.

Expenses:	Substantially the same as the corresponding provisions set forth in Exhibit C with respect to the First Lien Facilities.

Indemnification:	Substantially the same as the corresponding provisions set forth in Exhibit C with respect to the First Lien Facilities.

Governing Law and Forum:	New York

Counsel to the Second Lien Administrative Agent:	Cahill Gordon & Reindel LLP.

ANNEX I to

EXHIBIT D

Interest Rates:

At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin or ABR plus the Applicable Margin.

“Applicable Margin” means 675 basis points in the case of ABR loans and 775 basis points in the case of Adjusted LIBOR loans.

The Borrower may elect interest periods of one, two, three or six months (or, if agreed by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings or such other periods as agreed to by the Second Lien Administrative Agent to facilitate the alignment of interest payments with other borrowings under the Second Lien Facility or the end of a fiscal or calendar period subject to the Second Lien Administrative Agent’s reasonable discretion.

Interest on any Second Lien Loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of the actual number of days elapsed); provided that interest on ABR loans, when based on the prime rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case, calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Annex-I-D-1

EXHIBIT E

Project Viking

Summary of Additional Conditions9

The initial borrowings under the Facilities will be subject only to the satisfaction (or waiver by the Lead Arrangers) of the conditions set forth in Section 6 of the Commitment Letter and the following additional conditions:

1. Confirmation by Acquisition Sub that the Acquisition (including, for the avoidance of doubt, the Tender Offer and the Merger) has been consummated, or will be consummated substantially concurrently with the initial borrowing under one or more Facilities, in each case, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments or waivers permitted by this paragraph. The Acquisition Agreement shall not have been amended or waived or modified by you in a manner materially adverse to the Lenders, in their capacity as such, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that (a) any reduction in the purchase price under the Acquisition Agreement (or amendment, waiver or modification to the Acquisition Agreement related thereto) will be deemed not to be materially adverse to the Lenders so long as such reduction is allocated (i) first, to reduce the amount of the Equity Contribution to the extent it exceeds the minimum amount set forth in paragraph (b) of Exhibit A and (ii) second, unless the Lead Arrangers otherwise consent, to reduce (A) the amount of funded debt on the Closing Date under the Initial First Lien Facility and Second Lien Facility and (B) the Equity Contribution on a pro rata basis, (b) any increase in the purchase price will be deemed to be not materially adverse to the Lenders so long as such increase is funded by an increase in the Equity Contribution, (c) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Commitment Parties will not otherwise constitute an amendment, modification or waiver and (d) any amendment, modification or waiver to (i) the definitions of “Material Adverse Effect” and “Minimum Condition” that reduces the Minimum Condition or (ii) the Acquisition Agreement with respect to compliance in all material respects with the rules and regulations promulgated under the Exchange Act governing tender offers or Section 251(h) of the DGCL, in each case, in the Acquisition Agreement will be deemed materially adverse to the interests of the Lenders.

2. Confirmation from you that the Equity Contribution shall have been consummated or will be consummated substantially simultaneously with, or prior to, the initial borrowings under one or more Facilities in at least the amount set forth in Exhibit A to the Commitment Letter (as reduced by paragraph 1 above). Confirmation from you that the Refinancing shall have been consummated, or will be consummated substantially simultaneously with, or prior to, the initial borrowing under one or more Facilities.

[9]

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple or differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.

3. The Lead Arrangers shall have received (a) to the extent received by you pursuant to the Acquisition Agreement (i) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter, if any, ended after December 31, 2017 (other than the fourth fiscal quarter of the Company) and at least 45 days prior to the date of consummation of the Acquisition (the “Acquisition Date”) (and the Lead Arrangers hereby acknowledge receipt of the foregoing for the fiscal quarters ended March 31, 2018, June 30, 2018, and September 30, 2018 as of the date hereof) and (ii) audited consolidated balance sheets and related statements of income and cash flows of the Company, in each case, for the two fiscal years most recently ended at least 90 days before the Acquisition Date (and the Lead Arrangers hereby acknowledge receipt of the foregoing for the fiscal years ended December 31, 2016 and December 31, 2017 as of the date hereof), and (b) a pro forma consolidated balance sheet of the Company as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered to satisfy the conditions set forth in the preceding clause (a)(i) or (a)(ii), as applicable, and income statement for the four-quarter period then ended, in each case, giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); provided, that no financial statement or pro forma financial statement will be required to (i) be prepared in compliance with Regulation S-X of the Securities Act of 1933 or (ii) include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board accounting Standards Certification 805, Business Combinations (formerly SFAS 141R)).

4. All documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including without limitation PATRIOT Act and Beneficial Ownership Certificates), as has been reasonably requested in writing by the Administrative Agents and the Lead Arrangers at least ten business days prior to the Acquisition Date will be provided not later than the date that is three business days prior to the Acquisition Date.

5. Payment of all fees required to be paid to the Lenders, Lead Arrangers or the Administrative Agents pursuant to the Fee Letters, as applicable, and reasonable (and reasonably documented) out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced in reasonable detail at least five business days prior to the Closing Date.

6. The Lead Arrangers shall have received the following (collectively, the “Closing Deliverables”), in each case, subject to the Certain Funds Provisions: (i) execution and delivery by the Borrower, Holdings and the other Guarantors of guarantee agreements and security agreements (pursuant to which security agreement a lien is granted on the Collateral in favor of the applicable Administrative Agent for the benefit of the Lenders and other secured parties under the ABL Facility, the First Lien Facilities and the Second Lien Facility, as applicable, and each such applicable Administrative

Agent is authorized to file customary UCC-1 financing statements with respect thereto) relating to the ABL Facility, the First Lien Facilities and the Second Lien Facility, in each case, initially prepared by your counsel in accordance with the Term Sheets, (ii) in the case of any pledge of stock of any Loan Party (other than Holdings) whose equity interests constitute Collateral, to the extent received by Holdings or the Initial Borrower prior to the Closing Date, delivery to the First Lien Administrative Agent of any applicable stock certificates with customary stock powers executed in blank (with delivery of any such certificates on or prior to the Closing Date to be required in accordance with the Certain Funds Provisions) and (iii) with respect to the ABL Facility, you will have used commercially reasonable efforts to deliver (x) customary inventory appraisals and field exams with respect to Collateral included in the Borrowing Base not later than the Closing Date (it being understood that you will not be required to deliver a field exam or any such inventory appraisal until 90 days (or such longer period of time as the ABL Administrative Agent may agree in its sole discretion) after the Closing Date) and (y) a borrowing base certificate prepared as of the last day of the last month ended at least 20 business days prior to the Acquisition Date; provided that if a field exam and/or inventory appraisal has not been completed prior to the Acquisition Date, such borrowing base certificate will be based upon the most recently delivered borrowing base certificate under the Existing ABL Agreement and delivery of the borrowing base certificate most recently delivered pursuant to the Existing ABL Agreement will be deemed to satisfy the condition in this clause (y). In addition, the Lead Arrangers shall have received customary legal opinions from your counsel, customary evidence of authorization with respect to any of your officers executing the Facilities Documentation, organizational documents and good standing certificates (to the extent applicable) from you in your jurisdiction of organization, a customary secretary’s and officer’s certificate from Acquisition Sub, a customary borrowing notice (which may be delivered on or prior to the Closing Date), and a solvency certificate delivered by Holdings or the Initial Borrower substantially in the form set forth in Annex I to this Exhibit E.

7. Since the date of the Acquisition Agreement, there shall not have occurred and be continuing any event, occurrence, change, development, violation, inaccuracy, fact, circumstance or other matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement) that would result in the failure of a condition precedent to your obligations under the Acquisition Agreement.

ANNEX I to

EXHIBIT E

Form of Solvency Certificate

SOLVENCY CERTIFICATE

of

THE BORROWER

AND ITS SUBSIDIARIES

Pursuant to [each of the Credit Agreements]11, the undersigned hereby certifies, solely in such undersigned’s capacity as [applicable officer title] of [●] (the “Borrower”), and not in the undersigned’s individual or personal capacity and without personal liability, that, to his or her knowledge:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under each Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreements, as applicable.

[11]	Credit Agreements to be defined and to include each of the Facilities.

Annex I-E-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [applicable officer title] of the Borrower, on behalf of the Borrower, and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

[●]

By:
Name:
Title: